Exhibit 10.5

REVOLVING CREDIT AND

SECURITY AGREEMENT AND GUARANTY

PNC BANK, NATIONAL ASSOCIATION

(AS AGENT)

THE LENDERS FROM TIME TO TIME PARTY HERETO

WITH

VIANT TECHNOLOGY LLC,

VIANT US LLC

ADELPHIC LLC

AND

MYSPACE LLC

(AS BORROWERS)

AND

THE PERSONS FROM TIME TO TIME PARTY HERETO AS GUARANTORS

OCTOBER 31, 2019

	3.10.	Taxes	69
	3.11.	Mitigation; Replacement of Lenders	71

IV.	COLLATERAL: GENERAL TERMS		72

	4.1.	Security Interest in the Collateral	72
	4.2.	Perfection of Security Interest	73
	4.3.	Preservation of Collateral	74
	4.4.	Ownership and Location of Collateral	74
	4.5.	Defense of Agent’s and Lenders’ Interests	75
	4.6.	Inspection of Premises	75
	4.7.	[Reserved].	75
	4.8.	Receivables; Deposit Accounts and Securities Accounts	75
	4.9.	Inventory	79
	4.10.	Maintenance of Equipment	79
	4.11.	Exculpation of Liability	79
	4.12.	Financing Statements	79
	4.13.	Investment Property Collateral	79

V.	REPRESENTATIONS AND WARRANTIES.		80

	5.1.	Authority	81
	5.2.	Formation and Qualification; Subsidiaries	81
	5.3.	[Reserved]	82
	5.4.	Tax Returns	82
	5.5.	Financial Statements; Material Adverse Effect	82
	5.6.	Entity Names	82
	5.7.	O.S.H.A.; Environmental Compliance; Flood Insurance	83
	5.8.	Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance	83
	5.9.	Patents, Trademarks, Copyrights and Licenses	85
	5.10.	Licenses and Permits	86
	5.11.	Default of Indebtedness	86
	5.12.	No Default	86
	5.13.	No Burdensome Restrictions	86
	5.14.	No Labor Disputes.	86
	5.15.	Margin Regulations	86
	5.16.	Investment Company Act	86
	5.17.	Disclosure	86
	5.18.	[Reserved]	87
	5.19.	Delivery of Subordinated Indebtedness Documents	87
	5.20.	Delivery of Closing Date Acquisition Agreement	87
	5.21.	Swaps	87
	5.22.	Business and Property of Loan Parties	87
	5.23.	Ineligible Securities	87
	5.24.	Federal Securities Laws	87
	5.25.	Equity Interests; Certificate of Beneficial Ownership	87
	5.26.	Commercial Tort Claims	88

	5.27.	Letter of Credit Rights	88
	5.28.	Material Contracts	88

VI.	AFFIRMATIVE COVENANTS.		88

	6.1.	Compliance with Laws	88
	6.2.	Conduct of Business and Maintenance of Existence and Assets	89
	6.3.	Books and Records	89
	6.4.	Payment of Taxes	89
	6.5.	Fixed Charge Coverage Ratio	89
	6.6.	Insurance	90
	6.7.	Payment of Indebtedness and Leasehold Obligations	92
	6.8.	Environmental Matters	92
	6.9.	Standards of Financial Statements	93
	6.10.	Federal Securities Laws	93
	6.11.	Execution of Supplemental Instruments	93
	6.12.	[Reserved]	93
	6.13.	Government Receivables	93
	6.14.	Keepwell	93
	6.15.	Post-Closing Deliveries	94
	6.16.	Certificate of Beneficial Ownership and Other Additional Information	94

VII.	NEGATIVE COVENANTS.		95

	7.1.	Merger, Consolidation, Acquisition and Sale of Assets	95
	7.2.	Creation of Liens	97
	7.3.	Guarantees	97
	7.4.	Investments	97
	7.5.	Loans	97
	7.6.	Capital Expenditures	98
	7.7.	Dividends	98
	7.8.	Indebtedness	98
	7.9.	Nature of Business	98
	7.10.	Transactions with Affiliates	98
	7.11.	Leases	99
	7.12.	Subsidiaries	99
	7.13.	Fiscal Year and Accounting Changes	99
	7.14.	Pledge of Credit	99
	7.15.	Amendment of Certain Documents	99
	7.16.	Compliance with ERISA	100
	7.17.	Prepayment of Indebtedness	100
	7.18.	Subordinated Indebtedness	101
	7.19.	Sale and Leaseback	101
	7.20.	Membership / Partnership Interests	101
	7.21.	No Burdensome Restrictions	101
	7.22.	Limitation on Issuances of Equity Interests	102
	7.23.	Investment Company Act of 1940	102

VIII.	CONDITIONS PRECEDENT.		102

	8.1.	Conditions to Initial Advances	102
	8.2.	Conditions to Each Advance	106

IX.	INFORMATION AS TO LOAN PARTIES.		106

	9.1.	Disclosure of Material Matters	106
	9.2.	Schedules	106
	9.3.	Environmental Reports	107
	9.4.	Litigation	108
	9.5.	Material Occurrences	108
	9.6.	Government Receivables	108
	9.7.	Annual Financial Statements	108
	9.8.	Quarterly Financial Statements	109
	9.9.	Monthly Financial Statements	109
	9.10.	Other Reports	109
	9.11.	Additional Information	109
	9.12.	Projected Operating Budget	110
	9.13.	Variances From Operating Budget	110
	9.14.	Notice of Suits, Adverse Events	110
	9.15.	ERISA Notices and Requests	110
	9.16.	Additional Documents	111
	9.17.	Updates to Certain Schedules, etc	111
	9.18.	Financial Disclosure	111

X.	EVENTS OF DEFAULT.		111

	10.1.	Nonpayment	111
	10.2.	Breach of Representation	111
	10.3.	Financial Information	112
	10.4.	Judicial Actions	112
	10.5.	Noncompliance	112
	10.6.	Judgments	112
	10.7.	Insolvency	112
	10.8.	[Reserved]	112
	10.9.	Lien Priority	113
	10.10.	Subordinated Indebtedness Default	113
	10.11.	Cross Default	113
	10.12.	Change of Control	113
	10.13.	Invalidity	113
	10.14.	Seizures	113
	10.15.	[Reserved]	113
	10.16.	Pension Plans	113
	10.17.	Anti-Money Laundering/International Trade Law Compliance	114

XI.	AGENT’S AND LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.		114

	11.1.	Rights and Remedies	114

v

	11.2.	Agent’s Discretion	117
	11.3.	Setoff	117
	11.4.	Rights and Remedies not Exclusive	117
	11.5.	Allocation of Payments After Event of Default	117

XII.	WAIVERS AND JUDICIAL PROCEEDINGS.		119

	12.1.	Waiver of Notice	119
	12.2.	Delay	119
	12.3.	Jury Waiver	119

XIII.	EFFECTIVE DATE AND TERMINATION.		119

	13.1.	Term	119
	13.2.	Termination	120

XIV.	REGARDING AGENT.		120

	14.1.	Appointment	120
	14.2.	Nature of Duties	120
	14.3.	Lack of Reliance on Agent	121
	14.4.	Resignation of Agent; Successor Agent	121
	14.5.	Certain Rights of Agent	122
	14.6.	Reliance	122
	14.7.	Notice of Default	122
	14.8.	Indemnification	122
	14.9.	Agent in its Individual Capacity	123
	14.10.	Delivery of Documents	123
	14.11.	Loan Parties’ Undertaking to Agent	123
	14.12.	No Reliance on Agent’s Customer Identification Program	123
	14.13.	Other Agreements	123

XV.	BORROWING AGENCY.		124

	15.1.	Borrowing Agency Provisions	124
	15.2.	Waiver of Subrogation	124
	15.3.	Common Enterprise	125

XVI.	MISCELLANEOUS.		125

	16.1.	Governing Law	125
	16.2.	Entire Understanding	126
	16.3.	Successors and Assigns; Participations; New Lenders	129
	16.4.	Application of Payments	131
	16.5.	Indemnity	131
	16.6.	Notice	132
	16.7.	Survival	134
	16.8.	Severability	135
	16.9.	Expenses	135
	16.10.	Injunctive Relief	135

	16.11.	Consequential Damages	135
	16.12.	Captions	136
	16.13.	Counterparts; Facsimile Signatures	136
	16.14.	Construction	136
	16.15.	Confidentiality; Sharing Information	136
	16.16.	Publicity	136
	16.17.	Certifications From Banks and Participants; USA PATRIOT Act	137
	16.18.	Anti-Terrorism Laws	137
	16.19.	Agent and Lenders Not Fiduciaries	138
	16.20.	Concerning Joint and Several Liability of Borrowers	138

XVII.	GUARANTY.		140

	17.1.	Guaranty of Obligations	140
	17.2.	Waivers	141
	17.3.	Repayment or Recovery	143
	17.4.	Enforceability of Obligations	143
	17.5.	[Reserved]	144
	17.6.	Subrogation and Subordination	144

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit B-1	Borrowing Base Certificate
Exhibit C-1	Compliance Certificate
Exhibit F-1	Financial Condition Certificate
Exhibit P-1	Projections Certificate
Exhibit 2.1(a)	Revolving Credit Note
Exhibit 2.4(a)	Swing Loan Note
Exhibit 16.3	Commitment Transfer Supplement

Schedules

Schedule P-1	Permitted Encumbrances
Schedule P-2	Permitted Investments
Schedule S-1	Subsidiary Stock
Schedule 4.4	Equipment and Inventory Locations; Place of Business, Chief Executive Office, Real Property
Schedule 4.8(j)	Deposit and Investment Accounts
Schedule 5.1	Consents
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries and Equity Holders
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.7	O.S.H.A.; Environmental Compliance
Schedule 5.8(b)(i)	Litigation
Schedule 5.8(b)(ii)	Indebtedness
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property
Schedule 5.14	Labor Disputes
Schedule 5.25	Equity Interests
Schedule 5.26	Commercial Tort Claims
Schedule 5.27	Letter of Credit Rights
Schedule 5.28	Material Contracts

Exhibit 10.5

REVOLVING CREDIT AND

SECURITY AGREEMENT AND GUARANTY

Revolving Credit and Security Agreement and Guaranty, dated as of October 31, 2019, among VIANT TECHNOLOGY LLC, a Delaware limited liability company (“Viant”), each other Person which is now or which hereafter becomes a party to this Agreement as a Borrower, each other Person from time to time joined as a party to this Agreement as a Guarantor, the persons which are now or which hereafter become a party hereto as lenders (collectively, the “Lenders” and each individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for the Lenders (in such capacity, and together with its successors and assigns in such capacity, “Agent”).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Loan Parties, Lenders and Agent hereby agree as follows:

I. DEFINITIONS.

1.1. Accounting Terms. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined shall have the respective meanings given to them under GAAP. If there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any covenant contained in this Agreement or the definition of any term defined under GAAP used in such calculations, Agent, Lenders and Borrowers shall negotiate in good faith to amend the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Agent, Lenders and Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date, provided, that, until any such amendments have been agreed upon, the covenants in this Agreement shall be calculated as if no such change in GAAP had occurred and Loan Parties shall provide additional financial statements or supplements thereto, attachments to Compliance Certificates and/or calculations regarding financial covenants as Agent may reasonably require in order to provide the appropriate financial information required hereunder with respect to Loan Parties both reflecting any applicable changes in GAAP and as necessary to demonstrate compliance with the financial covenants before giving effect to the applicable changes in GAAP. Any lease that was treated as an operating lease under GAAP at the time it was entered into that later becomes a capital lease as a result of a change in GAAP during the life of such lease, including any renewals, and any lease entered into after the date of this Agreement that would have been considered an operating lease under the provisions of GAAP in effect as of December 31, 2018, in each case, shall be treated as an operating lease for all purposes under this Agreement.

1.2. General Terms. For purposes of this Agreement the following terms shall have the following meanings:

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Acquisition” shall mean (a) the purchase or other acquisition of all or substantially all of the assets of (or any division or business line of) any other Person or (b) the purchase or other acquisition (whether by means of a merger, consolidation or otherwise) of all or substantially all of the Equity Interests of any other Person.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Agent.

“Advance Rates” shall mean the percentages specified in Section 2.1(a)(y)(i) and (ii) hereof.

“Advances” shall mean and include the Revolving Advances, Letters of Credit, the Swing Loans and any other advances made hereunder.

“Affected Lender” shall have the meaning set forth in Section 3.11 hereof.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns in such capacity.

“Agreement” shall mean this Revolving Credit and Security Agreement and Guaranty, as the same may be amended, amended and restated, replaced, extended, supplemented and/or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Base Rate in effect on such day, (b) the sum of the Overnight Bank Funding Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful. Any change in the Alternate Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

“Alternate Source” shall have the meaning set forth in the definition of Overnight Bank Funding Rate.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Applicable Law” shall mean all Laws applicable to the Person, conduct, transaction, covenant, other document or contract in question, including all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Applicable Margin” shall mean,

(a) from the Closing Date through and including December 31, 2020, (i) an amount equal to two percent (2.00%) for (A) Revolving Advances consisting of Domestic Rate Loans, and (B) Swing Loans, and (ii) an amount equal to four percent (4.00%) for Revolving Advances consisting of LIBOR Rate Loans;

(b) commencing as of January 1, 2021 and continuing on the first day of each fiscal quarter thereafter, based on the Average Undrawn Availability for the most recently ended fiscal quarter, (i) for Revolving Advances consisting of Domestic Rate Loans and Swing Loans, the applicable percentage specified below as the Applicable Margin for Domestic Rate Loans that are Revolving Advances and for Swing Loans that corresponds to such amount of Average Undrawn Availability, and (ii) for Revolving Advances consisting of LIBOR Rate Loans, the applicable percentage specified below as the Applicable Margin for LIBOR Rate Loans that are Revolving Advances that corresponds to such amount of Average Undrawn Availability.

LEVEL	AVERAGE UNDRAWN AVAILABILITY	APPLICABLE MARGIN FOR REVOLVING ADVANCES AND SWING LOANS CONSISTING OF DOMESTIC RATE LOANS	APPLICABLE MARGIN FOR REVOLVING ADVANCES CONSISTING OF LIBOR RATE LOANS
I	≥ the greater of $20,000,000 and 50% of the Maximum Revolving Advance Amount	1.50%	3.50%
II	< the greater of $20,000,000 and 50% of the Maximum Revolving Advance Amount but ≥ the greater of $5,000,000 and 10% of the Maximum Revolving Advance Amount	1.75%	3.75%
III	< the greater of $5,000,000 and 10% of the Maximum Revolving Advance Amount	2.25%	4.25%

Notwithstanding anything to the contrary contained herein, no downward adjustment in any Applicable Margin shall be made on any date as of which any Event of Default has occurred and is continuing. Any increase in interest rates and/or other fees payable by Borrowers under this Agreement and the Other Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates and/or other fees resulting from the occurrence of any Event of Default and/or the effectiveness of the Default Rate provisions of Section 3.1 hereof or the default fee rate provisions of Section 3.2 hereof.

“Application Date” shall have the meaning set forth in Section 2.8(b) hereof.

“Approvals” shall have the meaning set forth in Section 5.7(b) hereof.

“Approved Electronic Communication” shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, E-Fax, the Credit Management Module of PNC’s PINACLE® system, or any other equivalent electronic service agreed to by Agent, whether owned, operated or hosted by Agent, any Lender, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Agent pursuant to this Agreement or any Other Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Agent specifically instructs a Person to deliver in physical form.

“Asserted Indemnification Claim” shall mean any matters or circumstances for which notice has been furnished to, demand has been made upon, or asserted against the Agent or any Secured Party, in writing, that are subject to the indemnity provisions of this Agreement and/or the Other Documents and that the Agent has determined could reasonably and in good faith be expected to result in direct or actual damages and expenses to the Agent or any applicable Secured Party, including, without limitation, the anticipated reasonable out-of-pocket fees and expenses of legal counsel and other professionals.

“Authorized Officer” of a Person shall mean the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, or Executive Vice President—Finance of such Person (a) with respect to whom Agent has completed all required “know your customer” regulatory compliance and background checks have been completed and the results thereof are satisfactory to Agent in its sole discretion and (b) whose incumbency has been certified to Agent.

“Availability Block” shall mean $5,000,000; provided, however, the Availability Block shall be reduced to $0 if, as of the date that Agent has received and completed a satisfactory review of the audited financial statements referred to in and required by Section 9.7 for the Loan Parties’ fiscal year 2019 or the unaudited financial statements referred to in and required by Section 9.8 for the Loan Parties fiscal quarter ending March 31, 2020, (i) the Loan Parties on a Consolidated Basis have achieved EBITDA of not less than $14,000,000 for the four quarter period ended December 31, 2019 or for the four quarter period ending March 31, 2020, and (ii) the Loan Parties have had during the five (5) Business Day period ending on such date of determination, average

Liquidity of not less than $10,000,000; provided, further, that, for the purpose of the release of the Availability Block in accordance with the terms of this definition, the existence of the Availability Block shall be ignored for purposes of the determination of the Formula Amount.

“Average Undrawn Availability” means, with respect to any quarter, the sum of the aggregate amount of Undrawn Availability for each day for such quarter (calculated as of the end of each respective day) divided by the number of days in such quarter.

“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Beneficial Owner” shall mean, for each Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of such Borrower’s Equity Interests; and (b) a single individual with significant responsibility to control, manage, or direct such Borrower.

“Benefited Lender” shall have the meaning set forth in Section 2.6(f) hereof.

“Blocked Account Bank” shall have the meaning set forth in Section 4.8(h) hereof. “Blocked Accounts” shall have the meaning set forth in Section 4.8(h) hereof.

“Borrower” or “Borrowers” shall mean Viant, each Person signatory hereto as a Borrower, and each other Person from time to time joined as a party to this Agreement as a borrower, and all permitted successors and assigns of such Persons.

“Borrowers’ Account” shall have the meaning set forth in Section 2.10 hereof.

“Borrowing Agent” shall mean Viant.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit B-1 hereto duly executed by an Authorized Officer of the Borrowing Agent and delivered to the Agent, appropriately completed, by which such Authorized Officer shall certify to Agent the Formula Amount and calculation thereof as of the date of such certificate.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by Law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day relates to any LIBOR Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean all expenditures which, in accordance with GAAP, would be classified as capital expenditures, including the principal payment amounts of Capitalized Lease Obligations; provided, however, such expenditures shall not include software development costs and data acquisition costs.

“Capitalized Lease Obligation” shall mean, with respect to any Person, any Indebtedness of such Person represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Dominion Event” shall mean the occurrence of a date when (a) for any date of determination (i) Undrawn Availability, for five (5) consecutive Business Days, shall have been less than 10% of the Maximum Revolving Advance Amount, or (b) an Event of Default has occurred and is continuing; provided, however, such Cash Dominion Event shall cease to exist upon the occurrence of the first date thereafter when (x), in the case of clause (a) above, Undrawn Availability for thirty (30) consecutive days shall have been equal to or greater than 10% of the Maximum Revolving Advance Amount, or (y) in the case of clause (b) above, such Event of Default has been cured or waived in writing by the Lenders required to waive such Event of Default.

“Cash Equivalents” shall mean (a) obligations issued or guaranteed by the United States of America or any agency thereof; (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating); (c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency; (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof; and (e) in the case of any Foreign Subsidiary, (i) such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the Ordinary Course of Business and (ii) investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (d) customarily utilized in countries in which such Foreign Subsidiary operates for short-term cash management purposes.

“Cash Management Liabilities” shall have the meaning provided in the definition of “Cash Management Products and Services.”

“Cash Management Products and Services” shall mean agreements or other arrangements under which Agent or any Affiliate of Agent provides any of the following products or services to any Loan Party: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards; (e) ACH transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, and interstate depository network services. The indebtedness, obligations and liabilities of any Loan Party to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “Cash Management Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under each Guaranty and secured obligations under each Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of each of the Other Documents. The Liens securing the Cash Management Products and Services shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5.

“CEA” shall mean the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Certificate of Beneficial Ownership” shall mean, for each Borrower, a certificate in form and substance acceptable to Agent (as amended or modified by Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of such Borrower.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Debt” shall mean, with respect to any Loan Party, any Indebtedness or Receivables owed by any CFC to any such Loan Party, or treated as owed to any such Loan Party, for U.S. federal income tax purposes.

“CFTC” shall mean the Commodity Futures Trading Commission.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean: (a) the occurrence of any event (whether in one or more transactions) which results in a transfer of control of Viant to a Person other than Permitted Holders, (b) the occurrence of any event (whether in one or more transactions) which results in Permitted Holders failing to own more than fifty-one percent (51%), directly or indirectly, free and clear of any Liens, of the Equity Interests (on a fully diluted basis) of Viant, (c) the occurrence of any event (whether in one or more transactions) which results in Viant failing, directly or indirectly through another Loan Party to own one hundred (100%) percent of the Equity Interests (on a fully diluted basis) of each other Loan Party, (e) the office of Chief Executive Officer of Borrowers shall cease to be held by either Tim Vanderhook or Chris Vanderhook; provided, however, if both Tim Vanderhook and Chris Vanderhook are deceased or are incapacitated then no Change of Control shall be deemed to occur under this clause (e) so long as, within ninety (90) days of such cessation Borrowers shall have engaged a replacement Chief Executive Officer who is acceptable to Agent as evidenced by written consent (such consent not to be unreasonably withheld or delayed); (f) any merger, consolidation or sale of substantially all of the property or assets of any Loan Party or Subsidiary thereof which is not permitted under this Agreement; or (g) the occurrence of any “change of control” or similar event which results in (i) the acceleration or mandatory prepayment, in whole or in part, of any Subordinated Indebtedness or any other Indebtedness of any Loan Party having a then-outstanding principal balance of $1,000,000 or more or (ii) the mandatory redemption, or any other similar payment becoming due and payable, with respect to the Equity Interests of Viant. For purposes of this definition, “control of any Person shall mean the power, direct or indirect (x) to elect a majority of the board of directors (or other similar governing body) of such Person, and (y) to direct or cause the direction of the management and policies of such Person by contract or otherwise.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, any Loan Party or any of its Affiliates.

“CIP Regulations” shall have the meaning set forth in Section 14.12 hereof.

“Closing Date” shall mean October 31, 2019.

“Closing Date Acquisition” shall mean the transactions contemplated by the Closing Date Acquisition Agreement.

“Closing Date Acquisition Agreement” shall mean that certain Unit Repurchase Agreement including all exhibits and schedules thereto, dated as of September 15, 2019, by and among Viant Technology Holding Inc., Viant and the other parties thereto.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include all right, title and interest of each Loan Party in all of the following property and assets of such Loan Party, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located:

(a) all Receivables and all supporting obligations relating thereto;

(b) all equipment and fixtures;

(c) all general intangibles (including all payment intangibles and all software) and all supporting obligations related thereto;

(d) all Inventory;

(e) all Subsidiary Stock, securities, investment property, and financial assets;

(f) all contract rights, rights of payment which have been earned under a contract rights, chattel paper (including electronic chattel paper and tangible chattel paper), commercial tort claims (whether now existing or hereafter arising); documents (including all warehouse receipts and bills of lading), deposit accounts, goods, instruments (including promissory notes), letters of credit (whether or not the respective letter of credit is evidenced by a writing) and letter-of-credit rights, cash, certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), security agreements, eminent domain proceeds, condemnation proceeds, tort claim proceeds and all supporting obligations;

(g) all ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Loan Party or in which it has an interest), computer programs, tapes, disks and documents, including all of such property relating to the property described in clauses (a) through (f) of this definition;

(h) all proceeds and products of the property described in clauses (a) through (g) of this definition, in whatever form; and

(i) all other assets which any Loan Party has granted to Agent a Lien to secure the Obligations pursuant to any Other Document.

It is the intention of the parties that if Agent shall fail to have a perfected Lien in any Collateral for any reason whatsoever (to the extent perfection is required by the terms of this Agreement), but the provisions of this Agreement and/or of the Other Documents, together with all financing statements and other public filings relating to Liens filed or recorded by Agent against such Loan Party, would be sufficient to create a perfected Lien in any proceeds that such Loan Party may receive upon the Disposition of such Collateral, then all such proceeds of such Collateral shall be included in the Collateral as original collateral that is the subject of a direct and original grant of a security interest as provided for herein and in the Other Documents (and not merely as proceeds (as defined in Article 9 of the Uniform Commercial Code) in which a security interest is created or arises solely pursuant to Section 9-315 of the Uniform Commercial Code).

Notwithstanding the forgoing, Collateral shall not include any Excluded Property.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which a Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

“Compliance Certificate” shall mean a compliance certificate substantially in the form of Exhibit C-1 hereto to be signed by a senior financial Authorized Officer of Viant.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Loan Party’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents, the Subordinated Indebtedness Documents, the Closing Date Acquisition Agreement, or any Permitted Acquisition Documents including any Consents required under all applicable federal, state or other Applicable Law.

“Consigned Inventory” shall mean Inventory of any Loan Party that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Contract Rate” shall have the meaning set forth in Section 3.1 hereof.

“Controlled Group” shall mean, at any time, each Loan Party and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Loan Party, are treated as a single employer under Section 414 of the Code.

“Controlled Investment Affiliate” shall mean, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Covered Entity” shall mean (a) each Loan Party, each Subsidiary of each Loan Party, and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Custodian” shall mean any securities intermediary on whose books and records the ownership interest of any Loan Party in Investment Property Collateral appears.

“Customer” shall mean and include the account debtor (which shall mean, for the avoidance of doubt, the party billed to) with respect to any Receivable, the purchaser of goods or services with respect to any unbilled Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Loan Party, pursuant to which such Loan Party is to deliver any personal property or perform any services.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by the Agent by dividing (a) the Published Rate by (b) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the Daily LIBOR Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Debt Payments” shall mean for any period, in each case, without duplication, all cash actually expended by Viant or any of its Subsidiaries to make: (a) interest payments on any

Advances hereunder, plus (b) payments for all fees, commissions and charges set forth herein, plus (e) scheduled principal and implied interest payments and fees paid on Capitalized Lease Obligations, plus (f) scheduled principal and interest payments with respect to any other Funded Debt. Debt Payments shall be annualized for the purpose of calculating compliance with Section 6.5, by multiplying the Debt Payments for any period set forth in the table below by the factor set forth below:

Period	Factor
One fiscal quarter period ended December 31, 2019	4
Two fiscal quarter period ended March 31, 2020	2
Three fiscal quarter period ended June 30, 2020	4/3

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall mean any Lender that: (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Commitment Percentage of Advances, (ii) if applicable, fund any portion of its Participation Commitment in Letters of Credit or Swing Loans or (iii) pay over to Agent, Issuer, Swing Loan Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified Borrowers or Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two (2) Business Days after request by Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Agent’s receipt of such certification in form and substance satisfactory to the Agent; (d) has become the subject of an Insolvency Event; or (e) has failed at any time to comply with the provisions of Section 2.6(f) with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.

“Depository Accounts” shall have the meaning set forth in Section 4.8(h) hereof.

“Designated Lender” shall have the meaning set forth in Section 16.2(d) hereof.

“Disposition” shall mean any sale, assignment, lease, sublease, license, sublicense, conveyance, exchange, transfer or other disposition of any assets, including by way of an LLC Division. Variations of such term (i.e. “Dispose”) shall have corresponding meanings.

“Disqualified Equity Interest” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one hundred eighty (180) days following the last day of the Term, (b) is convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the date that is one hundred eighty (180) days following the last day of the Term, or is entitled to receive a dividend or distribution in cash prior to the date that is one hundred eighty (180) days following the last day of the Term; provided, that, if such Equity Interests are issued pursuant to a plan for the benefit of officers, directors, managers, employees, members of management or consultants of a Person or any Subsidiary thereof or by any such plan to such officers, directors, managers, employees, members of management or consultants, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by such Person or any such Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of the termination, death or disability of any applicable natural person.

“Disregarded Entity” shall mean any entity treated as disregarded as an entity separate from its owner under Treasury Regulations Section 301.7701-3.

“Document” shall have the meaning given to the term “document” in the Uniform Commercial Code.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Drawing Date” shall have the meaning set forth in Section 2.14(b) hereof.

“EBITDA” shall mean for any period with respect to Loan Parties on a Consolidated Basis, the sum of (a) net income (or loss) for such period (excluding extraordinary gains and losses), plus (b) the sum of (i) all net interest expense for such period inclusive of all related fees, commissions and charges, plus (ii) all charges against income for such period for federal, state and local taxes, plus (iii) depreciation expenses for such period, plus (iv) amortization expenses for such period, plus (v) all other non-cash charges below the operating income line, plus (vi) stock based compensation, plus (vii) expenses relating to consulting fees for establishing compliance with the California Consumer Privacy Act and Global Data Protection Regulation (GDPR) up to $150,000 in the aggregate for all periods (other than periods prior to the Closing Date), plus (viii) all fees and expenses incurred in connection with the consummation of the Transactions contemplated to occur on the Closing Date to the extent incurred on or prior to the date that is ninety (90) days after the Closing Date and not exceeding, in the aggregate for all such amounts $4,300,000, plus (ix) up to $500,000 in the aggregate for all periods (other than periods prior to the Closing Date) of restructuring (which may include severance costs) and litigation fees, costs, expenses and charges to the extent evidence thereof, in form and substance satisfactory to Agent in its Permitted Discretion, is provided to Agent, plus (x) bad debt expense recorded after the Closing Date in connection with Receivables due as of August 31, 2019 from The Mobile Majority, not exceeding $1,791,938, plus (xi) to the extent supported by a quality of earnings report satisfactory to Agent in its Permitted Discretion and not exceeding, in the aggregate for any four consecutive fiscal quarter period, 12.5% of EBITDA (determined before giving effect to the applicable adjustments), in connection with any Permitted Acquisition, the amount of cost savings and operating expense reductions projected by the Borrowers in good faith to be realized as a result of specified actions taken or expected in good faith to be taken within twelve (12) months following such Permitted Acquisition (in each case calculated on a pro forma basis as though such cost savings and expense reductions have been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions, plus (xii) net gains (or minus losses) related to non-ordinary course asset Dispositions, minus (c) capitalized (and not otherwise expensed) data acquisition costs and software development costs, minus (d) any losses (or plus any gains) from foreign currency transactions (including losses related to currency remeasurements of Indebtedness), to the extent that such losses were taken into account in computing net income. Extraordinary gains associated with the Transactions shall be excluded from the determination of EBITDA, including gains associated with the elimination of debt ($41,454,967), interest payable (approximately $6,100,000 on the Closing Date), other net liabilities (approximately $7,800,000 on the Closing Date) and paid-in-capital ($47,242,397). The results of operations, including all expenses of Viant UK, shall be excluded from the determination of EBITDA for all periods prior to the Closing Date and for the twelve month period following the Closing Date.

“Effective Date” means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligible Receivables” shall mean and include, each Receivable (other than an Eligible Unbilled Receivable) of a Borrower arising in the Ordinary Course of Business and which Agent, in its Permitted Discretion, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances which are not senior to Agent’s Lien), and is evidenced by an invoice or other documentary evidence satisfactory to Agent. In addition, no Receivable shall be an Eligible Receivable if:

(a) it arises out of a sale made by any Borrower to an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower;

(b) it is due or unpaid more than one hundred and fifty (150) days after the original invoice date or ninety (90) days after the original due date;

(c) fifty percent (50%) or more of the Receivables and unbilled Receivables from such Customer are not deemed (i) Eligible Receivables hereunder under clause (b) above or (ii) Eligible Unbilled Receivables under clause (a) of the definition thereof; provided, that, such percentage may, in Agent’s Permitted Discretion, be increased or decreased from time to time;

(d) any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(e) an Insolvency Event shall have occurred with respect to such Customer;

(f) except to the extent not exceeding $4,000,000 in the aggregate for all such Receivables and unbilled Receivables, and the applicable Customer is an Investment Grade Customer, the sale is to a Customer outside the continental United States of America, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its Permitted Discretion;

(g) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(h) Agent believes, in its Permitted Discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(i) the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;

(j) the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the applicable Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;

(k) the Receivables and unbilled Receivables of (a) the Customer with respect thereto exceed twenty-five percent (25%) (or, in the case of Investment Grade Customers, thirty-five percent (35%)) of all Receivables and unbilled Receivables of the Borrowers or (b) the Customer and its Affiliates with respect thereto exceed thirty percent (30%) (or, in the case of Investment Grade Customers, forty percent (40%)) of all Receivables and unbilled Receivables of the Borrowers; provided, that, such percentage may, in Agent’s Permitted Discretion, be increased or decreased from time to time;

(l) the Receivable is subject to any offset, deduction, defense, dispute, credits or counterclaim, or the Customer is also a creditor or supplier of a Borrower or the Receivable is contingent in any respect or for any reason; provided, in each case, such Receivable shall only be ineligible to the extent of the claim or contingency;

(m) the applicable Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(n) any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(o) such Receivable is not payable to a Borrower;

(p) such Receivable is not otherwise satisfactory to Agent as determined in Agent’s Permitted Discretion; or

(q) such Receivable is owing to Myspace LLC, a Delaware limited liability company (“Myspace”); provided, however, to the extent the aggregate amount of such Receivables equals or exceeds $100,000, Borrowers may request that Agent no longer exclude such Receivables under this clause (q) so long as Agent has conducted, and been satisfied with the results of, a field examination of the Collateral, books, records and operations of Myspace;

provided, however, no Receivables acquired, directly or indirectly, pursuant to any Acquisition shall constitute Eligible Receivables unless and until the Agent has received or conducted, as applicable, a field examination satisfactory to Agent, in its Permitted Discretion, with respect to the acquired Person or assets, and an updated Borrowing Base Certificate.

“Eligible Unbilled Receivables” shall mean and include, each Receivable of a Borrower (other than Eligible Receivables) arising in the Ordinary Course of Business (i) representing services previously performed by such Borrower and accepted by the Customer, (ii) which in accordance with such Borrower’s written agreement with the Customer, has not yet been fully invoiced and billed to the Customer and (iii) which Agent, in its Permitted Discretion, shall deem to be an Eligible Unbilled Receivable, based on such considerations as Agent may from time to time deem appropriate. A Receivable shall not be deemed an Eligible Unbilled Receivable unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances which are not senior to Agent’s Lien), and is evidenced by documentation (other than an invoice) satisfactory to Agent in its Permitted Discretion; provided, however, no Receivables acquired, directly or indirectly, pursuant to any Acquisition shall constitute Eligible Receivables unless and until the Agent has received or conducted, as applicable, a field examination satisfactory to Agent, in its Permitted Discretion, with respect to the acquired Person or assets, and an updated Borrowing Base Certificate. In addition, no Receivable shall be an Eligible Unbilled Receivable if:

(a) it has not been invoiced and billed to the Customer within forty (40) days of the applicable and corresponding service completion date;

(b) with respect to any Receivable generated after the Closing Date, Agent shall not have received, upon request, a true, correct and complete copy of the written agreement between such Borrower and Customer in respect thereof;

(c) if such Receivable had been billed, it would not constitute an Eligible Receivable.

“Eligibility Date” shall mean, with respect to each Loan Party and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any Other Document is then in effect with respect to such Loan Party, and otherwise it shall be the Effective Date of this Agreement and/or such Other Document(s) to which such Loan Party is a party).

“Environmental Complaint” shall have the meaning set forth in Section 9.3(b) hereof.

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation Laws relating to the protection of the environment, human health and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state, international and local Governmental Bodies and authorities with respect thereto.

“Equity Interests” shall mean, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), including in each case all of the following rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests (the “issuer”) or under the applicable Laws of such issuer’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited liability companies or partnerships or business trusts or other legal entities, as the case may be: (i) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (ii) all voting rights and rights to consent to any particular action(s) by the applicable issuer; (iii) all management rights with respect to such issuer; (iv) in the case of any Equity Interests consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable issuer; (v) in the case of any Equity Interests consisting of the membership/limited liability company interests of a managing member in a limited liability company, all powers and rights as a managing member with respect to the management, operations and control of the business and affairs of the applicable issuer; (vi) all rights to designate or appoint or vote for or remove any officers, directors, manager(s), general partner(s) or managing member(s) of such issuer and/or any members of any board of members/managers/partners/directors that may at any time have any rights to manage and direct the business and affairs of the applicable issuer under its Organizational Documents as in effect from time to time or under Applicable Law; (vii) all rights to amend the Organizational Documents of such issuer, (viii) in the case of any Equity Interests in a partnership or limited liability company, the status of the holder of such Equity Interests as a “partner”, general or limited, or “member” (as applicable) under the applicable Organizational Documents and/or Applicable Law; and (ix) all certificates evidencing such Equity Interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time and the rules and regulations promulgated thereunder.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Account” shall mean (a) any deposit account, securities account, commodities account or other account of any Loan Party to the extent solely and exclusively used for payment of payroll, employee benefits and withholding taxes, (b) any deposit account, securities account, commodities account or other account of any Loan Party to the extent solely and exclusively used to hold any cash or Cash Equivalents pledged as a Permitted Encumbrance, (c) deposit accounts of any Loan Party which do not hold more than $250,000 in the aggregate at any time, and (d) deposit accounts which are used solely as an escrow account or as a fiduciary or trust account that is contractually obligated to be segregated from the other assets of the Loan Parties, in each case, for the benefit of unaffiliated third parties and to the extent such escrow or trust arrangement is permitted under this Agreement.

“Excluded Hedge Liability or Liabilities” shall mean, with respect to each Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Other Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Loan Party executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Property” shall mean: (a) any lease, license, franchise, charter or other governmental authorization, or any other contract or agreement to which any Loan Party is a party, and any of its rights or interests thereunder or assets subject thereto, if and to the extent that a Lien in favor of Agent is prohibited by or in violation of (i) any Applicable Law, or (ii) a term, provision or condition of any such lease, license, charter, governmental authorization, contract or agreement;

provided, that, in each case, if such Applicable Law, term, provision or condition would be rendered ineffective with respect to the creation or enforcement of such security interest pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law (including the United States Bankruptcy Code) or principles of equity, or the consent of any applicable Person to the granting of such Lien in favor of Agent has been obtained, then the foregoing shall not constitute Excluded Property (and shall constitute Collateral) immediately at such time as the contractual or legal prohibition shall no longer be applicable; provided, further, that, to the extent severable, Agent’s Lien shall attach immediately to any portion of such lease, license, charter, governmental authorization, contract, agreement or assets not subject to the foregoing prohibitions; (b) any Equity Interests of a Subsidiary of a Loan Party that do not constitute Subsidiary Stock; (c) “intent-to-use” United States trademark applications to the extent that an amendment to allege use or statement of use has not been filed under 15 U.S.C. §1051(c) or 15 U.S.C. §1051(d), respectively, or if filed, has not been deemed in conformity with 15 U.S.C. §1051(a) or (c), it being agreed that for purposes of this Agreement and the Other Documents, no Lien granted to Agent on any “intent-to-use” United States trademark applications is intended to be a present assignment thereof; (d) any Excluded Account of the type described in clause (a), (b) or (d) of the definition thereof (including all deposits and other financial assets maintained in any such Excluded Account); (e) all Real Property that is not subject to a Mortgage and is not required by the terms of this Agreement to be subject to a Mortgage; (f) cash pledged pursuant to a Permitted Encumbrance; and (g) any CFC Debt or any other asset held by a CFC, in each case, only to the extent that the pledge of the CFC Debt would cause, or is reasonably expected to cause in the future, any United States shareholder (as defined in Section 951(b) of the Code) of the CFC to include in income for any year a Section 956 Inclusion Amount that exceeds the amount that would be included absent the pledge of the CFC Debt; provided, however, that Excluded Property shall not include any proceeds (or right to receive proceeds) of any of the assets described in the foregoing unless such proceeds (or right to receive proceeds) shall separately constitute Excluded Property, or any goodwill of any Loan Party’s business associated therewith or attributable thereto.

“Excluded Taxes” shall mean, with respect to Agent, any Lender, Participant, Swing Loan Lender, Issuer or any other recipient of any payment to be made by or on account of any Obligations, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office or applicable lending office is located or, in the case of any Lender, Participant, Swing Loan Lender or Issuer, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.10(e), except to the extent that such Foreign Lender or Participant (or its assignor or seller of a participation, if any) was entitled, at the time of designation of a new lending office (or assignment or sale of a participation), to receive additional amounts from Borrowers with respect to such withholding tax pursuant to Section 3.10(a), or (d) any Taxes imposed on any “withholding payment” payable to such recipient as a result of the failure of such recipient to satisfy the requirements set forth in the FATCA after December 31, 2012.

“Facility Fee” shall have the meaning set forth in Section 3.3 hereof.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder or official interpretations thereof.

“Federal Funds Effective Rate” shall mean for any day the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) calculated by the Federal Reserve Bank of New York (or any successor), based on such day’s federal funds transactions by depository institutions, as determined in such manner as such Federal Reserve Bank (or any successor) shall set forth on its public website from time to time, and as published on the next succeeding Business Day by such Federal Reserve Bank as the “Federal Funds Effective Rate”; provided, that, if such Federal Reserve Bank (or its successor) does not publish such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was published (or announced, as applicable).

“Fee Letter” shall mean the fee letter dated the Closing Date among Borrowers and PNC.

“Financial Condition Certificate” shall mean a certificate in the form of Exhibit F-1 hereto.

“Fixed Charge Coverage Ratio” shall mean, with respect to any specified fiscal period, for the Loan Parties on a Consolidated Basis, the ratio of (a) EBITDA, minus Unfunded Capital Expenditures made during such period, minus tax distributions and dividends made during such period, minus cash taxes paid or required to be paid during such period, to (b) all Debt Payments made, or required to be made, in cash during such period.

“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.

“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency entered into by any Loan Party and/or any of its Subsidiaries.

“Foreign Currency Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Foreign Currency Hedge.

“Foreign Holding Company” shall mean any Subsidiary of a Loan Party substantially all of the assets of which consist of CFC Debt or Equity Interests or other securities of one or more CFCs (or are treated as consisting of such assets for U.S. federal income tax purposes).

“Foreign Lender” shall mean any Lender that is organized under the Laws of a jurisdiction other than that in which Borrowers are resident for tax purposes. For purposes of this definition,

the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary of any Person that is not organized or incorporated in the United States, any State or territory thereof or the District of Columbia.

“Formula Amount” shall have the meaning set forth in Section 2.1(a) hereof.

“Funded Debt” shall mean, with respect to any Person, without duplication, all (a) Indebtedness for borrowed money, and specifically including Capitalized Lease Obligations, Subordinated Indebtedness, current maturities of long-term debt, revolving credit and short term debt extendible beyond one year at the option of the debtor, (b) in the case of the Loan Parties, the principal portion of the Obligations, (c) without duplication, Indebtedness consisting of guaranties of Funded Debt of other Persons, and (d) Indebtedness consisting of “earnouts” and similar obligations and liabilities to the extent such earnouts or other similar obligations have become due and payable in accordance with their terms.

“Funding Account” shall mean the deposit account of Borrowing Agent established with PNC for purposes of receiving proceeds of Advances.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Acts” shall mean any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantor” shall mean each Person signatory hereto as a Guarantor and each other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons; provided, however, for purposes of Article XVII hereof only, Guarantor also means, with respect to each Borrower, each other Borrower.

“Guarantor Security Agreement” shall mean, with respect to each Guarantor signatory hereto (including by joinder), this Agreement, and otherwise, each security agreement executed by any Guarantor in favor of Agent securing all or any portion of the Obligations or the Guaranty of such Guarantor, in form and substance satisfactory to Agent.

“Guaranty” shall mean, with respect to each Guarantor signatory hereto, this Agreement, and otherwise, each guaranty of all or any portion of the Obligations executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of the Secured Parties, in form and substance satisfactory to Agent.

“Hazardous Discharge” shall have the meaning set forth in Section 9.3(b) hereof.

“Hazardous Materials” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in or subject to regulation under Environmental Laws.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state Law, and any other applicable Federal and state Laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge Liabilities” shall mean collectively, the Foreign Currency Hedge Liabilities and the Interest Rate Hedge Liabilities.

“Increased Tax Burden” shall mean the additional federal, state or local taxes assumed to be payable by a shareholder or member of any Borrower as a result of such Borrower’s status as a limited liability company, subchapter S corporation or any other entity that is disregarded for federal and state income tax purposes (as applicable) but only so long as such Borrower has elected to be treated as a pass though entity for federal and state income tax purposes and such election has not been rescinded or withdrawn, as evidenced and substantiated by the tax returns filed by such Borrower (as applicable), with such taxes being calculated for all members or shareholders, as applicable, at the highest marginal rate applicable to any member or shareholder, as applicable and by taking into account losses previously allocated to each such member or shareholder, as applicable, by such Borrower to the extent such losses have not previously been applied to reduce the Increased Tax Burden hereunder; provided that capital losses and capital loss carry forwards shall be taken into account only to the extent they are currently usable to offset income or gain allocated by such Borrower to a member or shareholder, as applicable; and provided, further, that to the extent that any losses allocated by such Borrower result in a payback by a member(s) to such Borrower of previous tax distributions pursuant to Section 7.7 hereof, then such losses shall not be taken into account for purposes of determining the Increased Tax Burden hereunder.

“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money; (b) amounts received under or liabilities in respect of any note purchase or acceptance credit facility, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all Capitalized Lease Obligations; (d) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker’s acceptance agreement or similar arrangement; (e) obligations under any Interest Rate Hedge, Foreign Currency Hedge, or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement; (f) any other advances of credit made to or on behalf of such Person or other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements including to finance the purchase price of property or services and all obligations of such Person to pay the deferred purchase price of property or services (but not including trade payables and accrued expenses incurred in the Ordinary Course of Business which are not represented by a promissory note or other evidence of indebtedness and other than deferred compensation arising in the Ordinary Course of Business); (g) all Disqualified Equity Interests; (h) all indebtedness, obligations or liabilities secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are otherwise an obligation of such Person; (i) all obligations of such Person for “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts; (j) off-balance sheet liabilities and/or pension plan liabilities of such Person; (k) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business; and (l) any guaranty of any indebtedness, obligations or liabilities of a type described in the foregoing clauses (a) through (k).

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect Parent (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or ceases operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) in the good faith determination of Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clauses (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect Parent by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Intellectual Property” shall mean property constituting a patent, copyright, trademark (or any application in respect of the foregoing), service mark, copyright, copyright application, trade name, mask work, trade secrets, design right, assumed name or license or other right to use any of the foregoing under Applicable Law.

“Intellectual Property Claim” shall mean the assertion, by any means, by any Person of a claim that any Loan Party’s ownership, use, manufacturing, marketing, sale or distribution of any Inventory, equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Interest Period” shall mean the period provided for any LIBOR Rate Loan pursuant to Section 2.2(b) hereof.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Loan Party and/or their respective Subsidiaries in order to provide protection to, or minimize the impact upon, such Loan Party and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Interest Rate Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Interest Rate Hedge.

“Inventory” shall mean and include, as to any Person, all of such Person’s inventory (as defined in Article 9 of the Uniform Commercial Code) and all of such Person’s goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Person’s business or used in selling or furnishing such goods, merchandise and other personal property, and all Documents.

“Investment Grade Customer” shall mean (a) any Customer with a corporate credit rating of BBB- or greater from S&P and Baa3 or greater from Moody’s, and (b) Subsidiary of any Customer described in clause (a) above.

“Investment Property Collateral” shall include, with respect to each Loan Party, (i) securities entitlements, securities accounts, commodity accounts, commodity contracts and all investment property, including the investment property and other assets described in Schedule S-1 hereto, and all security entitlements of such Loan Party with respect thereto, whether now owned or hereafter acquired, together with all additions, substitutions, replacements and proceeds thereof and all income, interest, dividends and other distributions thereon; and (ii) all proceeds and products of the foregoing clauses in whatever form, including, but not limited to: deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds; provided, however, that unless otherwise expressly agreed in writing by such Loan Party, notwithstanding any provision set forth in this Agreement or any Other Document to the contrary, in no event shall any Equity Interests of any Loan Party in its Subsidiaries that is not Subsidiary Stock constitute Investment Property Collateral.

“Issuer” shall mean (i) Agent in its capacity as the issuer of Letters of Credit under this Agreement and (ii) any other Person which Agent in its discretion shall designate as the issuer of and cause to issue any particular Letter of Credit under this Agreement in place of Agent as issuer.

“Law(s)” shall mean any law(s) (including common law and equitable principles), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, code, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Body, foreign or domestic.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender. For the purpose of provision of this Agreement or any Other Document which provides for the granting of a security interest or other Lien to the Agent for the benefit of Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation (specifically including any Hedge Liabilities and any Cash Management Liabilities) is owed.

“Lender-Provided Foreign Currency Hedge” shall mean a Foreign Currency Hedge which is provided by Agent or any Affiliate of Agent, or by any Lender with respect to which such Lender confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Foreign Currency Hedge (the “Foreign Currency Hedge Liabilities”) by any Loan Party, or any of their respective Subsidiaries that is party to such Lender-Provided Foreign Currency Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Loan Party, be guaranteed obligations hereunder and under each Guaranty and secured obligations under each Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Foreign Currency Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by Agent or any Affiliate of Agent, or by any Lender with respect to which such Lender confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Loan Party, or any of their respective Subsidiaries that is party to such Lender-Provided Interest Rate Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Loan Party, be guaranteed obligations hereunder and under each Guaranty and secured obligations under each Guarantor Security Agreement, as applicable, and otherwise treated as

Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Interest Rate Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Letter of Credit Application” shall have the meaning set forth in Section 2.12(a) hereof.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.14(d) hereof.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2 hereof.

“Letter of Credit Sublimit” shall mean $4,000,000.

“Letters of Credit” shall have the meaning set forth in Section 2.11 hereof.

“LIBOR Alternate Source” shall have the meaning set forth in the definition of LIBOR Rate.

“LIBOR Rate” shall mean for any LIBOR Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which Dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent as an authorized information vendor for the purpose of displaying rates at which Dollar deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for Dollars for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or (x) if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error), (y) if the LIBOR Rate is unascertainable as set forth in Section 3.8(b), a comparable replacement rate determined in accordance with Section 3.8(b)), by (b) a number equal to 1.00 minus the Reserve Percentage; provided, however, that if the LIBOR Rate determined as provided above would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. Agent shall give reasonably prompt notice to the Borrowing Agent of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“LIBOR Rate Loan” shall mean any Advance that bears interest based on the LIBOR Rate.

“LIBOR Termination Date” shall have the meaning set forth in Section 3.8(b)(i).

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, collateral assignment, security interest, lien (whether statutory or otherwise), Charge or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Lien Waiver/Access Agreement” shall mean an agreement in form and substance satisfactory to Agent in its Permitted Discretion which is executed in favor of Agent by a Person who owns or occupies, or holds a senior mortgage with respect to, premises at which any Collateral may be located from time to time, or who may be in possession or control of any Collateral from time to time.

“Liquidity” shall mean, as of any date of determination, the sum of (a) Undrawn Availability plus (b) so long as no Event of Default has occurred and is continuing, up to $2,000,000 of Qualified Cash; provided, however, such amount of included Qualified Cash may be increased to $3,000,000 if Agent has received an updated Borrowing Base Certificate dated as of a date not more than 5 Business Days prior to the applicable date of determination.

“LLC Division” shall mean, in the event a Loan Party is a limited liability company, (a) the division of any such Loan Party into two or more newly formed limited liability companies (whether or not such Loan Party is a surviving entity following any such division) pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under any similar act governing limited liability companies organized under the laws of any other State or Commonwealth or of the District of Columbia, or (b) the adoption of a plan contemplating, or the filing of any certificate with any applicable Governmental Body that results or may result in, any such division.

“Loan Parties” shall mean, collectively, Borrowers and Guarantors and “Loan Party” shall mean any of them.

“Loan Parties on a Consolidated Basis” shall mean the consolidation in accordance with GAAP of the accounts or other items of Viant and its Subsidiaries, but excluding Viant UK.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business, properties or prospects of any Borrower or of the Loan Parties and their Subsidiaries taken as a whole, (b) any Borrower’s, or the Loan Parties’ taken as a whole, ability to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or Agent’s Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.

“Material Contract” shall mean any contract, agreement, instrument, permit, lease or license, written or oral, of any Loan Party, which is material to any Loan Party’s business or which the failure to comply with could reasonably be expected to result in a Material Adverse Effect.

“Maximum Revolving Advance Amount” shall mean $40,000,000.

“Maximum Swing Loan Advance Amount” shall mean an amount equal to ten percent (10%) of the Maximum Revolving Advance Amount.

“Maximum Undrawn Amount” shall mean, with respect to any outstanding Letter of Credit as of any date, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 16.3(d)hereof.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five plan years, were required by any Loan Party or any member of the Controlled Group.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Loan Party or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Defaulting Lender” shall mean, at any time, any Lender holding a Revolving Commitment that is not a Defaulting Lender at such time.

“Non-Qualifying Party” shall mean any Loan Party that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.

“Notes” shall mean collectively, the Revolving Credit Note and the Swing Loan Note.

“Obligations” shall mean and include (a) any and all loans (including without limitation, all Advances and Swing Loans), advances, debts, liabilities, obligations (including without limitation all reimbursement obligations and cash collateralization obligations with respect to Letters of Credit issued hereunder), covenants and duties owing by any Loan Party or any Subsidiary of any Loan Party under this Agreement or any Other Document (and any amendments, extensions, renewals or increases thereto), to Issuer, Swing Loan Lender, Lenders or Agent (or to any other direct or indirect subsidiary or affiliate of Issuer, Swing Loan Lender, any Lender or Agent) of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any Loan Party and any indemnification obligations payable by any Loan Party arising or payable after maturity or the Termination Date, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise, including all costs and expenses of Agent, Issuer, Swing Loan Lender and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Loan Party to Agent, Issuer, Swing Loan Lender or Lenders to perform acts or refrain from taking any action, (b) all Hedge Liabilities and (c) all Cash Management Liabilities. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“Ordinary Course of Business” shall mean, with respect to any Loan Party, the ordinary course of such Loan Party’s business as conducted on the Closing Date and reasonably related extensions thereof.

“Organizational Documents” shall mean, with respect to any Person, any charter, articles or certificate of incorporation, certificate of organization, registration or formation, certificate of partnership or limited partnership, bylaws, operating agreement, limited liability company agreement, or partnership agreement of such Person and any and all other applicable documents relating to such Person’s formation, organization or entity governance matters (including any shareholders’ or equity holders’ agreement or voting trust agreement) and specifically includes, without limitation, any certificates of designation for preferred stock or other forms of preferred equity.

“Other Documents” shall mean the Notes, the Perfection Certificates, the Fee Letter, each Guaranty, each Guarantor Security Agreement, each Mortgage, each Pledge Agreement, each Lender-Provided Interest Rate Hedge, each Lender-Provided Foreign Currency Hedge, the documents and agreements providing for Cash Management Products and Services or otherwise giving rise to Cash Management Liabilities, the Subordination Agreements, all certificates delivered pursuant to this Agreement, and any and all other agreements, instruments and documents, including subordination and intercreditor agreements, guaranties, pledges, security agreements, control agreements, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Loan Party or creditor thereof and/or delivered to Agent, Issuer, or any Lender in respect of the transactions contemplated by this Agreement, in each case together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Other Document.

“Out-of-Formula Loans” shall have the meaning set forth in Section 16.2(e) hereof.

“Overnight Bank Funding Rate” shall mean, for any, day the rate per annum (based on a year of 360 days and actual days elapsed) comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by such Federal Reserve Bank (or by such other recognized electronic source (such as Bloomberg) selected by the Agent for the purpose of displaying such rate) (an “Alternate Source”); provided, that, if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that, if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each

Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrowers.

“Parent” of any Person shall mean a corporation or other Person owning, directly or indirectly, 100% or of the Equity Interests issued by such Person.

“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Participation Advance” shall have the meaning set forth in Section 2.14(d) hereof.

“Participation Commitment” shall mean the obligation hereunder of each Lender holding a Revolving Commitment to buy a participation equal to its Revolving Commitment Percentage (subject to any reallocation pursuant to Section 2.22(b)(iii) hereof) in the Swing Loans made by Swing Loan Lender hereunder as provided for in Section 2.4(c) hereof and in the Letters of Credit issued hereunder as provided for in Section 2.14(a) hereof.

“Past Due Payable Reserve” shall mean a reserve established by the Agent in an amount equal to the aggregate amounts due and owing to any Borrower’s trade creditors which are outstanding sixty (60) days or more past their due date.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any “employee pension benefit plan” as defined in Section 3(2) of ERISA (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Sections 412, 430 or 436 of the Code and either (i) is maintained or to which contributions are required by any Loan Party or any member of the Controlled Group or (ii) has at any time within the preceding five years been maintained or to which contributions have been required by any Loan Party or any entity which was at such time a member of the Controlled Group.

“Perfection Certificates” shall mean, collectively, (a) the Perfection and Information Certificate provided by the Loan Parties to Agent on the Closing Date, together with all updates and supplements thereto provided pursuant to the terms hereof, and (b) any similar certificate provide by any Person becoming a Loan Party after the Closing Date, together with all updates and supplements thereto provided pursuant to the terms hereof.

“Permitted Acquisition” shall mean any Acquisition made by a Loan Party (or Domestic Subsidiary thereof which, upon consummation of such Acquisition, will become a Loan Party) so long as:

(a) (i) during the five (5) Business Day period ending immediately prior to the date such Acquisition is to be consummated, Liquidity was not less than $8,000,000 and (ii) after giving effect to such Acquisition, Undrawn Availability would not be less than $8,000,000;

(b) no Default or Event of Default shall have occurred and be continuing at the time such Acquisition is consummated or would arise after giving pro forma effect to such Acquisition;

(c) such Acquisition is consensual;

(d) no Indebtedness would be incurred, assumed or would otherwise exist after giving pro forma effect to such Acquisition that is not Permitted Indebtedness and no Liens will be incurred, assumed or would otherwise exist after giving pro forma effect to such Acquisition that are not Permitted Encumbrances;

(e) the applicable Loan Party has provided Agent with written confirmation, supported by reasonably detailed calculations and otherwise in form satisfactory to Agent, that, on a pro forma basis after giving effect to such Acquisition, (i) the Loan Parties on a Consolidated Basis (A) would have been in compliance with the financial covenants set forth in Section 6.5 hereof as of the end of the fiscal quarter ended immediately prior to the consummation of the proposed Acquisition for which financial statements have been delivered to Agent pursuant to the terms of this Agreement; provided, however, if such Acquisition is to be consummated as of a date after a fiscal quarter end for which financial statements have not yet been delivered to Agent pursuant to the terms of this Agreement, such compliance shall be measured for a twelve month period based on the financial statements for the most recent month ended prior to such proposed date of consummation for which at least 30 days have elapsed since the end of such month, and (B) are projected to be in compliance with the financial covenants set forth in Section 6.5 hereof for the fiscal quarter in which such Acquisition is to be consummated and the three fiscal quarters thereafter, and (ii) the earnings before interest, taxes, depreciation and amortization minus capitalized (and not otherwise expensed) data acquisition costs and software development costs, with such adjustments thereto as are supported by a quality of earnings report satisfactory to Agent in its Permitted Discretion, of the Person which is, or associated with the assets which are, the subject of such Acquisition would not be less than $0 when measured for the twelve month period most recently ended with respect to which at least thirty (30) days have elapsed;

(f) subject to Agent executing customary non-reliance letters, the applicable Loan Party has provided Agent with its due diligence package relative to the proposed Acquisition at least ten (10) Business Days (or such shorter period as Agent may consent to) prior to the date such Acquisition is to be consummated, including historical and forecasted, for the four fiscal quarter period ending one year after the date such Acquisition is to be consummated, balance sheets, profit and loss statements, and cash flow statements of the Person or with respect to the assets to be acquired, all prepared on a basis consistent with GAAP and the historical financial statements of such Person or relating to such assets, and in the case of such forecasted statements, together with supporting details and a statement of underlying assumptions;

(g) the applicable Loan Party has provided Agent with (i) written notice of the proposed Acquisition at least ten (10) Business Days (or such shorter period as Agent may consent

to) prior to the date such Acquisition is to be consummated and (ii) not later than five (5) Business Days (or such shorter period as Agent may consent to) prior to the date such Acquisition is to be consummated, copies of the acquisition agreement and other material documents relative to such Acquisition;

(h) the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired), or the Person whose Equity Interests are being acquired, are located in, or organized under the laws of, as applicable, the United States;

(i) if such Acquisition includes general partnership interests or any other Equity Interest that does not have a corporate (or similar) limitation on liability of the owners thereof, then such Acquisition shall be effected by having such Equity Interests acquired by a corporate holding company directly or indirectly wholly-owned by a Loan Party and newly formed for the sole purpose of effecting such Acquisition;

(j) after giving effect to such Acquisition, the Loan Parties and their Subsidiaries would remain in compliance with Section 7.9 hereof;

(k) the applicable Loan Party (or Subsidiary thereof that will become a Subsidiary upon the consummation of such Acquisition) shall have complied with the applicable provisions of Sections 4.2 and 7.12 hereof upon the consummation of such Acquisition; provided, however, no assets acquired in any such Acquisition shall be included in the Formula Amount (including for the purposes of calculating Liquidity under clause (a) above) until Agent has received a field examination and/or appraisal of such assets, in form and substance acceptable to Agent, and such assets satisfy the applicable eligibility criteria; and

(l) the total costs and liabilities (including without limitation, all assumed liabilities, all earn-out payments, deferred payments and the value of any other Equity Interests or assets transferred, assigned or encumbered with respect to such Acquisition) of any such individual Acquisition does not exceed $20,000,000 and of all such Acquisitions do not exceed $50,000,000 in the aggregate throughout the Term.

“Permitted Acquisition Documents” shall mean all documents and agreements, together with all schedules, exhibits and material documents and agreements related thereto, pursuant to which a Permitted Acquisition is consummated.

“Permitted Discretion” shall mean a determination made in good faith and in the exercise (from the perspective of a secured asset-based lender) of commercially reasonable business judgment.

“Permitted Dividends” shall mean:

(a) dividends and distributions by any (i) wholly-owned Subsidiary of a Borrower to such Borrower or (ii) other Subsidiary of any Borrower to the extent made on a ratable basis to the holders of the Equity Interests thereof;

(b) dividends and distributions payable solely in additional Qualified Equity Interests;

(c) dividends and distributions in accordance with Section 4.2 of the Amended and Restated Limited Liability Company Agreement of Viant (as in effect on the date hereof);

(e) the repurchase or redemption of Qualified Equity Interests deemed to occur in connection with the cashless exercise of options and warrants;

(f) the repurchase or other acquisition by Viant of its Equity Interests, and dividends and distributions to Viant for the purpose of enabling Viant to repurchase or otherwise acquire its Equity Interests, held by any current or former employee, director or consultant of Viant or any Subsidiary thereof upon the death, disability or termination of such Person; provided that (i) the aggregate amount expended for all such repurchases and acquisitions of such Equity Interests in any calendar year shall not exceed $1,000,000, (ii) no Default or Event of Default shall have occurred and be continuing at the time of such transaction or would arise after giving effect thereto, (iii) during the five (5) Business Day period ending immediately prior to the date such repurchase or acquisition is to be consummated, Liquidity was not less than $8,000,000, and (iv) after giving effect to such repurchase or acquisition, Liquidity would not be less than $8,000,000; and

(g) dividends and distributions not exceeding $5,000,000 in the aggregate for any one year so long as (i) during the five (5) Business Day period ending immediately prior to the date such dividend or distribution is to be made, Liquidity was not less than $10,000,000; (ii) after giving effect to such dividend or distribution, Liquidity would not be less than $10,000,000; (iii) no Default or Event of Default shall have occurred and be continuing at the time of such dividend or distribution or would arise after giving effect thereto; (iv) the Fixed Charge Coverage Ratio, calculated for this purpose by adding the amount of such dividend or distribution to clause (b) of the definition of Fixed Charge Coverage Ratio, as of the most recently ended four consecutive fiscal quarter period for which financial statements have been or were required to be delivered to Agent pursuant to Section 9.7 or 9.8 of this Agreement is not less than 1.40 to 1.00; (v) the financial statements deliverable under Section 9.7 for the fiscal year ending December 31, 2019 have been delivered to Agent; and (vi) Agent has received not less than five (5) Business Days prior to the making of such dividend or distribution, in form satisfactory to Agent in its Permitted Discretion, a certificate of an Authorized Officer certifying that the foregoing conditions have been met and including a reasonably detailed calculation of the required Fixed Charge Coverage Ratio.

“Permitted Encumbrances” shall mean:

(a) Liens in favor of Agent or any other Secured Party securing all or any portion of the Obligations;

(b) Liens for Taxes or other Charges not yet delinquent or being Properly Contested;

(c) deposits or pledges (other than a pledge of all assets of the pledgor) to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance;

(d) deposits or pledges (other than a pledge of all assets of the pledgor) to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business;

(e) Liens arising by virtue of the rendition, entry or issuance against any Loan Party or any Subsidiary, or any property of any Loan Party or any Subsidiary, of any judgment, writ, order, or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an Event of Default under Section 10.6 hereof;

(f) carriers’, landlords’, bailees’, repairmens’, mechanics’, workers’, materialmen’s or other like Liens, in each case, arising by statute and in the Ordinary Course of Business with respect to obligations which are not yet due and payable or which are being Properly Contested, or with respect to which the failure to make payment could not reasonably be expected to result in material liability to any Loan Party;

(g) Liens placed upon fixed assets hereafter acquired by a Loan Party or Subsidiary thereof to secure Permitted Purchase Money Indebtedness; provided that any such Lien shall not encumber any assets of such Person not acquired with the proceeds of such Indebtedness; provided, further, that such Liens may also secure all other Permitted Purchase Money Indebtedness owing to a common creditor;

(h) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar charges or encumbrances, in each case, which do not interfere in any material respect with the Ordinary Course of Business of Loan Parties and their Subsidiaries or are listed as exceptions in a title insurance policies delivered to, and accepted by, Agent with respect to a Mortgage;

(i) Liens disclosed on Schedule P-1; provided that (i) such Liens shall secure only those obligations which they secure on the Closing Date and Permitted Refinancings thereof and (ii) shall not attach to any property or assets of any Loan Party or Subsidiary thereof other than the property and assets to which they apply as of the Closing Date;

(j) Liens on unearned insurance premiums and proceeds thereof to secure premiums payable under insurance policies;

(k) any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

(l) non-exclusive licenses and sublicenses granted in the Ordinary Course of Business;

(m) precautionary Uniform Commercial Code financing statements filed with respect to any lease permitted by this Agreement;

(n) Liens in favor of collecting banks arising under Section 4-208 or Section 4-210 of the Uniform Commercial Code;

(o) except to the extent prohibited or waived under any deposit account control agreement in favor of Agent, Liens (including the right of set-off, revocation, refund or chargeback) in favor of a bank or other depository institution encumbering deposits and solely relating to the maintenance of any applicable bank or deposit account;

(p) Liens arising out of consignment, title retention, conditional sale or similar arrangements for the sale of goods entered into by a Loan Party or any Subsidiary of a Loan Party in the Ordinary Course of Business and to the extent any such arrangement is not otherwise prohibited under this Agreement;

(q) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(r) intercompany licenses, sublicenses, leases or subleases permitted pursuant to this Agreement;

(s) Liens consisting solely of an agreement to Dispose of property or assets permitted by this Agreement;

(t) Liens solely on cash earnest money deposits made in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition;

(u) Liens consisting solely of contractual rights of set-off relating to purchase orders and other agreements entered into with Customers of the Loan Parties or any of their Subsidiaries in the Ordinary Course of Business;

(v) Liens securing Indebtedness permitted in clause (c) of the definition of Permitted Indebtedness to the extent that the Indebtedness so guaranteed is permitted to be secured by a Lien on the assets of the direct obligor and the Lien on the assets of such guarantor is substantially the same in scope as the Lien on the assets of such direct obligor;

(w) assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease;

(x) Liens of the type described in clause (g) above securing Permitted Indebtedness under clause (k) of the definition thereof on assets of a Person (and its Subsidiaries) existing at the time such Person (or its assets) is acquired or merged with or into or consolidated with a Borrower or any of its Subsidiaries pursuant to a Permitted Acquisition (and not created in anticipation of or in contemplation thereof);

(y) Liens on cash collateral with secure Indebtedness pursuant to clause (f)(i) of the definition of Permitted Indebtedness; and

(z) other Liens not specifically listed above which (i) secure obligations not exceeding $1,000,000 in the aggregate at any one time outstanding, (ii) do not secure Indebtedness for borrowed money, letters of credit or earn-outs or similar obligations and (iii) do not attach to all or substantially all of the assets of any Loan Party or Subsidiary thereof.

“Permitted Holders” shall mean shall mean, collectively, (a) Tim Vanderhook, (b) Chris Vanderhook, (c) any family members, heirs or descendants of any individual listed in clauses (a) and (b), (d) the trustees of any bona fide trusts of which any of the foregoing are the sole beneficiaries and grantors, (e) Four Brothers LLC, a California limited liability company, and (f) any trust or other Person established for estate planning purposes that are controlled by, and established for the sole benefit of, any of the foregoing.

“Permitted Indebtedness” shall mean:

(a) the Obligations;

(b) Permitted Purchase Money Indebtedness;

(c) any guarantees permitted under Section 7.3 hereof;

(d) any Indebtedness listed on Schedule 5.8(b)(ii) hereof and any Permitted Refinancing thereof;

(e) Indebtedness incurred pursuant to a Permitted Loan or intercompany Permitted Investment;

(f) (i) Interest Rate Hedges and Foreign Currency Hedges that are entered into by Loan Parties to hedge their risks with respect to outstanding Indebtedness of Loan Parties and not for speculative or investment purposes and (ii) Cash Management Liabilities, including all similar obligations of Subsidiaries that are not Loan Parties;

(g) non-recourse Indebtedness consisting of the financing of insurance premiums in the Ordinary Course of Business;

(h) Indebtedness in respect of netting services, overdraft protection and similar arrangements in connection with deposit accounts in the Ordinary Course of Business that are promptly repaid;

(i) Subordinated Indebtedness;

(j) unsecured earn-outs or similar obligations arising in connection with Permitted Acquisitions which (i) are subject to a Subordination Agreement and (ii) do not exceed in the aggregate at any time $2,500,000 in maximum amount;

(k) (i) Indebtedness of a Person (and its Subsidiaries) existing at the time such Person (or its assets secured by Permitted Encumbrances described in clause (x) of the definition thereof) is acquired or merged with or into or consolidated with a Borrower or any of its Subsidiaries pursuant to a Permitted Acquisition (and not incurred in anticipation of or contemplation thereof) to the extent (A) consisting of Capitalized Lease Obligations and Indebtedness incurred to acquire specific fixed assets and secured only by a Lien on such assets and for which only the acquiring entity is an obligor and (B) not exceeding $1,000,000 in the aggregate at any one time outstanding, and (ii) any Permitted Refinancing thereof; and

(l) other Indebtedness which is not for borrowed money not exceeding in the aggregate at any time outstanding $1,000,000.

“Permitted Investments” shall mean,

(a) investments in cash and Cash Equivalents;

(b) Permitted Loans;

(c) Investments consisting of (i) extensions of credit or capital contributions by any Loan Party to or in any other Loan Party, (ii) extensions of credit or capital contributions by any Subsidiary that is not a Loan Party to or in any Loan Party or any other Subsidiary that is not a Loan Party, (iii) Equity Interests held in any Subsidiary to the extent such Subsidiary was formed or acquired in compliance with the terms of this Agreement, and (iv) extensions of credit or capital contributions by any Loan Party to or in any Subsidiary that is not a Loan Party, provided that the aggregate amount of all such extensions of credit or capital contributions shall not exceed $1,000,000 at any time outstanding;

(d) investments acquired in connection with the settlement of delinquent Accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or Customers, or in connection with the settlement of disputes with any other Person;

(e) investments made as of the Closing Date and set forth on Schedule P-2;

(f) to the extent constituting investments, guarantees permitted by Section 7.3;

(g) investments consisting of Interest Rate Hedges and Foreign Currency Hedges otherwise permitted hereunder;

(h) to the extent constituting investments, deposits constituting Permitted Encumbrances;

(i) to the extent constituting investments, deposit and securities accounts maintained in the Ordinary Course of Business and in compliance with the provisions of this Agreement and the Other Documents;

(j) to the extent constituting an investment, transactions permitted under Section 7.1(a);

(k) to the extent constituting investments, the acquisition of operating assets in the Ordinary Course of Business and Capital Expenditures;

(l) the Closing Date Acquisition;

(m) investments (including promissory notes) received as the non-cash portion of consideration received in connection with a Disposition permitted under Section 7.1(b);

(n) (i) Permitted Acquisitions and (ii) investments acquired in a Permitted Acquisition to the extent that such investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence prior to the date of such Permitted Acquisition; and

(o) other investments, excluding investments in Subsidiaries of Viant that are not Loan Parties, so long as (i) the aggregate amount of such investments shall not exceed $1,000,000 at any time outstanding and (ii) no Event of Default shall exist at the time such investment is made.

“Permitted Loans” shall mean:

(a) the extension of trade credit in the Ordinary Course of Business;

(b) advances to employees, officers and directors in the Ordinary Course of Business not to exceed as to all such advances the aggregate amount of $500,000 at any time outstanding;

(c) intercompany loans owed by a Loan Party to another Loan Party, so long as, if exceeding $500,000 in principal amount, each such intercompany loan is evidenced by a promissory note (including, if applicable, any master intercompany note) that has been delivered to Agent either endorsed in blank or together with an undated instrument of transfer executed in blank by the applicable Loan Party that is the payee on such note;

(d) loans made by a Loan Party to officers, directors, employees or consultants of a Loan Party or Subsidiary thereof all of the proceeds of which are used by such Persons to purchase simultaneously Equity Interests of Viant, not to exceed as to all such loans the aggregate amount of $500,000 at any time outstanding;

(e) advances (including intercompany advances) made in connection with purchases of goods or services in the Ordinary Course of Business; and

(f) to the extent constituting any loan, advance or extension of credit to any Person, a Permitted Investment.

“Permitted Purchase Money Indebtedness” shall mean Capitalized Lease Obligations and Indebtedness incurred to acquire specific fixed assets and secured only by a Lien on such assets and for which only the acquiring entity is an obligor, to the extent that the aggregate amount thereof at any one time outstanding does not exceed $750,000.

“Permitted Refinancing” shall mean, with respect to any applicable Permitted Indebtedness, Indebtedness incurred to refinance or replace such Indebtedness that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended (plus (i) accrued interest, expenses and premiums thereon and (ii) fees and reasonable and customary costs and expenses incurred in connection with the Indebtedness to be incurred), (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (c) is not entered into as part of a sale leaseback or similar transaction, (d)

is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (e) the obligors of which are the same as the obligors of the Indebtedness being refinanced or extended and (f) is otherwise on market terms (as reasonably determined in good faith by the Borrowers).

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan and a Multiemployer Plan, as defined herein) maintained by any Loan Party or any member of the Controlled Group or to which any Loan Party or any member of the Controlled Group is required to contribute.

“Pledge Agreement” shall mean any pledge agreement executed by any Person with respect to any Investment Property Collateral owned by such Person, made in favor of Agent to secure the Obligations.

“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(a) hereof.

“Pro Forma Financial Statements” shall have the meaning set forth in Section 5.5(b) hereof.

“Projections” shall have the meaning set forth in Section 5.5(b) hereof.

“Projections Certificate” shall mean a certificate in the form of Exhibit P-1 hereto, duly executed by an Authorized Officer of Viant.

“Properly Contested” shall mean, in the case of any Indebtedness, Lien or Taxes, as applicable, of any Person that are not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay the same or concerning the amount thereof: (a) such Indebtedness, Lien or Taxes, as applicable, are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such Indebtedness or Taxes will not have a Material Adverse Effect or will not result in the forfeiture of any assets of such Person; (d) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness or taxes unless such Lien (i) is at all times junior and subordinate in priority to the Liens in favor of the Agent (except only with respect to property Taxes that have priority as a matter of applicable state law) and, (ii) enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; and (e) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review.

“Protective Advances” shall have the meaning set forth in Section 16.2(f) hereof.

“Published Rate” shall mean the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the LIBOR Rate for a one month period as published in another publication selected by the Agent).

“Purchasing CLO” shall have the meaning set forth in Section 16.3(d) hereof. “Purchasing Lender” shall have the meaning set forth in Section 16.3(c) hereof.

“Qualified Cash” shall mean unrestricted cash and Cash Equivalents of the Borrowers that is in deposit accounts maintained with PNC.

“Qualified ECP Loan Party” shall mean each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.

“Qualified Equity Interests” shall mean any Equity Interests other than Disqualified Equity Interests.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all of the real property now or hereafter owned or leased by any Loan Party.

“Receivables” shall mean and include, as to each Loan Party, all of such Loan Party’s accounts (as defined in Article 9 of the Uniform Commercial Code) and all of such Loan Party’s contract rights, instruments (including those evidencing indebtedness owed to such Loan Party by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, contract rights, instruments, documents and chattel paper, and drafts and acceptances, credit card receivables and all other forms of obligations owing to such Loan Party arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Register” shall have the meaning set forth in Section 16.3(e) hereof.

“Reimbursement Obligation” shall have the meaning set forth in Section 2.14(b) hereof.

“Release” shall have the meaning set forth in Section 5.7(c) hereof.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Reportable ERISA Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder.

“Required Lenders” shall mean Lenders (not including Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender) holding more than fifty percent (50%) of either (a) the aggregate of the Revolving Commitment Amounts of all Lenders (excluding any Defaulting Lender), or (b) after the termination of all commitments of Lenders hereunder, the sum of (x) the outstanding Revolving Advances, Swing Loans, plus the Maximum Undrawn Amount of all outstanding Letters of Credit; provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders (excluding any Defaulting Lender).

“Reserve Percentage” shall mean as of any day the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Reserves” shall mean reserves against the Maximum Revolving Advance Amount or the Formula Amount, including, without limitation, the Past Due Payable Reserve, as Agent may reasonably deem proper and necessary from time to time, but excluding, for the avoidance of doubt, the Availability Block.

“Revolving Advances” shall mean Advances other than Letters of Credit and the Swing Loans.

“Revolving Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable), to make Revolving Advances and participate in Swing Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the Revolving Commitment Amount (if any) of such Lender.

“Revolving Commitment Amount” shall mean, as to any Lender, the Revolving Commitment Amount (if any) set forth below such Lender’s name on the signature page hereto (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment Amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement.

“Revolving Commitment Percentage” shall mean, as to any Lender, the Revolving Commitment Percentage (if any) set forth below such Lender’s name on the signature page hereof (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment Percentage (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement).

“Revolving Credit Note” shall have the meaning set forth in Section 2.1(a) hereof.

“Revolving Interest Rate” shall mean (a) with respect to Revolving Advances that are Domestic Rate Loans and Swing Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate and (b) with respect to Revolving Advances that are LIBOR Rate Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the greater of (i) the LIBOR Rate and (ii) 0%.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 956 Inclusion Amount” shall mean the amount includable in gross income of a United States shareholder (as defined in Section 951(b) of the Code) pursuant to Section 951(a)(1)(B) of the Code.

“Secured Parties” shall mean, collectively, Agent, Issuer, Swing Loan Lender and Lenders, together with any Affiliates of Agent or any Lender to whom any Hedge Liabilities or Cash Management Liabilities are owed, and with each other holder of any of the Obligations, and the respective successors and assigns of each of them.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Settlement” shall have the meaning set forth in Section 2.6(d) hereof.

“Settlement Date” shall have the meaning set forth in Section 2.6(d) hereof.

“Subordinated Indebtedness” shall mean any unsecured Indebtedness of a Loan Party (a) arising pursuant to documents and agreements in form and substance and on terms, satisfactory to Agent in its Permitted Discretion and (b) with respect to which Agent has received Subordination Agreement, for the benefit of the Secured Parties.

“Subordinated Indebtedness Documents” shall mean the documents and agreements pursuant to which any other Subordinated Indebtedness is incurred or issued, in each case, as the same may be amended, amended and restated, replaced, supplemented and otherwise modified in accordance with the terms of the Subordination Agreement with respect thereto and this Agreement.

“Subordination Agreements” shall mean any written subordination agreement, in form and substance and on terms satisfactory to Agent in its Permitted Discretion.

“Subsidiary” shall mean of any Person a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Stock” shall mean 100% of the Equity Interests issued to a Loan Party by each direct Subsidiary thereof, including the Equity Interests described on Schedule S-1 hereto; provided, however, with respect to (a) such Equity Interests issued by a CFC or Foreign Holding Company, no more than 65% of such Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and (b) such Equity Interests issued by a Disregarded Entity that owns a 65% (or higher) voting interest in a CFC, no more than 65% of such Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) shall be Subsidiary Stock; provided, further, if any change in Applicable Law shall occur hereafter which permits the granting of a Lien to Agent in a greater percentage of such Equity Interests of each such CFC, Foreign Holding Company or Disregarded Entity of each Loan Party without, as determined in the joint reasonable discretion of Agent and Borrowing Agent, any reasonable expectation that such pledge would result in (x) the undistributed earnings of such CFC, as determined for United States federal income tax purposes, to be included in the income of its Parent pursuant to Section 951 of the Code or (y) any additional tax liability (or a loss of tax benefits) to Viant and its consolidated Subsidiaries, then Subsidiary Stock shall include such greater percentage of such Equity Interests.

“Swap” shall mean any “swap” as defined in Section 1 a(47) of the CEA and regulations thereunder other than (a) a swap entered into on, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Interest Rate Hedge, or a Lender-Provided Foreign Currency Hedge.

“Swing Loan Lender” shall mean PNC, in its capacity as lender of the Swing Loans.

“Swing Loan Note” shall have the meaning set forth in Section 2.4(a) hereof.

“Swing Loans” shall have the meaning set forth in Section 2.4(a) hereof.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Termination Date” shall mean the date on which (a) all commitments of all Secured Parties (unless otherwise agreed by any such Secured Party with respect to Hedge Liabilities and Cash Management Liabilities) to provide any loans or other financial accommodations hereunder or under any Other Document have been terminated, (b) all of the Obligations, other than Unasserted Contingent Obligations, have been paid in full in cash or, with respect to Hedge

Liabilities and Cash Management Liabilities permitted to remain outstanding by the Secured Party holding such Obligations and with respect to Asserted Indemnification Claims, in each case, cash collateralized in the amount required by such Secured Party, (c) all Letters of Credit issued under this Agreement have expired, been returned to Issuer for cancellation or cash collateralized as provided for in Section 3.2(b), (d) this Agreement and each Guaranty have been terminated and (e) Agent has terminated its Liens on the Collateral or its Liens on the Collateral have otherwise been terminated by operation of law.

“Termination Event” shall mean: (a) a Reportable ERISA Event with respect to any Plan; (b) the withdrawal of any Loan Party or any member of the Controlled Group from a Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (d) the commencement of proceedings by the PBGC to terminate a Plan; (e) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (f) the partial or complete withdrawal within the meaning of Section 4203 or 4205 of ERISA, of any Loan Party or any member of the Controlled Group from a Multiemployer Plan; (g) notice that a Multiemployer Plan is subject to Section 4245 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Loan Party or any member of the Controlled Group.

“Toxic Substance” shall mean and include any material present on the Real Property (including the Leasehold Interests) which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Transactions” shall have the meaning set forth in Section 5.5(a) hereof.

“Transferee” shall have the meaning set forth in Section 16.3(d) hereof.

“Unasserted Contingent Obligations” shall mean, as of any date of determination, any indemnification or other similar Obligation (excluding, for avoidance of doubt, Obligations with respect to issued and outstanding Letters of Credit, outstanding Cash Management Liabilities and outstanding Hedge Liabilities) which is not an Asserted Indemnification Claim.

“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount minus Reserves (other than the Past Due Payable Reserve) established hereunder, minus the Maximum Undrawn Amount of all outstanding Letters of Credit, minus (b) the sum of (i) the outstanding amount of Advances plus (ii) fees and expenses incurred in connection with the Transactions payable under this Agreement or the Other Documents for which Borrowers have received an invoice but which have not been paid or charged to Borrowers within three (3) Business Days of receipt.

“Unfunded Capital Expenditures” shall mean, as to any Loan Party or Subsidiary thereof, without duplication, a Capital Expenditure funded (a) from such Person’s internally generated cash flow or (b) with the proceeds of a Revolving Advance or Swing Loan.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Usage Amount” shall have the meaning set forth in Section 3.3 hereof.

“Viant” shall have the meaning set forth in the preamble hereto.

“Viant UK” shall mean Viant UK Ltd., a limited company organized under the laws of England and Wales.

1.3. Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper” (and “electronic chattel paper” and “tangible chattel paper”), “commercial tort claims”, “commodities accounts”, “deposit accounts”, “documents”, “equipment”, “financial asset”, “fixtures”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter-of-credit rights”, “payment intangibles”, “proceeds”, “promissory note” “securities”, “securities accounts”, “software” and “supporting obligations” as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4. Certain Matters of Construction. The terms “herein”, “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which a Secured Party is a party, including references to any of the Other Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof. All references herein to the time of day shall mean the time in New York, New York. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Required Lenders. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the best of Loan Parties’ knowledge” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Loan Party or (ii) the knowledge that a senior officer would have obtained if he/she had engaged in a good faith and diligent performance of his/her duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

1.5. LIBOR Notification. Section 3.8(b) of this Agreement provides a mechanism for determining an alternate rate of interest in the event that the London interbank offered rate is no longer available or in certain other circumstances. The Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR Rate” or with respect to any alternative or successor rate thereto, or replacement rate therefor.

II.	ADVANCES, PAYMENTS.

2.1. Revolving Advances.

(a) Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement specifically including Section 2.1(c), each Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Revolving Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount, less the outstanding amount of Swing Loans, less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, less Reserves established hereunder (excluding, however, the Past Due Payable Reserve) or (y) an amount equal to the sum of:

(i) up to 85% of Eligible Receivables, plus

(ii) the lesser of (A) up to 75% of Eligible Unbilled Receivables and (B) $17,500,000, minus

(iii) the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus

(iv) the Availability Block, minus

(v) Reserves established hereunder (including without limitation the Past Due Payable Reserve).

The amount derived from the sum of (x) Sections 2.1(a)(y)(i) and (ii) minus (y) Sections 2.1(a)(y)(iii), (iv) and (v) at any time and from time to time shall be referred to as the “Formula Amount”. The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a). Notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount, less the Maximum Undrawn Amount of all outstanding Letters of Credit, less Reserves established hereunder (other than the Past Due Payable Reserve) or (ii) the Formula Amount.

(b) [Reserved].

(c) Discretionary Rights. The Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its Permitted Discretion. Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing Reserves may limit or restrict Advances requested by Borrowing Agent. Prior to the occurrence of an Event of Default or Default, Agent shall give Borrowing Agent five (5) days prior written notice of its intention to decrease the Advance Rates; provided, however, no Borrower nor any Guarantor shall have any right of action whatsoever against Agent for, and Agent shall not be liable for any damages resulting from, the failure of Agent to provide the prior notice contemplated in this sentence. The rights of Agent under this subsection are subject to the provisions of Section 16.2(b).

2.2. Procedures for Selection of Applicable Interest Rates for All Advances.

(a) Borrowing Agent on behalf of any Borrower may notify Agent prior to 3:00 p.m. Eastern Standard Time on a Business Day of a Borrower’s request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation under this Agreement, become due, the same shall be deemed a request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation, and such request shall be irrevocable. If the Borrowers enter into a separate written agreement with Agent regarding Agent’s auto-advance service, then each Advance made pursuant to such service (including Advances made for the payment of interest, fees, charges or Obligations) shall be deemed an irrevocable request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such auto-advance is made.

(b) Notwithstanding the provisions of subsection (a) above, in the event any Borrower desires to obtain a LIBOR Rate Loan for any Advance (other than a Swing Loan), Borrowing Agent shall give Agent written notice by no later than 3:00 p.m. Eastern Standard Time on the day which is three (3) Business Days prior to the date such LIBOR Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount of such Advance to be borrowed, which amount shall be in a minimum amount of $500,000 and in integral multiples of $500,000 thereafter, and (iii) the duration of the first Interest Period therefor. Interest Periods for LIBOR Rate Loans shall be for one, two, or three months; provided that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. Any Interest Period that begins on the last Business Day of a calendar month (or a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders, no LIBOR Rate Loan shall be made available to any Borrower. After giving effect to each requested LIBOR Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(e), there shall not be outstanding more than eight (8) LIBOR Rate Loans, in the aggregate.

(c) Each Interest Period of a LIBOR Rate Loan shall commence on the date such LIBOR Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b)(iii) above, provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

(d) Borrowing Agent shall elect the initial Interest Period applicable to a LIBOR Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(e), as the case may be. Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 3:00 p.m. Eastern Standard Time on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowing Agent shall be deemed to have elected to convert such LIBOR Rate Loan to a Domestic Rate Loan subject to Section 2.2(e) below.

(e) Provided that no Default or Event of Default shall have occurred and be continuing, Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a LIBOR Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Loan. If Borrowing Agent desires to convert a loan, Borrowing Agent shall give Agent written notice by no later than 3:00 p.m. Eastern Standard Time (i) on the day which is three (3) Business Days prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a LIBOR Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur (which date shall be the last Business Day of the Interest Period for the applicable LIBOR Rate Loan) with respect to a conversion from a LIBOR Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is to a LIBOR Rate Loan, the duration of the first Interest Period therefor.

(f) At its option and upon written notice given prior to 3:00 p.m. Eastern Standard Time at least three (3) Business Days prior to the date of such prepayment, any Borrower may, subject to Section 2.2(g) hereof, prepay the LIBOR Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Such Borrower shall specify the date of prepayment of Advances which are LIBOR Rate Loans and the amount of such prepayment. In the event that any prepayment of a LIBOR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, such Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(g) hereof.

(g) Each Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by any Borrower in the payment of the principal of or interest on any LIBOR Rate Loan or failure by any Borrower to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrowing Agent shall be conclusive absent manifest error.

(h) Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Lenders or any Lender (for purposes of this subsection (h), the term “Lender” shall include any Lender and the office or branch where any Lender or any Person controlling such Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, the obligation of Lenders (or such affected Lender) to make LIBOR Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon request from. Agent, either pay all such affected LIBOR Rate Loans or convert such affected LIBOR Rate Loans into loans of another type. If any such payment or conversion of any LIBOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan, Borrowers shall pay Agent, upon Agent’s request, such amount or amounts set forth in clause (g) above. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be conclusive absent manifest error.

(i) Anything to the contrary contained herein notwithstanding, neither Agent nor any Lender, nor any of their participants, is required actually to acquire LIBOR deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the LIBOR Rate. The provisions set forth herein shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing based on the LIBOR Rate by acquiring LIBOR deposits for each Interest Period in the amount of the LIBOR Rate Loans.

2.3. [Reserved].

2.4. Swing Loans.

(a) Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between Lenders and Agent for administrative convenience, Agent, Lenders holding Revolving Commitments and Swing Loan Lender agree that in order to facilitate the administration of this Agreement, Swing Loan Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, make swing loan advances (“Swing Loans”) available to Borrowers as provided for in this Section 2.4 at any time or from time to time after the date hereof to, but not including, the expiration of the Term, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount, provided that the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount, less Reserves established hereunder, less the Maximum Undrawn Amount of all outstanding Letters of Credit, or (ii) the Formula Amount. All Swing Loans shall be Domestic Rate Loans only. Borrowers may borrow (at the option and election of Swing Loan Lender), repay and reborrow (at the option and election of Swing Loan Lender) Swing Loans and Swing Loan Lender may make Swing Loans as provided in this Section 2.4 during the period between Settlement Dates. All Swing Loans shall be evidenced by a secured promissory note (the “Swing Loan Note”) substantially in the form attached hereto as Exhibit 2.4(a). Swing Loan Lender’s agreement to make Swing Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swing Loans by Swing Loan Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swing Loan Lender shall thereafter be obligated to make Swing Loans in the future.

(b) Upon either (i) any request by Borrowing Agent for a Revolving Advance made pursuant to Section 2.2(a) hereof or (ii) the occurrence of any deemed request by Borrowers for a Revolving Advance pursuant to the provisions of Section 2.2(a) hereof, Swing Loan Lender may elect, in its sole discretion, to have such request or deemed request treated as a request for a Swing Loan, and may advance same day funds to Borrowers as a Swing Loan; provided that notwithstanding anything to the contrary provided for herein, Swing Loan Lender may not make Swing Loans if Swing Loan Lender has been notified by Agent or by Required Lenders that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the Revolving Commitments have been terminated for any reason.

(c) Upon the making of a Swing Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Lender holding a Revolving Commitment shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Swing Loan Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its Revolving Commitment Percentage. Swing Loan Lender or Agent may, at any time, require the Lenders holding Revolving Commitments to fund such participations by means of a Settlement as provided for in Section 2.6(d) below. From and after the date, if any, on which any Lender holding a Revolving Commitment is required to fund, and funds, its participation in any Swing Loans purchased hereunder, Agent shall promptly distribute to such Lender its Revolving Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Swing Loan; provided that no Lender holding a Revolving Commitment shall be obligated in any event to make Revolving Advances in an amount in excess of its Revolving Commitment Amount minus its Participation Commitment (taking into account any reallocations under Section 2.22) of the Maximum Undrawn Amount of all outstanding Letters of Credit.

2.5. Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrowers to Agent or Lenders, shall be charged to Borrowers’ Account on Agent’s books. The proceeds of each Revolving Advance or Swing Loan requested by Borrowing Agent on behalf of any Borrower or deemed to have been requested by any Borrower under Sections 2.2(a), 2.6(b) or 2.14 hereof shall, (i) with respect to requested Revolving Advances, to the extent Lenders make such Revolving Advances in accordance with Section 2.2(a), 2.6(b) or 2.14 hereof, and with respect to Swing Loans made upon any request or deemed request by Borrowing Agent for a Revolving Advance to the extent Swing Loan Lender makes such Swing Loan in accordance with Section 2.4(b) hereof, be made available to the Borrowers on the day so requested by way of credit to the Funding Account, in immediately available federal funds or other immediately available funds or, (ii) with respect to Revolving Advances deemed to have been requested by any Borrower or Swing Loans made upon any deemed request for a Revolving Advance by any Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request. During the Term, Borrowers may use the Revolving Advances and Swing Loans by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof.

2.6. Making and Settlement of Advances.

(a) Each borrowing of Revolving Advances shall be advanced according to the applicable Revolving Commitment Percentages of Lenders holding the Revolving Commitments (subject to any contrary terms of Section 2.22). Each borrowing of Swing Loans shall be advanced by Swing Loan Lender alone.

(b) Promptly after receipt by Agent of a request or a deemed request for a Revolving Advance pursuant to Section 2.2(a) and, with respect to Revolving Advances, to the extent Agent elects not to provide a Swing Loan or the making of a Swing Loan would result in the aggregate amount of all outstanding Swing Loans exceeding the maximum amount permitted in Section 2.4(a), Agent shall notify Lenders holding the Revolving Commitments of its receipt of such request specifying the information provided by Borrowing Agent and the apportionment among Lenders of the requested Revolving Advance as determined by Agent in accordance with the terms hereof. Each Lender shall remit the principal amount of each Revolving Advance to Agent such that Agent is able to, and Agent shall, to the extent the applicable Lenders have made funds available to it for such purpose and subject to Section 8.2, fund such Revolving Advance to Borrowers in Dollars and immediately available funds at the Payment Office prior to the close of business, on the applicable borrowing date; provided that if any applicable Lender fails to remit such funds to Agent in a timely manner, Agent may elect in its sole discretion to fund with its own funds the Revolving Advance of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.6(c) hereof.

(c) Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender holding a Revolving Commitment that such Lender will not make the amount which would constitute its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, Agent may (but shall not be obligated to) assume that such Lender has made such amount available to Agent on such date in accordance with Section 2.6(b) and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. In such event, if a Lender has not in fact made its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, then the applicable Lender and Borrowers severally agree to pay to Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers through but excluding the date of payment to Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) (x) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (y) such amount or (B) a rate determined by Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrowers, the Revolving Interest Rate for Revolving Advances that are Domestic Rate Loans. If such Lender pays its share of the applicable Revolving Advance to Agent, then the amount so paid shall constitute such Lender’s Revolving Advance. Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender holding a Revolving Commitment that shall have failed to make such payment to Agent. A certificate of Agent submitted to any Lender or Borrowing Agent with respect to any amounts owing under this paragraph (c) shall be conclusive, in the absence of manifest error.

(d) Agent, on behalf of Swing Loan Lender, shall demand settlement (a “Settlement”) of all or any Swing Loans with Lenders holding the Revolving Commitments on at least a weekly basis, or on any more frequent date that Agent elects or that Swing Loan Lender at its option exercisable for any reason whatsoever may request, by notifying Lenders holding the Revolving Commitments of such requested Settlement by facsimile, telephonic or electronic transmission no later than 3:00 p.m. Eastern Standard Time on the date of such requested Settlement (the “Settlement Date”). Subject to any contrary provisions of Section 2.22, each Lender holding a Revolving Commitment shall transfer the amount of such Lender’s Revolving Commitment Percentage of the outstanding principal amount (plus interest accrued thereon to the extent requested by Agent) of the applicable Swing Loan with respect to which Settlement is requested by Agent, to such account of Agent as Agent may designate not later than 5:00 p.m. Eastern Standard Time on such Settlement Date if requested by Agent by 3:00 p.m. Eastern Standard Time, otherwise not later than 5:00 p.m. Eastern Standard Time on the next Business Day.

(e) Settlements may occur at any time notwithstanding that the conditions precedent to making Revolving Advances set forth in Section 8.2 have not been satisfied or the Revolving Commitments shall have otherwise been terminated at such time. All amounts so transferred to Agent shall be applied against the amount of outstanding Swing Loans and, when so applied shall constitute Revolving Advances of such Lenders accruing interest as Domestic Rate Loans. If any such amount is not transferred to Agent by any Lender holding a Revolving

Commitment on such Settlement Date, Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.6(c).

(f) If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral.

2.7. Maximum Advances. The aggregate balance of Revolving Advances plus Swing Loans outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount, less Reserves established hereunder, less the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit, or (b) the Formula Amount.

2.8. Manner and Repayment of Advances.

(a) The Revolving Advances and Swing Loans shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. Notwithstanding the foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of this Agreement. Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Advances shall be applied, first to the outstanding Swing Loans and next, pro rata according to the applicable Revolving Commitment Percentages of Lenders, to the outstanding Revolving Advances (subject to any contrary provisions of Section 2.22).

(b) Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received by Agent. Agent shall conditionally credit Borrowers’ Account for each item of payment on the next Business Day after the Business Day on which such item of payment is received by Agent (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the “Application Date”) Agent is not, however, required to credit Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrowers’ Account for the amount of any item of payment which is returned, for any reason whatsoever, to Agent unpaid. Subject to the foregoing, Borrowers agree that for purposes of computing the interest charges under this Agreement, each item of payment received by Agent shall be deemed applied by Agent on account of the Obligations on its respective Application Date.

(c) All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:00 p.m. Eastern Standard Time on the due date therefor in Dollars in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment of any and all Obligations due and owing hereunder by charging Borrowers’ Account or by making Advances as provided in Section 2.2 hereof.

(d) Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest, fees and other amounts payable hereunder shall be made without deduction, setoff or counterclaim and shall be made to Agent on behalf of Lenders to the Payment Office, in each case on or prior to 1:00 p.m. Eastern Standard Time, in Dollars and in immediately available funds.

2.9. Repayment of Excess Advances. If at any time the aggregate balance of outstanding Revolving Advances, Swing Loans and/or other Advances, individually or taken as a whole, exceeds the maximum amount of such type of Advances and/or the maximum amount of all such Advances taken as a whole (as applicable) permitted hereunder, including any breach of Section 2.7, such excess Advances shall be immediately due and payable (including pursuant to the provision of cash collateral in accordance with Section 3.2(b), if applicable) without the necessity of any demand, at the Payment Office, whether or not a Default or an Event of Default has occurred.

2.10. Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrowers’ Account”) in the name of Borrowers in which shall be recorded the date and amount of each Advance made by Agent, Swing Loan Lender or Lenders and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent, Swing Loan Lender or any Lender. Each month, Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent, Swing Loan Lender, Lenders and Borrowers during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Agent, Swing Loan Lender, Lenders and Borrowers unless Agent receives a written statement of Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Borrowing Agent. The records of Agent with respect to Borrowers’ Account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.11. Letters of Credit.

(a) Subject to the terms and conditions hereof, Issuer shall issue or cause the issuance of standby letters of credit denominated in Dollars (“Letters of Credit”) for the account of any Borrower except to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the outstanding Swing Loans, plus (iii) the Maximum Undrawn Amount of all outstanding Letters of Credit, plus (iv) the Maximum Undrawn Amount of the Letter of Credit to be issued to exceed the lesser of (x) the Maximum Revolving Advance Amount less Reserves established hereunder, or (y) the Formula Amount (calculated without giving effect to the deductions provided for in Section 2.1(a)(y)(iii)). The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Revolving Advances made as Domestic Rate Loans and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans. Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 3.2 hereof).

(b) Notwithstanding any provision of this Agreement, Issuer shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Body or arbitrator shall by its terms purport to enjoin or restrain Issuer from issuing any Letter of Credit, or any Law applicable to Issuer or any request or directive (whether or not having the force of law) from any Governmental Body with jurisdiction over Issuer shall prohibit, or request that Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which Issuer is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon Issuer any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement, and which Issuer in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of Issuer applicable to letters of credit generally.

2.12. Issuance of Letters of Credit.

(a) Borrowing Agent, on behalf of any Borrower, may request Issuer to issue or cause the issuance of a Letter of Credit by delivering to Issuer, with a copy to Agent at the Payment Office, prior to 1:00 p.m. Eastern Standard Time, at least five (5) Business Days prior to the proposed date of issuance, such Issuer’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent and Issuer; and, such other certificates, documents and other papers and information as Agent or Issuer may reasonably request. Issuer shall not issue any requested Letter of Credit if such Issuer has received notice from Agent or any Lender that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason.

(b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts or other written demands for payment and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term. Each standby Letter of Credit shall be subject either to the Uniform Customs and

Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (International Chamber of Commerce Publication Number 590), or any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Issuer.

(c) Agent shall use its reasonable efforts to notify Lenders of the request by Borrowing Agent for a Letter of Credit hereunder.

2.13. Requirements For Issuance of Letters of Credit.

(a) Borrowing Agent shall authorize and direct any Issuer to name the applicable Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If Agent is not the Issuer of any Letter of Credit, Borrowing Agent shall authorize and direct Issuer to deliver to Agent all instruments, documents, and other writings and property received by Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, and the application therefor.

(b) [Reserved].

2.14. Disbursements, Reimbursement.

(a) Immediately upon the issuance of each Letter of Credit, each Lender holding a Revolving Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Issuer a participation in each Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of such Letter of Credit (as in effect from time to time) and the amount of such drawing, respectively.

(b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Issuer will promptly notify Agent and Borrowing Agent. Regardless of whether Borrowing Agent shall have received such notice, Borrowers shall reimburse (such obligation to reimburse Issuer shall sometimes be referred to as a “Reimbursement Obligation”) Issuer prior to 12:00 Noon Eastern Standard Time, on each date that an amount is paid by Issuer under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Issuer. In the event Borrowers fail to reimburse Issuer for the full amount of any drawing under any Letter of Credit by 12:00 Noon Eastern Standard Time, on the Drawing Date, Issuer will promptly notify Agent and each Lender holding a Revolving Commitment thereof, and Borrowers shall be automatically deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan be made by Lenders to be disbursed on the Drawing Date under such Letter of Credit, and Lenders holding the Revolving Commitments shall be unconditionally obligated to fund such Revolving Advance (all whether or not the conditions specified in Section 8.2 are then satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason) as provided for in Section 2.14(c) immediately below. Any notice given by Issuer pursuant to this Section 2.14(b) may be oral if promptly confirmed in writing; provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.

(c) Each Lender holding a Revolving Commitment shall upon any notice pursuant to Section 2.14(b) make available to Issuer through Agent at the Payment Office an amount in immediately available funds equal to its Revolving Commitment Percentage (subject to any contrary provisions of Section 2.22) of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.14(d)) each be deemed to have made a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in that amount. If any Lender holding a Revolving Commitment so notified fails to make available to Agent, for the benefit of Issuer, the amount of such Lender’s Revolving Commitment Percentage of such amount by 2:00 p.m. Eastern Standard Time on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as a Domestic Rate Loan on and after the fourth day following the Drawing Date. Agent and Issuer will promptly give notice of the occurrence of the Drawing Date, but failure of Agent or Issuer to give any such notice on the Drawing Date or in sufficient time to enable any Lender holding a Revolving Commitment to effect such payment on such date shall not relieve such Lender from its obligations under this Section 2.14(c); provided, that, such Lender shall not be obligated to pay interest as provided in Section 2.14(c)(i) and (ii) until and commencing from the date of receipt of notice from Agent or Issuer of a drawing.

(d) With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in whole or in part as contemplated by Section 2.14(b), because of Borrowers’ failure to satisfy the conditions set forth in Section 8.2 hereof (other than any notice requirements) or for any other reason, Borrowers shall be deemed to have incurred from Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan. Each applicable Lender’s payment to Agent pursuant to Section 2.14(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment in respect of the applicable Letter of Credit under this Section 2.14.

(e) Each applicable Lender’s Participation Commitment in respect of the Letters of Credit shall continue until the last to occur of any of the following events: (x) Issuer ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled; and (z) all Persons (other than Borrowers) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.15. Repayment of Participation Advances.

(a) Upon (and only upon) receipt by Agent for the account of Issuer of immediately available funds from Borrowers (i) in reimbursement of any payment made by Issuer or Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Issuer or Agent under such a Letter of Credit, Agent will pay to each Lender holding a Revolving Commitment, in the same funds as those received by Agent, the amount of such Lender’s Revolving Commitment Percentage of such funds, except Agent shall retain the amount of the Revolving Commitment Percentage of such funds of any Lender holding a Revolving Commitment that did not make a Participation Advance in respect of such payment by Agent (and, to the extent that any of the other Lender(s) holding the Revolving Commitment have funded any portion such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.22, Agent will pay over to such Non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).

(b) If Issuer or Agent is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrowers to Issuer or Agent pursuant to Section 2.15(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each applicable Lender shall, on demand of Agent, forthwith return to Issuer or Agent the amount of its Revolving Commitment Percentage of any amounts so returned by Issuer or Agent plus interest at the Federal Funds Effective Rate.

2.16. Documentation. Each Borrower agrees to be bound by the terms of the Letter of Credit Application and by Issuer’s interpretations of any Letter of Credit issued on behalf of such Borrower and by Issuer’s written regulations and customary practices relating to letters of credit, though Issuer’s interpretations may be different from such Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrowing Agent’s or any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.17. Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.18. Nature of Participation and Reimbursement Obligations. The obligation of each Lender holding a Revolving Commitment in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse Issuer upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.18 under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Lender or any Borrower, as the case may be, may have against Issuer, Agent, any Borrower or Lender, as the case may be, or any other Person for any reason whatsoever;

(ii) the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of Lenders to make Participation Advances under Section 2.14;

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by any Borrower, Agent, Issuer or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Borrower, Agent, Issuer or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), Issuer, Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiaries of such Borrower and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if Issuer or any of Issuer’s Affiliates has been notified thereof;

(vi) payment by Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not fully comply with the terms of such Letter of Credit (provided that the foregoing shall not excuse Issuer from any obligation under the terms of any applicable Letter of Credit to require the presentation of documents that on their face appear to satisfy any applicable requirements for drawing under such Letter of Credit prior to honoring or paying any such draw);

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by Issuer or any of Issuer’s Affiliates to issue any Letter of Credit in the form requested by Borrowing Agent, unless Agent and Issuer have each received written notice from Borrowing Agent of such failure within three (3) Business Days after Issuer shall have furnished Agent and Borrowing Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) the occurrence of any Material Adverse Effect;

(x) any breach of this Agreement or any Other Document by any party thereto;

(xi) the occurrence or continuance of an insolvency proceeding with respect to any Loan Party;

(xii) the fact that a Default or an Event of Default shall have occurred and be continuing;

(xiii) the fact that the Term shall have expired or this Agreement or the obligations of Lenders to make Advances have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.19. Liability for Acts and Omissions.

(a) As between Borrowers and Issuer, Swing Loan Lender, Agent and Lenders, each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuer shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Issuer or any of its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuer, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Issuer’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Issuer from liability for Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Issuer or Issuer’s Affiliates be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

(b) Without limiting the generality of the foregoing, Issuer and each of its Affiliates: (i) may rely on any oral or other communication believed in good faith by Issuer or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit;

(ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Issuer or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Issuer or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier or any document or instrument of like import (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

(c) In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Issuer under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Issuer under any resulting liability to any Borrower, Agent or any Lender.

2.20. [Reserved].

2.21. Use of Proceeds.

(a) Borrowers shall apply the proceeds of Advances to (i) partially finance the Closing Date Acquisition, (ii) pay fees and expenses associated with the Transactions, and (iii) provide for their working capital needs and reimburse drawings under Letters of Credit.

(b) Without limiting the generality of Section 2.21(a) above, neither the Loan Parties nor any other Person which may in the future become party to this Agreement or the Other Documents as a Loan Party, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of Applicable Law.

2.22. Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.22 so long as such Lender is a Defaulting Lender.

(b) (i) Except as otherwise expressly provided for in this Section 2.22, Revolving Advances shall be made pro rata from Lenders holding Revolving Commitments which are not Defaulting Lenders based on their respective Revolving Commitment Percentages, and no

Revolving Commitment Percentage of any Lender or any pro rata share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender. Amounts received in respect of principal of any type of Revolving Advances shall be applied to reduce such type of Revolving Advances of each Lender (other than any Defaulting Lender) holding a Revolving Commitment in accordance with their Revolving Commitment Percentages; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(ii) Fees pursuant to Section 3.3 hereof shall cease to accrue in favor of such Defaulting Lender.

(iii) If any Swing Loans are outstanding or any Letters of Credit (or drawings under any Letter of Credit for which Issuer has not been reimbursed) are outstanding or exist at the time any such Lender holding a Revolving Commitment becomes a Defaulting Lender, then:

(A) Defaulting Lender’s Participation Commitment in the outstanding Swing Loans and of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among Non-Defaulting Lenders holding Revolving Commitments in proportion to the respective Revolving Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Non-Defaulting Lender holding a Revolving Commitment plus such Lender’s reallocated Participation Commitment in the outstanding Swing Loans plus such Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Revolving Commitment Amount of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing at such time;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by Agent (x) first, prepay any outstanding Swing Loans that cannot be reallocated, and (y) second, cash collateralize for the benefit of Issuer, Borrowers’ obligations corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 3.2(b) for so long as such Obligations are outstanding;

(C) if Borrowers cash collateralize any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are cash collateralized;

(D) if Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to Lenders holding Revolving Commitments pursuant to Section 3.2(a) shall be adjusted and reallocated to Non-Defaulting Lenders holding Revolving Commitments in accordance with such reallocation; and

(E) if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor cash collateralized pursuant to clauses (A) or (B) above, then, without prejudice to any rights or remedies of Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 3.2(a)with respect to such Defaulting Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit shall be payable to the Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated and/or cash collateralized; and

(iv) so long as any Lender holding a Revolving Commitment is a Defaulting Lender, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Swing Loan Lender or Issuer, as applicable, is satisfied that the related exposure and Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit and all Swing Loans (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to Non-Defaulting Lenders holding Revolving Commitments and/or cash collateral for such Letters of Credit will be provided by Borrowers in accordance with clause (A) and (B) above, and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.22(b)(iii)(A) above (and such Defaulting Lender shall not participate therein).

(c) A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents, and all amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Revolving Commitment Percentage; provided, that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in clauses (i) or (ii) of Section 16.2(b).

(d) Other than as expressly set forth in this Section 2.22, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.22 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e) In the event that Agent, Borrowers, Swing Loan Lender and Issuer agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then Agent will so notify the parties hereto, and, if such cured Defaulting Lender is a Lender holding a Revolving Commitment, then Participation Commitments of Lenders holding Revolving Commitments (including such cured Defaulting Lender) of the Swing Loans and Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender’s Revolving Commitment, and on such date such Lender shall purchase at par such of the Revolving Advances of the other Lenders as Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances in accordance with its Revolving Commitment Percentage.

(f) If Swing Loan Lender or Issuer has a good faith belief that any Lender holding a Revolving Commitment has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Swing Loan Lender or Issuer, as the case may be, shall have entered into arrangements with Borrowers or such Lender, satisfactory to Swing Loan Lender or Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

2.23. Payment of Obligations. Agent may charge to Borrowers’ Account as a Revolving Advance or, at the discretion of Swing Loan Lender, as a Swing Loan (a) all payments with respect to any of the Obligations required hereunder (including without limitation principal payments, payments of interest, payments of Letter of Credit Fees and all other fees provided for hereunder and payments under Sections 16.5 and 16.9) as and when each such payment shall become due and payable (whether as regularly scheduled, upon or after acceleration, upon maturity or otherwise), (b) without limiting the generality of the foregoing clause (a), (i) all amounts expended by Agent or any Secured Party pursuant to Sections 4.2 or 4.3 hereof and (ii) all expenses which Agent incurs in connection with the forwarding of Advance proceeds and the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.8(h), and (c) any sums expended by Agent or any Secured Party due to any Loan Party’s failure to perform or comply with its obligations under this Agreement or any Other Document including any Loan Party’s obligations under Sections 3.3, 3.4, 4.4, 6.4, 6.6, 6.7 and 6.8 hereof, and all amounts so charged shall be added to the Obligations and shall be secured by the Collateral. To the extent Revolving Advances are not actually funded by the other Lenders in respect of any such amounts so charged, all such amounts so charged shall be deemed to be Revolving Advances made by and owing to Agent and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender under this Agreement and the Other Documents with respect to such Revolving Advances.

III. INTEREST AND FEES.

3.1. Interest. Interest on Advances shall be payable in arrears on the first Business Day of each month with respect to Domestic Rate Loans and, with respect to LIBOR Rate Loans, at the end of each Interest Period; provided, that, all accrued and unpaid interest shall be due and payable at the end of the Term and, in respect of any particular Obligations with respect to which interest is accrued and unpaid, when such Obligations are otherwise due and payable. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to (i) with respect to Revolving Advances, the applicable Revolving Interest Rate and (ii) with respect to Swing Loans, the Revolving Interest Rate for

Domestic Rate Loans (as applicable, the “Contract Rate”). Except as expressly provided otherwise in this Agreement, any Obligations other than the Advances that are not paid when due shall accrue interest at the Revolving Interest Rate for Domestic Rate Loans, subject to the provision of the final sentence of this Section 3.1 regarding the Default Rate. Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The LIBOR Rate shall be adjusted with respect to LIBOR Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), all Obligations shall bear interest at the applicable Contract Rate plus two percent (2%) per annum (the “Default Rate”).

3.2. Letter of Credit Fees.

(a) Borrowers shall pay (x) to Agent, for the ratable benefit of Lenders holding Revolving Commitments, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the daily face amount of each outstanding Letter of Credit multiplied by the Applicable Margin for Revolving Advances consisting of LIBOR Rate Loans, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first Business Day of each calendar quarter and on the last day of the Term, and (y) to Issuer, a fronting fee of one quarter of one percent (0.25%) per annum times the daily face amount of each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, to be payable quarterly in arrears on the first Business Day of each calendar quarter and on the last day of the Term (all of the foregoing fees, the “Letter of Credit Fees”). In addition, Borrowers shall pay to Agent, for the benefit of Issuer, any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by Issuer and the Borrowing Agent in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder, all such charges, fees and expenses, if any, to be payable on demand. All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in Issuer’s prevailing charges for that type of transaction. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2.0%) per annum.

(b) At any time following the occurrence of an Event of Default, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under

Section 10.7, immediately and automatically upon the occurrence of such Event of Default, without the requirement of any affirmative action by any party), or upon the expiration of the Term or any other termination of this Agreement, Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and each Borrower hereby irrevocably authorizes Agent, in its discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time. Agent may, in its discretion, invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and such Borrower mutually agree (or, in the absence of such agreement, as Agent may reasonably select) and the net return on such investments shall be credited to such account and constitute additional cash collateral, or Agent may (notwithstanding the foregoing) establish the account provided for under this Section 3.2(b) as a non-interest bearing account and in such case Agent shall have no obligation (and Borrowers hereby waive any claim) under Article 9 of the Uniform Commercial Code or under any other Applicable Law to pay interest on such cash collateral being held by Agent. No Borrower may withdraw amounts credited to any such account except upon the occurrence of the Termination Date. Borrowers hereby assign, pledge and grant to Agent, for its benefit and the ratable benefit of Issuer, Lenders and each other Secured Party, a continuing security interest in and to and Lien on any such cash collateral and any right, title and interest of Borrowers in any deposit account, securities account or investment account into which such cash collateral may be deposited from time to time to secure the Obligations, specifically including all Obligations with respect to any Letters of Credit. Borrowers agree that upon the coming due of any Reimbursement Obligations (or any other Obligations, including Obligations for Letter of Credit Fees) with respect to the Letters of Credit, Agent may use such cash collateral to pay and satisfy such Obligations.

3.3. Facility Fee. If, for any day in each calendar quarter during the Term, the daily unpaid balance of the sum of Revolving Advances plus, Swing Loans plus the Maximum Undrawn Amount of all outstanding Letters of Credit (the “Usage Amount”) does not equal the Maximum Revolving Advance Amount, then Borrowers shall pay to Agent, for the ratable benefit of Lenders holding the Revolving Commitments based on their Revolving Commitment Percentages, a fee at a rate equal to 0.375% per annum for each such day on the amount by which the Maximum Revolving Advance Amount on such day exceeds such Usage Amount (the “Facility Fee”). Such Facility Fee shall be payable to Agent in arrears on the first Business Day of each calendar quarter with respect to each day in the previous calendar quarter, and on the last day of the Term with respect to each day in the previous calendar quarter or portion thereof ending on such date, as applicable.

3.4. Fee Letter. Borrowers shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.

3.5. Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension.

3.6. Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law: (i) the interest rates hereunder will be reduced to the maximum rate permitted under Applicable Law; (ii) such excess amount shall be first applied to any unpaid principal balance owed by Borrowers; and (iii) if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7. Increased Costs. In the event that any Applicable Law or any Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent, Swing Loan Lender, any Issuer or Lender and any corporation or bank controlling Agent, Swing Loan Lender, any Lender or Issuer and the office or branch where Agent, Swing Loan Lender, any Lender or Issuer (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a) subject Agent, Swing Loan Lender, any Lender or Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan, or change the basis of taxation of payments to Agent, Swing Loan Lender, such Lender or Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.10 and the imposition of, or any change in the rate of, any Excluded Tax payable by Agent, Swing Loan Lender, such Lender or the Issuer);

(b) impose, modify or deem applicable any reserve, special deposit, assessment, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent, Swing Loan Lender, Issuer or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on Agent, Swing Loan Lender, any Lender or Issuer or the London interbank LIBOR market any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by any Lender, or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to Agent, Swing Loan Lender, any Lender or Issuer of making, converting to, continuing, renewing or maintaining its Advances hereunder by an amount that Agent, Swing Loan Lender, such Lender or Issuer deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent, Swing Loan Lender or such Lender or Issuer deems to be material, then, in any case Borrowers shall promptly pay Agent, Swing Loan Lender, such Lender or Issuer, upon its demand, such additional amount as will compensate Agent, Swing Loan Lender or such Lender or Issuer for such additional cost or such reduction, as the case may be; provided that the foregoing shall not apply to increased costs which are reflected in the LIBOR Rate, as the case may be. Agent, Swing Loan Lender, such Lender or Issuer shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error.

3.8. Alternate Rate of Interest.

(a) Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:

(i) reasonable means do not exist for ascertaining the LIBOR Rate applicable pursuant to Section 2.2 hereof for any Interest Period;

(ii) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Domestic Rate Loan into a LIBOR Rate Loan;

(iii) the making, maintenance or funding of any LIBOR Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law); or

(iv) the LIBOR Rate will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any LIBOR Rate Loan,

then Agent shall give Borrowing Agent prompt written or telephonic notice of such determination. If such notice is given prior to a LIBOR Termination Date (as defined below) or prior to the date on which Section 3.8(b)(i)(B) applies, then (x) any such requested LIBOR Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 1:00 p.m. Eastern Standard Time two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (y) any Domestic Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. Eastern Standard Time two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (z) any outstanding affected LIBOR Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. Eastern Standard Time two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Loans (or sooner, if Agent or such Lender cannot continue to lawfully maintain such affected LIBOR Rate Loan). Until such notice has been withdrawn, neither Agent nor Lenders shall have any obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.

(b) Successor LIBOR Rate Index.

(i) If the Agent determines (which determination shall be final and conclusive, absent manifest error) that either (A) (1) the circumstances set forth in Section 3.8(a)(i) have arisen and are unlikely to be temporary, or (2) the circumstances set forth in Section 3.8(a)(i) have not arisen but the applicable supervisor or administrator (if any) of the LIBOR Rate or a Governmental Body having jurisdiction over the Agent has made a public statement identifying the specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (B) a rate other than the LIBOR Rate has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then the Agent may (in consultation with the Borrowing Agent) choose a replacement index for the LIBOR Rate and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in LIBOR Rate-based interest rate in effect prior to its replacement.

(ii) The Agent and the Borrowers shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of the Agent, for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the Other Documents (including, without limitation, Section 16.2), such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. Eastern Standard Time on the tenth (10th) Business Day after the date a draft of the amendment is provided to the Lenders, unless the Agent receives, on or before such tenth (10th) Business Day, a written notice from the Required Lenders stating that such Lenders object to such amendment.

(iii) Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (A) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a LIBOR Rate-based rate to a replacement index-based rate, and (B) may also reflect adjustments to account for (1) the effects of the transition from the LIBOR Rate to the replacement index and (2) yield- or risk-based differences between the LIBOR Rate and the replacement index.

(iv) Until an amendment reflecting a new replacement index in accordance with this Section 3.8(b) is effective, each advance, conversion and renewal of a LIBOR Rate Loan will continue to bear interest with reference to the LIBOR Rate; provided, however, that if Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all LIBOR Rate Loans shall automatically be converted to Domestic Rate Loans until such time as an amendment reflecting a replacement index and related matters as described above is implemented.

(v) Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.

3.9. Capital Adequacy.

(a) In the event that Agent, Swing Loan Lender, Issuer or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent, Swing Loan Lender, Issuer or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent, Swing Loan Lender, Issuer or any Lender and any corporation or bank controlling Agent, Swing Loan Lender or any Lender and the office or branch where Agent, Swing Loan Lender or any Lender (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent’s, Swing Loan Lender’s, Issuer’s or any Lender’s capital as a consequence of its obligations hereunder (including the making of any Swing Loans) to a level below that which Agent, Swing Loan Lender, Issuer or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s, Swing Loan Lender’s, Issuer’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent, Swing Loan Lender, Issuer or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Agent, Swing Loan Lender, Issuer or such Lender such additional amount or amounts as will compensate Agent, Swing Loan Lender, Issuer or such Lender for such reduction. In determining such amount or amounts, Agent, Swing Loan Lender, Issuer or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Agent, Swing Loan Lender, Issuer and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.

(b) A certificate of Agent, Swing Loan Lender, Issuer or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent, Swing Loan Lender or such Lender with respect to Section 3.9(a) hereof when delivered to Borrowing Agent shall be conclusive absent manifest error.

3.10. Taxes.

(a) Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if Borrowers shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Agent, Swing Loan Lender, Lender, Issuer or Participant, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrowers shall make such deductions, and (iii) Borrowers shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.

(b) Without limiting the provisions of Section 3.10(a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c) Each Borrower shall indemnify Agent, Swing Loan Lender, each Lender, Issuer and any Participant, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent, Swing Loan Lender, such Lender, Issuer, or such Participant, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to Borrowers by any Lender, Swing Loan Lender, a Participant, or Issuer (with a copy to Agent), or by Agent on its own behalf or on behalf of any Lender, Swing Loan Lender, a Participant or Issuer, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Body, Borrowers shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any Other Document shall deliver to Borrowers (with a copy to Agent), at the time or times prescribed by Applicable Law or reasonably requested by Borrowers or Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations or other Applicable Law. Further, Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender, Issuer or assignee or participant of a Lender or Issuer for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Code. In addition, any Lender, if requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or Agent as will enable Borrowers or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States of America, any Foreign Lender (or other Lender) shall deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender (or other Lender) becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrowers or Agent, but only if such Foreign Lender (or other Lender) is legally entitled to do so), whichever of the following is applicable:

(i) two (2) duly completed valid originals of IRS Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) two (2) duly completed valid originals of IRS Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN or W-8BEN-E,

(iv) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers to determine the withholding or deduction required to be made, or

(v) to the extent that any Lender is not a Foreign Lender, such Lender shall submit to Agent two (2) originals of an IRS Form W-9 or any other form prescribed by Applicable Law demonstrating that such Lender is not a Foreign Lender.

(f) If a payment made to a Lender, Swing Loan Lender, Participant, Issuer, or Agent under this Agreement or any Other Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, Swing Loan Lender, Participant, Issuer, or Agent shall deliver to the Agent (in the case of Swing Loan Lender, a Lender, Participant or Issuer) and Borrowers (A) a certification signed by a senior financial Authorized Officer of such Person, and (B) other documentation reasonably requested by Agent or any Borrower sufficient for Agent and Borrowers to comply with their obligations under FATCA and to determine that Swing Loan Lender, such Lender, Participant, Issuer, or Agent has complied with such applicable reporting requirements.

(g) If Agent, Swing Loan Lender, a Lender, a Participant or Issuer determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section, it shall pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund); net of all out-of-pocket expenses of the Agent, Swing Loan Lender, such Lender, Participant, or the Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund), provided that Borrowers, upon the request of Agent, Swing Loan Lender, such Lender, Participant, or Issuer, agrees to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to Agent, Swing Loan Lender, such Lender, Participant or the Issuer in the event Agent, Swing Loan Lender, such Lender, Participant or the Issuer is required to repay such refund to such Governmental Body. This Section shall not be construed to require Agent, Swing Loan Lender, any Lender, Participant, or Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrowers or any other Person.

3.11. Mitigation; Replacement of Lenders.

(a) If any Lender requests compensation under Section 3.7, or requires Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Body for the account of any Lender pursuant to Section 3.10, then such Lender shall (at the request of any Borrower) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.7 or 3.10, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender (an “Affected Lender”) (i) makes demand upon Borrowers for (or if Borrowers are otherwise required to pay) amounts pursuant to Section 3.7 or 3.9 hereof, (iii) is unable to make or maintain LIBOR Rate Loans as a result of a condition described in Section 2.2(h) hereof, (iii) is a Defaulting Lender, or (iv) denies any consent requested by the Borrowing Agent pursuant to Section 16.2(b) hereof, Borrowers may, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing Borrowers to be required to pay such compensation or causing Section 2.2(h) hereof to be applicable), or such Lender becoming a Defaulting Lender or denial of a request by Borrowing Agent pursuant to Section 16.2(b) hereof, as the case may be, by notice in writing to the Agent and such Affected Lender (x) request the Affected Lender to cooperate with Borrowers in obtaining a replacement Lender satisfactory to Agent and Borrowers (the “Replacement Lender”); (y) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage, as provided herein, but none of such Lenders shall be under any obligation to do so; or (z) propose a Replacement Lender subject to approval by Agent in its good faith business judgment. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage, then such Affected Lender shall assign, in accordance with Section 16.3 hereof, all of its Advances and its Revolving Commitment Percentage and other rights and obligations under this Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender.

IV. COLLATERAL: GENERAL TERMS

4.1. Security Interest in the Collateral. To secure the prompt payment and performance to Agent, each other Secured Party and each holder of any Obligations, of the Obligations, each Loan Party hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each other Secured Party and holder of any Obligations, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter created, acquired or arising and wheresoever located. Each Loan Party shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s and each Secured Party’s security interest and shall cause its financial statements to reflect such security interest. Each Loan Party shall provide Agent with written notice (as required under Section 9.17) of all commercial tort claims of such Loan Party (other than unasserted commercial tort claims) where the amount claimed or under dispute is equal to or greater than $500,000, such notice to contain a brief description of the claim(s), the events out of which such claim(s) arose and the parties against which such claims have been asserted and, if applicable in any case where legal proceedings regarding such claim(s) have been commenced, the case title together with the applicable court and docket number. Upon delivery of each such notice, such Loan Party shall be deemed to thereby grant to Agent a security interest and lien in and to such commercial tort claims described therein and all proceeds thereof. Each Loan Party shall provide Agent with written notice (as required under Section 9.17) upon becoming the beneficiary under any letter of credit or otherwise obtaining any right, title or interest in any letter of credit rights having an undrawn face amount of $500,000 or more, and at Agent’s request shall take such actions as Agent may reasonably request for the perfection of Agent’s security interest therein.

4.2.Perfection of Security Interest. Each Loan Party shall take all action that may be necessary or desirable, or that Agent may request in its Permitted Discretion, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (a) promptly discharging all Liens other than Permitted Encumbrances, (b) exercising commercially reasonable efforts to obtain Lien Waiver/Access Agreements for the chief executive office of any Loan Party, (c) upon the request of Agent in its Permitted Discretion, delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral to the extent having a value of $500,000 or more, individually or in the aggregate, (d) entering into warehousing, lockbox, customs and freight agreements and other custodial arrangements satisfactory to Agent, and (e) executing and delivering financing statements, control agreements (to the extent required hereunder), instruments of pledge, Mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code or other Applicable Law; provided however, that no Loan Party shall be required to take such actions with respect to (i) Real Property owned in fee having a value of less than $1,000,000, (ii) leasehold interests in Real Property, (iii) Excluded Accounts, (iv) motor vehicles and other assets subject to certificates of title having a value of less than $500,000 in the aggregate, (v) letter of credit rights not otherwise constituting a supporting obligation with an undrawn face amount of less than $500,000, (vi) commercial tort claims that such party has elected not to assert, (vii) chattel paper and instruments and documents evidencing or forming a part of the Collateral having a value of less than $500,000, individually or in the aggregate for all such related documents and (viii) any other assets with respect to which Agent and Borrowing Agent, acting reasonably, agree that the costs of obtaining such perfection are excessive in relation to the benefit afforded thereby to the Secured Parties. By its signature hereto, each Loan Party hereby authorizes Agent to file, and ratifies any such filings made prior to the date hereof, against such Loan Party, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein, including without limitation a description of Collateral as “all assets” and/or “all personal property” of any Loan Party). All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers’ Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent’s option, shall be paid by Loan Parties to Agent for its benefit and for the ratable benefit of Lenders immediately upon demand.

4.3. Preservation of Collateral. Following the occurrence and during the continuance of a Default or Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems necessary in its Permitted Discretion to protect Agent’s interest in and to preserve the Collateral, including the hiring of security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of any Loan Party’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Loan Party’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any Loan Party’s owned or leased property. Each Loan Party shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent’s reasonable and documented out-of-pocket expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

4.4. Ownership and Location of Collateral.

(a) With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) each Loan Party shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens whatsoever; (ii) each document and agreement executed by each Loan Party or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all respects; (iii) all signatures and endorsements of each Loan Party that appear on such documents and agreements shall be genuine and each Loan Party shall have full capacity to execute same; and (iv) each Loan Party’s material equipment and Inventory as of the Closing Date and each date on which such schedule is required to be updated under this Agreement, shall be located as set forth on Schedule 4.4 and shall not be removed from such location(s) without the prior written consent of Agent except with respect to Inventory in transit and Dispositions permitted by Section 7.1(b) hereof.

(b) (i) [reserved]; (ii) [reserved]; (iii) Schedule 4.4 hereto sets forth a correct and complete list, as of the Closing Date and each date on which such schedule is require to be updated under this Agreement, of (A) each place of business of each Loan Party and (B) the chief executive office of each Loan Party; and (iv) Schedule 4.4 hereto sets forth a correct and complete list, as of the Closing Date and each date on which such schedule is require to be updated under this Agreement, of the location, by state and street address, of all Real Property owned or leased by each Loan Party, identifying which properties are owned and which are leased, together with the names and addresses of any landlords.

4.5. Defense of Agent’s and Lenders’ Interests. Until the Termination Date, Agent’s interests in the Collateral shall continue in full force and effect. During such period no Loan Party shall, without Agent’s prior written consent, pledge, sell (except for Dispositions otherwise permitted in Section 7.1(b)), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances and Dispositions permitted under Section 7.1(b), any part of the Collateral. Each Loan Party shall defend Agent’s interests in the Collateral against any and all Persons whatsoever. At any time following demand by Agent for payment of all Obligations, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, Loan Parties shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. Each Loan Party shall, and following the occurrence and during the continuance of an Event off Default, Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Loan Party’s possession, they, and each of them, shall be held by such Loan Party in trust as Agent’s trustee, and such Loan Party will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.6. Inspection of Premises. At all reasonable times and from time to time as often as Agent shall elect in its Permitted Discretion, Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Loan Party’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Loan Party’s business. Agent, any Lender and their agents may enter upon any premises of any Loan Party at any time with, unless a Default or Event of Default shall then exist, reasonable prior notice, during business hours and, if a Default or Event of Default shall then exist, at any other reasonable time, and from time to time as often as Agent shall elect in its Permitted Discretion, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Loan Party’s business (each such site visit, a “Field Examination”); provided, however, unless an Event of Default shall have occurred and be continuing, exclusive of Field Examinations prior to the Closing Date or in connection with any Permitted Acquisition, Loan Parties shall not be required to pay the costs of more than two (2) Field Examinations during any one calendar year.

4.7. [Reserved].

4.8. Receivables; Deposit Accounts and Securities Accounts.

(a) Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Loan Party, or work, labor or services theretofore rendered by a Loan Party as of the date each Receivable is created. Same shall be due and owing in accordance with the applicable

Loan Party’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Loan Parties to Agent.

(b) Each Customer, to each Loan Party’s knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due. With respect to such Customers of any Loan Party who are not solvent or able to pay all such Receivables, such Loan Party has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c) Each Loan Party’s chief executive office is located as set forth on Schedule 4.4 on the Closing Date and each date on which such schedule is required to be updated under this Agreement. Until written notice is given to Agent by Borrowing Agent of any other office at which any Loan Party keeps its records pertaining to Receivables, all such records shall be kept at such executive office; provided that duplicate copies of such records may be kept in any other office of any Loan Party.

(d) Borrowers shall instruct their Customers to deliver all remittances upon Receivables (whether paid by check or by wire transfer of funds) to such Blocked Account(s) and/or Depository Accounts (and any associated lockboxes) as Agent shall designate from time to time as contemplated by Section 4.8(h) or as otherwise agreed to from time to time by Agent. Notwithstanding the foregoing, to the extent any Loan Party directly receives any remittances upon Receivables, such Loan Party shall, at such Loan Party’s sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with any Loan Party’s funds or use the same except to pay Obligations, and shall as soon as possible and in any event no later than one (1) Business Day after the receipt thereof (i) in the case of remittances paid by check, deposit all such remittances in their original form (after supplying any necessary endorsements) and (ii) in the case of remittances paid by wire transfer of funds, transfer all such remittances, in each case, into such Blocked Accounts(s) and/or Depository Account(s). Each Loan Party shall deposit in the Blocked Account and/or Depository Account or, upon request by Agent, deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

(e) At any time upon the occurrence and during the continuance of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. At any time after the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone, facsimile, telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers’ Account and added to the Obligations.

(f) At any time upon the occurrence and during the continuance of an Event of Default, Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Loan Party any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Loan Party hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Loan Party hereby constitutes Agent or Agent’s designee as such Loan Party’s attorney with power (i) at any time: (A) to send verifications of Receivables to any Customer; (B) to sign such Loan Party’s name on all financing statements or any -other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; and (ii) at any time following the occurrence and during the continuance of an Event of Default: (A) to endorse such Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (B) to sign such Loan Party’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (C) to receive, open and dispose of all mail addressed to any Loan Party at any post office box/lockbox maintained by Agent for Loan Parties or at any other business premises of Agent; (D) to demand payment of the Receivables; (E) to enforce payment of the Receivables by legal proceedings or otherwise; (F) to exercise all of such Loan Party’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (G) to sue upon or otherwise collect, extend the time of payment of, settle, adjust, compromise, extend or renew the Receivables; (H) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (I) to prepare, file and sign such Loan Party’s name on a proof of claim in bankruptcy or similar document against any Customer; (J) to prepare, file and sign such Loan Party’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; (K) to accept the return of goods represented by any of the Receivables; (L) to change the address for delivery of mail addressed to any Loan Party to such address as Agent may designate; and (M) to do all other acts and things necessary in Agent’s Permitted Discretion to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable until the Termination Date.

(g) Neither Agent nor any other Secured Party shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom, except to the extent determined by a court of competent jurisdiction in a final judgment to have resulted from Agent or such other Secured Party’s gross negligence or willful misconduct.

(h) All proceeds of Collateral and other amounts at any time received by any Borrower shall be deposited by Borrowers into either (i) a lockbox account, dominion account or such other “blocked account” (“Blocked Accounts”) established at a bank or banks (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be acceptable to Agent or (ii) depository accounts (“Depository Accounts”) established at PNC for the deposit of such proceeds. Each applicable Borrower, Agent and each Blocked Account Bank shall enter into a deposit account control agreement in form and substance satisfactory to Agent that is sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account and which directs such Blocked Account Bank to transfer such funds so deposited on a daily basis to Agent, either to any account maintained by Agent at said Blocked Account Bank or by wire transfer to appropriate account(s) at Agent. All funds deposited in such Blocked Accounts or Depository Accounts shall immediately become subject to the security interest of Agent for its own benefit and the ratable benefit of Issuer, Lenders and all other holders of the Obligations, and Borrowing Agent shall obtain the agreement by such Blocked Account Bank to waive any offset rights against the funds so deposited. Neither Agent nor any Lender assumes any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. If a Cash Dominion Event exists, Agent, may issue a notice of sole control under the applicable control agreement with respect to each Blocked Account and shall apply all funds received by it from the Blocked Accounts and/or Depository Accounts to the satisfaction of the Obligations (including the cash collateralization of the Letters of Credit) in such order as Agent shall determine in its sole discretion, subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof; provided that, in the absence of any Event of Default, Agent shall apply all such funds first to the prepayment of the principal amount of the Swing Loans, if any, and then to the Revolving Advances; provided, further, that, upon the termination of any such Cash Dominion Event, Agent shall issue a notice to the applicable Blocked Account Bank rescinding such notice of sole control. Borrowing Agent shall notify each Customer of any Borrower to send all future payments owed to a Borrower by such Customer, including, but not limited to, payments on any Receivable, to a Blocked Account or Depository Account, (i) with respect to any Person that is a Customer of any Borrower on the Closing Date, within ninety (90) days (or such longer period as the Agent may permit in its Permitted Discretion) of the Closing Date and (ii) with respect to any Person that is not a Customer on the Closing Date, promptly upon such Person becoming a Customer of a Borrower. If any Borrower shall receive any collections or other proceeds of the Collateral, such Borrower shall hold such collections or proceeds in trust for the benefit of Agent and deposit such collections or proceeds into a Blocked Account or Depository Account within one (1) Business Day following such Borrower’s receipt thereof.

(i) No Loan Party will, without Agent’s consent, compromise or adjust any material amount of the Receivables (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the Ordinary Course of Business of such Loan Party.

(j) All deposit accounts (including all Blocked Accounts and Depository Accounts), securities accounts and investment accounts of each Loan Party and its Subsidiaries as of the Closing Date and each date on which such schedule is required to be updated under the terms of this Agreement are set forth on Schedule 4.8(j). No Loan Party shall open any new deposit account, securities account or investment account with any banking institution other than PNC unless (i) such Loan Party shall have given at least ten (10) days prior written notice to Agent, and (ii) if such account is not an Excluded Account and is to be maintained with a bank, depository institution or securities intermediary that is not the Agent, such bank, depository institution or securities intermediary, each applicable Loan Party and Agent shall first have entered into an account control agreement in form and substance satisfactory to Agent sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account. Within sixty (60) days after the Closing Date (or such later date as the Agent may agree in its sole discretion), the Loan Parties shall have established, and shall thereafter maintain at all times until the Termination Date, their primary depository and cash management relationships with PNC and/or any of its applicable Affiliates. Each Loan Party agrees that it shall offer to PNC or one of its Affiliates the first opportunity to bid for (i) all Foreign Currency Hedges and Interest Rate

Hedges proposed to be entered into by any Loan Party or Subsidiary thereof during the Term and (ii) without limiting the foregoing, such Loan Party’s other Cash Management Product and Service needs during the Term; provided, for the avoidance of doubt, no Loan Party shall be required to accept such bid by PNC or its Affiliate.

4.9. Inventory. To the extent Inventory held for sale or lease has been produced by any Loan Party, it has been and will be produced by such Loan Party in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.10. Maintenance of Equipment. The equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the equipment shall be maintained and preserved.

4.11. Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Secured Party as any Loan Party’s agent for any purpose whatsoever, nor shall Agent or any Secured Party be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Secured Party shall, whether by anything herein or in any assignment or otherwise, assume any of any Loan Party’s obligations under any contract or agreement assigned (collaterally or otherwise) to Agent or any Secured Party, and neither Agent nor any Secured Party shall be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

4.12. Financing Statements. Except as respects the financing statements filed by Agent, financing statements described on Schedule P-1, and financing statements filed in connection with Permitted Encumbrances, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office on the Closing Date.

4.13. Investment Property Collateral.

(a) Each Loan Party that is a holder of Investment Property Collateral and each Loan Party that is an issuer of Investment Property Collateral hereby agrees that, notwithstanding anything to the contrary contained in the Organizational Documents governing any Investment Property Collateral, in connection with any exercise of remedies by the Agent in respect of such Investment Property Collateral upon the occurrence and during the continuance of an Event of Default, (i) the Agent shall have the right to exercise all rights of an owner of such Investment Property Collateral, including voting rights and rights to management, (ii) each such Loan Party, whether in its capacity as the holder or issuer of any such Investment Property Collateral that are limited liability company interests or limited partnership interests, hereby agrees that Agent or any transferee of such Investment Property Collateral shall, without further consent or action of any person, be admitted as a member or limited partner, as applicable, of the issuer of such Investment Property Collateral, (iii) waives any provisions of such Organizational Documents that conflict with or would require the satisfaction of any condition precedent (such as, without limitation, the consent of any Person or the exercise of a right of first refusal) to the execution, delivery and performance by each Loan Party of this Agreement and any Other Documents, (iv) agrees to comply from time to time with any reasonable request made by Agent to carry out the purposes of this Agreement and the Other Documents and (v) agrees that if at any time it shall receive instructions originated by Agent relating to such Investment Property Collateral, such Loan Party shall comply with such instructions without further consent by any other Person.

(b) Each Loan Party represents and warrants that (i) there are no restrictions on the pledge or transfer of any of the Investment Property Collateral, other than restrictions referenced on the face of any certificates evidencing such Investment Property Collateral; (ii) such Loan Party is the legal owner of the Investment Property Collateral pledged by it hereunder, which is registered in the name of such Loan Party, the Custodian (as hereinafter defined) or a nominee; (iii) the Investment Property Collateral is free and clear of any security interests, pledges, liens, encumbrances, charges, agreements, claims or other arrangements or restrictions of any kind, except for the Liens granted to Agent and Permitted Encumbrances; (iv) such Loan Party has the right to transfer the Investment Property Collateral free of any encumbrances other than Permitted Encumbrances and such Loan Party will defend its title to the Investment Property Collateral against the claims of all persons, and any registration with, or consent or approval of, or other action by, any federal, state or other Governmental Body which was or is necessary for the validity of the pledge of and grant of the security interest in the Investment Property Collateral has been obtained; (v) the pledge of and grant of the security interest in the Investment Property Collateral is effective to vest in the Agent a valid and perfected first priority security interest in and to the Investment Property Collateral as set forth herein, (vi) none of the operating agreements, limited partnership agreements or other agreements governing any Investment Property provide that the Equity Interests governed thereby are securities governed by Article 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction; and (vii) no authorization or approval or other action by, and no notice to or filing with, any Governmental Body, or any other Person, is required on the date hereof except as may be required in connection with any sale of any Investment Property Collateral by laws affecting the offering and sale of securities generally. Each Loan Party shall (i) ensure that each operating agreement, limited partnership agreement and any other similar agreement permits Agent’s Lien on the Equity Interests of wholly-owned Subsidiaries arising thereunder, foreclosure of Agent’s Lien and admission of any transferee as a member, limited partner or other applicable equity holder thereunder and (ii) use commercially reasonable efforts to provide that each operating agreement, limited partnership agreement and any other similar agreement with respect to any other Person permits Agent’s Lien on the Investment Property Collateral of such Loan Party arising thereunder, foreclosure of Agent’s Lien and admission of any transferee as a member, limited partner or other applicable equity holder thereunder.

(c) Except as set forth in Article XI, (i) the Loan Parties will have the right to exercise all voting rights with respect to the Investment Property Collateral and (ii) the Loan Parties will have the right to receive all cash dividends and distributions, interest and premiums declared and paid on the Investment Property Collateral to the extent otherwise permitted under this Agreement. In the event any additional Equity Interests are issued to any Loan Party as a stock dividend or distribution or in lieu of interest on any of the Investment Property Collateral, as a result of any split of any of the Investment Property Collateral, by reclassification or otherwise, any certificates evidencing any such additional shares will be delivered to the Agent within ten (10) Business Days and such shares will be subject to this Agreement and a part of the Investment Property Collateral to the same extent as the original Investment Property Collateral.

V. REPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants as follows:

5.1. Authority. Each Loan Party has full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents to which it is a party have been duly executed and delivered by each Loan Party, and this Agreement and the Other Documents to which it is a party constitute the legal, valid and binding obligation of such Loan Party enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents to which it is a party (a) are within such Loan Party’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, are not in contravention of law or the terms of such Loan Party’s Organizational Documents or of any Material Contract to which such Loan Party is a party or by which such Loan Party is bound, including the Subordinated Indebtedness Documents, the Closing Date Acquisition Agreement, and any Permitted Acquisition Documents, (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, except as could not reasonably be expected to result in a Material Adverse Effect, (c) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect, except such consents the failure of which to obtain could not reasonably be expected to result in a Material Adverse Effect, and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Loan Party under the provisions of any Material Contract, including the Subordinated Indebtedness Documents, the Closing Date Acquisition Agreement, and any Permitted Acquisition Documents.

5.2. Formation and Qualification; Subsidiaries.

(a) Each Loan Party is duly incorporated or formed, as applicable, and in good standing under the laws of its state of incorporation or formation, as listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the states in which qualification and good standing are necessary for such Loan Party to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect on such Loan Party. Each Loan Party has delivered to Agent true and complete copies of its Organizational Documents and will promptly notify Agent of any material amendment or changes thereto.

(b) The only Subsidiaries of each Loan Party on the Closing Date and each date on which such schedule is required to be updated under the terms of this Agreement are listed on Schedule 5.2(b). The Equity Interests of each Borrower are held on the Closing Date and each date on which such schedule is required to be updated under the terms of this Agreement by the Persons identified on Schedule 5.2(b), in the numbers of interests set forth thereon.

(c) There are no accrued but unpaid dividends owing on account of the Equity Interests of each Borrower as of the Closing Date.

5.3. [Reserved].

5.4. Tax Returns. Each Loan Party’s federal tax identification number is set forth on Schedule 5.4. Each Loan Party has filed all federal and all material state and local tax returns and other reports each is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable to the extent exceeding $500,000. The provision for taxes on the books of each Loan Party is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Loan Party has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

5.5. Financial Statements; Material Adverse Effect.

(a) The pro forma balance sheet of Loan Parties on a Consolidated Basis (the “Pro Forma Balance Sheet”), a copy of which is attached to the Financial Condition Certificate, reflects the consummation of the transactions contemplated by the Closing Date Acquisition and under this Agreement (collectively, the “Transactions”), and fairly reflects the financial condition of the Loan Parties on a Consolidated Basis as of the Closing Date after giving effect to the Transactions, and has been prepared in accordance with GAAP, consistently applied. The Pro Forma Balance Sheet has been certified by the Chief Financial Officer of Borrowing Agent as fairly presenting, in all material respects, the financial condition of the Loan Parties as of the Closing Date. All financial statements referred to in this subsection 5.5(a), including the related schedules and notes thereto, have been prepared in accordance with GAAP, except as may be disclosed in such financial statements and customary year-end adjustments.

(b) The twelve-month cash flow and balance sheet projections of the Loan Parties on a Consolidated Basis, copies of which are attached to the Financial Condition Certificate (the “Projections”) were prepared by an Authorized Officer of Viant, are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect the Loan Parties’ judgment based on present circumstances of the most likely set of conditions and course of action for the projected period. The cash flow Projections together with the Pro Forma Balance Sheet are referred to as the “Pro Forma Financial Statements”.

(c) The unaudited consolidated balance sheet of Borrowing Agent and its Subsidiaries for their fiscal year to date period ended August 31, 2019, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, copies of which are attached to the Financial Condition Certificate, have been prepared in accordance with GAAP, consistently applied and present fairly the financial position of Borrowing Agent and its Subsidiaries at such dates and the results of their operations for such periods.

(d) Since June 30, 2019, no Material Adverse Effect has occurred.

5.6. Entity Names. No Loan Party has been known by any other company or corporate name, as applicable, in the five (5) years prior to the Closing Date and does not sell Inventory under any other name except as set forth on Schedule 5.6, nor has any Loan Party been the surviving corporation or company, as applicable, of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7. O.S.H.A.; Environmental Compliance; Flood Insurance.

(a) Except as could not reasonably be expected to have a Material Adverse Effect, each Loan Party is in compliance with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance with the Federal Occupational Safety and Health Act, and Environmental Laws and there are no outstanding citations, notices or orders of non-compliance issued to any Loan Party or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

(b) Except as could not reasonably be expected to have a Material Adverse Effect, each Loan Party has been issued all required federal, state and local licenses, certificates or permits (collectively, “Approvals”) relating to all applicable Environmental Laws and all such Approvals are current and in full force and effect.

(c) Except as could not reasonably be expected to have a Material Adverse Effect: (i) there have been no releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Materials at, upon, under or migrating from or onto any Real Property owned, leased or occupied by any Loan Party, except for those Releases which are in full compliance with Environmental Laws; (ii) there are no underground storage tanks or polychlorinated biphenyls on any Real Property of any Loan Party, except for such underground storage tanks or polychlorinated biphenyls that are present in compliance with Environmental Laws; (iii) the Real Property of any Loan Party has never been used by any Loan Party to dispose of Hazardous Materials, except as authorized by Environmental Laws; and (iv) no Hazardous Materials are managed by any Loan Party on any Real Property of any Loan Party, excepting such quantities as are managed in accordance with all applicable manufacturer’s instructions and compliance with Environmental Laws and as are necessary for the operation of the commercial business of any Loan Party or of its tenants.

(d) All Real Property required to be subject to a Mortgage is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party in accordance with prudent business practice in the industry of such Loan Party. Each Loan Party has taken all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to all Real Property required to be subject to a Mortgage, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure located upon such Real Property, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming subject to a Mortgage.

5.8. Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.

(a) After giving effect to the Transactions, each Borrower and the Loan Parties taken as a whole will be solvent, able to pay its debts as they mature, will have capital sufficient to carry on their business and all businesses in which they are about to engage, and the fair present saleable value of their assets, calculated on a going concern basis, is in excess of the amount of their liabilities. This Agreement and Other Documents have been executed and delivered by the Loan Parties to Agent and the Secured Parties in good faith and in exchange for reasonably equivalent value and fair consideration. The Loan Parties have not executed this Agreement or the Other Documents, or made any transfer or incurred any obligations thereunder with actual intent to hinder, delay, or defraud either present or future creditors.

(b) Except as disclosed in Schedule 5.8(b)(i) as of the Closing Date, no Loan Party has any pending or threatened (in writing) litigation, arbitration, actions or proceedings where the amount at issue is greater than $1,000,000 or which, if adversely determined to such Loan Party, could reasonably be expected to have a Material Adverse Effect. No Loan Party has any outstanding Indebtedness other than the Obligations, except for (i) Indebtedness disclosed in Schedule 5.8(b)(ii) and (ii) Indebtedness otherwise permitted under Section 7.8 hereof.

(c) No Loan Party is in violation of any Applicable Law, nor is any Loan Party in violation of any order of any court, Governmental Body or arbitration board or tribunal except, in each case, to the extent Properly Contested or to the extent such violation could not be expected to result in a Material Adverse Effect. Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws.

(d) Neither any Loan Party nor any member of the Controlled Group maintains or contributes to or is required to contribute to any Pension Benefit Plan or Multiemployer Plan other than as of the Closing Date those listed on Schedule 5.8(d). No Pension Benefit Plan has incurred any “unpaid minimum required contribution”, as defined in Section 4971(c) of the Code, and no Multiemployer Plan has incurred any “accumulated funding deficiency,” each as defined in Section 4971(c) of the Code. In addition, except as could not reasonably be expected to result in liability to any Loan Party of $500,000 or more: (A) each Loan Party and each member of the Controlled Group has met all applicable minimum funding requirements under Section 412 of the Code and Section 302 of ERISA in respect of each Pension Benefit Plan and Multiemployer Plan; (B) each Plan has been operated and maintained and is in compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder, and each Loan Party and member of any Controlled Group have performed in all material respects all their obligations under each Plan; (C) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code (or is a prototype plan that is entitled to rely on an opinion letter issued by the Internal Revenue Service to the prototype plan sponsor regarding qualification of the form of the prototype plan) and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code; (D) neither any Loan Party nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (E) no Pension Benefit Plan has been terminated by the plan administrator thereof (other than in a standard termination) nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Benefit Plan; (F) the current value of the assets of each Pension Benefit Plan exceeds the present value of the accrued benefits and other liabilities of such Pension Benefit Plan; (G) no Loan Party has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan, and neither any Loan Party nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Pension Benefit Plan, which breach is likely to result in material liability to the Loan Party or any member of the Controlled Group; (H) neither any Loan Party nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code, which liability is likely to be material, and no fact exists which could give rise to any such liability; (I) neither any Loan Party nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code that is likely to result in material liability to the Loan Party or any member of the Controlled Group nor has any Loan Party or member of the Controlled Group taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (J) each Loan Party and each member of the Controlled Group has made all contributions due and payable with respect to each Plan; (K) there exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period has not been waived; (L) neither any Loan Party nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than employees or former employees of any Loan Party and any member of the Controlled Group; (M) neither any Loan Party nor any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (N) neither any Loan Party nor any member of the Controlled Group maintains or contributes to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (O) neither any Loan Party nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; (P) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any material liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan; (Q) neither any Loan Party nor any member of the Controlled Group maintains or contributes to or is required to contribute to any Plan outside the jurisdiction of the United States; and (R) there are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of any Loan Party or any member of the Controlled Group, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in material liability to the Loan Party or any member of the Controlled Group.

5.9. Patents, Trademarks, Copyrights and Licenses. All registered Intellectual Property, applications for registered Intellectual Property, and material licenses of Intellectual Property (other than “off the shelf” software licenses) owned by any Loan Party as of the Closing Date and each date on which such schedule is required to be updated under the terms of this Agreement (i) is set forth on Schedule 5.9; (ii) is valid and has been duly registered or filed with all appropriate Governmental Bodies; and (iii) constitutes all of the material intellectual property rights which are necessary for the operation of its business. To the Loan Parties’ knowledge, there is no objection to, pending challenge to the validity of, or proceeding by any Governmental Body to suspend, revoke, terminate or adversely modify, any Intellectual Property necessary for the operation of the business of the Loan Parties and no Loan Party is aware of any grounds for any challenge or proceedings, except as set forth in Schedule 5.9 hereto on the Closing Date and each date on which such schedule is required to be updated under the terms of this Agreement. All Intellectual Property owned or held by any Loan Party consists of original material or property developed by such Loan Party or was lawfully acquired by such Loan Party from the proper and lawful owner thereof.

5.10. Licenses and Permits. Each Loan Party (a) is in material compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could reasonably be expected to have a Material Adverse Effect.

5.11. Default of Indebtedness. No Loan Party is in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an Event of Default.

5.12. No Default. No Loan Party is in default in the payment or performance of any of its Material Contracts and no Default or Event of Default has occurred.

5.13. No Burdensome Restrictions. No Loan Party is party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect. Each Loan Party has heretofore delivered to Agent true and complete copies of all Material Contracts to which it is a party or to which it or any of its properties is subject, including all material supplements and modifications thereto. No Loan Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14. No Labor Disputes. (a) No Loan Party nor any Subsidiary thereof is involved in any material labor dispute; and (b) there are no strikes or walkouts or union organization of any Loan Party’s employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto as of the Closing Date.

5.15. Margin Regulations. No Loan Party nor any Subsidiary thereof is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16. Investment Company Act. Neither any Loan Party nor any Subsidiary thereof is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17. Disclosure. All written information (other than forward-looking information, projections and information of a general economic nature not specifically related to a Loan Party or Subsidiary thereof or general information about the industry in which the Loan Parties and their Subsidiaries operate not specifically related to a Loan Party or Subsidiary) furnished by or on behalf of a Loan Party or Subsidiary thereof to Agent or any Secured Party pursuant to or otherwise in connection the Transactions, this Agreement and/or the Other Documents, is true, correct and complete, in all material respects, taken as a whole, as of the date provided, and does not contain any untrue statement of a material fact or omits to state any material fact necessary to make such information not misleading in any material respect, taken as a whole. There is no fact known to any Loan Party which such Loan Party has not disclosed to Agent with respect to the Transactions which could reasonably be expected to have a Material Adverse Effect.

5.18. [Reserved].

5.19. Delivery of Subordinated Indebtedness Documents. Agent has received complete copies of the material Subordinated Indebtedness Documents. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived in a manner materially adverse to Agent or Lenders, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent, provided that any such amendment, supplement or waiver is permitted under the related Subordination Agreement.

5.20. Delivery of Closing Date Acquisition Agreement. Agent has received complete copies of the Closing Date Acquisition Agreement and related material documents (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, material waivers relating thereto and other material side letters or material agreements affecting the terms thereof. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived in a manner materially adverse to Agent or Lenders, except pursuant to a written agreement or instrument which has heretofore been delivered to Agent.

5.21. Swaps. No Loan Party is a party to, nor will it be a party to, any swap agreement whereby such Loan Party has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

5.22. Business and Property of Loan Parties. As of the Closing Date, the Loan Parties do not propose to engage in any business other than the business such Loan Party is presently conducting, as disclosed to Agent, activities necessary to conduct the foregoing, and any business that is reasonably related, similar or complimentary to such business. Each Loan Party owns all the property and possesses all of the material rights, Consents, Approvals, licenses and permits necessary for the conduct of the business of such Loan Party.

5.23. Ineligible Securities. Loan Parties do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a securities Affiliate of Agent or any Lender.

5.24. Federal Securities Laws. No Loan Party, or any of its Subsidiaries (i) is required to file periodic reports under the Exchange Act, (ii) has any securities registered under the Exchange Act or (iii) has filed a registration statement that has not yet become effective under the Securities Act.

5.25. Equity Interests; Certificate of Beneficial Ownership.

(a) The authorized and outstanding Equity Interests of each Loan Party, and each legal and beneficial holder thereof as of the Closing Date, are as set forth on Schedule 5.25 hereto. All of the Equity Interests of each Loan Party have been duly and validly authorized and issued and are fully paid and non-assessable and have been sold and delivered to the holders hereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities. Except for the rights and obligations set forth on Schedule 5.25, on the Closing Date there are no subscriptions, warrants, options, calls, commitments, rights or agreement by which any Loan Party or any of the shareholders of any Loan Party is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of Loan Parties. No Loan Party has issued any Disqualified Equity Interests or securities convertible into or exchangeable for Disqualified Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for Disqualified Equity Interests.

(b) Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to Agent and Lenders for each Borrower on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered. Each Borrower acknowledges and agrees that the Certificate of Beneficial Ownership is one of the Other Documents.

5.26. Commercial Tort Claims. As of the Closing Date and each date on which such schedule is required to be updated hereunder, no Loan Party has any commercial tort claims it has asserted in excess of $500,000 except as set forth on Schedule 5.26 hereto.

5.27. Letter of Credit Rights. As of the Closing Date and each date on which such schedule is required to be updated hereunder, no Loan Party has any letter of credit rights except as set forth on Schedule 5.27 hereto.

5.28. Material Contracts. As of the Closing Date and each date on which such schedule is required to be updated hereunder, Schedule 5.28 sets forth all Material Contracts of the Loan Parties. All Material Contracts are in full force and effect and no material defaults or breaches currently exist thereunder.

VI. AFFIRMATIVE COVENANTS.

Each Loan Party shall, and shall cause its Subsidiaries to, until the Termination Date:

6.1. Compliance with Laws. Comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Loan Party’s business except for which the non-compliance with which could not reasonably be expected to have a Material Adverse Effect (except to the extent any separate provision of this Agreement shall expressly require compliance with any particular Applicable Laws pursuant to another standard). Each Loan Party may, however, contest or dispute any Applicable Laws in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of Agent to protect Agent’s Lien on or security interest in the Collateral.

6.2. Conduct of Business and Maintenance of Existence and Assets. (a) Conduct its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be Disposed of in accordance with the terms of this Agreement), including all Intellectual Property material to the operation of the business of the Loan Parties and take all actions necessary to enforce and protect the validity of any Intellectual Property material to the operation of the business of the Loan Parties; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.3. Books and Records. Keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs (including without limitation accruals for Taxes, assessments, Charges, allowances against doubtful Receivables and accruals for depreciation, obsolescence or amortization of assets), all in accordance with, or as required by, GAAP consistently applied in the opinion of the Accountants.

6.4. Payment of Taxes. Pay, when due, all Taxes, assessments and other Charges lawfully levied or assessed upon such Loan Party or any of the Collateral, including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes, except to the extent (i) Properly Contested or (ii) such Tax does not exceed $500,000. If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Loan Party and Agent or any Secured Party which Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s or any Lender’s opinion, may possibly create a valid Lien on the Collateral, Agent may without notice to Loan Parties pay the Taxes, assessments or other Charges and each Loan Party hereby indemnifies and holds Agent and each Lender harmless in respect thereof. Agent will not pay any Taxes, assessments or Charges to the extent that any applicable Loan Party has Properly Contested those Taxes, assessments or Charges. The amount of any payment by Agent under this Section 6.4 shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations and, until Loan Parties shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Loan Parties’ credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.

6.5. Fixed Charge Coverage Ratio. Maintain, when measured as of the end of each fiscal quarter, commencing with the fiscal quarter ending December 31, 2019, for the four fiscal quarters ending on such date, a Fixed Charge Coverage Ratio of not less than 1.4 to 1.0.

In the event that the Loan Parties fail to comply with the requirements of this Section 6.5 for any applicable measurement period, until the tenth (10th) Business Day after delivery of the Compliance Certificate for such measurement period, Viant shall have the right to issue Qualified

Equity Interests for cash or otherwise receive cash contributions to its capital (the proceeds thereof being the “Cure Proceeds”), and, in each case, to apply the amount of the proceeds thereof to increase EBITDA with respect to such measurement period (the “Cure Right”); provided that, (a) such proceeds are actually received by Borrowing Agent no later than ten (10) Business Days after the date on which financial statements are required to be delivered with respect to such measurement period and remitted to Agent for application to the Obligations, (b) such proceeds do not exceed the aggregate amount necessary to add to EBITDA (the “Cure Amount”) to cure the Event of Default arising from failure to comply with this Section 6.5 for such measurement period, (c) the Cure Right shall not be exercised more than five (5) times during the Term, and (d) in each period of four (4) fiscal quarters, there shall be at least two (2) fiscal quarters during which the Cure Right is not exercised. If, after giving effect to the addition of the Cure Amount to EBITDA for the applicable measurement period, the Loan Parties are in compliance with the applicable financial covenants set forth in this Section 6.5, for such measurement period, the Loan Parties shall be deemed to have satisfied the requirements of Section 6.5 for such measurement period with the same effect as though there had been no such failure to comply with Section 6.5, and the applicable Default and Event of Default arising therefrom shall be deemed not to have occurred for purposes of this Agreement. The parties hereby acknowledge that the exercise of the Cure Right may not be relied on for purposes of calculating any financial performance calculation or other financial test specified in this Agreement or any Other Document (including the effect of any payment of the Term Loan made with the proceeds of the Cure Amount) other than compliance with Section 6.5 as of the date such compliance is required under this Agreement; provided, that, the Cure Amount received in respect of an exercise of the Cure Right shall be included in EBITDA for each subsequent measurement period which includes the last fiscal quarter of the measurement period subject to such Cure. Upon receipt by Agent of notice, prior to the expiration of the ten (10) Business Day period referred to above (the “Cure Deadline”), that the Loan Parties intend to exercise the Cure Right, Agent and the Lenders shall not be permitted to accelerate the Obligations or to exercise remedies against the Collateral on the basis of a failure to comply with the requirements of Section 6.5 until such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Cure Deadline; provided, that, (a) a Default shall be deemed to exist under this Agreement for all other purposes until the Cure Right is exercised on or prior to the Cure Deadline, (b) if the Cure Amount is not received by the Cure Deadline, the Event of Default or Default due to breach of this Section 6.5 shall be deemed to have existed from the date of the end of the applicable fiscal quarter as of which such breach first occurred and (c) the Borrowers shall not be permitted to borrow any Advances and Letters of Credit shall not be issued, amended, extended or otherwise modified until the date the Cure Amount is received in accordance with the terms set forth above.

6.6. Insurance.

(a) (i) Keep all its insurable properties and properties in which such Loan Party has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Loan Party’s including business interruption insurance; (ii) [reserved]; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Loan Party is engaged in business; (v) furnish Agent with (A) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (B) appropriate loss payable endorsements in form and substance satisfactory to Agent in its Permitted Discretion, naming Agent as an additional insured and mortgagee and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage referred to in clauses (i), and (iii) above, and providing (I) that all proceeds thereunder shall be payable to Agent, (II) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (III) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days prior written notice is given to Agent (or in the case of non-payment, at least ten (10) days prior written notice). In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and the applicable Loan Party to make payment for such loss to Agent and not to such Loan Party and Agent jointly. Upon the occurrence and during the continuance of an Event of Default or if such amount is $500,000 or more, if any insurance losses are paid by check, draft or other instrument payable to any Loan Party and Agent jointly, Agent may endorse such Loan Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash.

(b) Each Loan Party shall take all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Real Property required to be subject to a Mortgage, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure on any Real Property required to be subject to a Mortgage, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming subject to a Mortgage, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.

(c) Upon the occurrence and during the continuance of an Event of Default or if such claim is for $500,000 or more, Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in Sections 6.6(a)(i) and (iii) and 6.6(b) above. All loss recoveries received by Agent under any such insurance may be applied to the Obligations, in such order as Agent in its sole discretion shall determine. Any surplus shall be paid by Agent to Loan Parties or applied as may be otherwise required by law. Anything hereinabove to the contrary notwithstanding, and subject to the fulfillment of the conditions set forth below, Agent shall remit to Borrowing Agent insurance proceeds received by Agent during any calendar year under insurance policies procured and maintained by Loan Parties which insure Loan Parties’ insurable properties to the extent such insurance proceeds do not exceed $500,000 in the aggregate during such calendar year. In the event the amount of insurance proceeds received by Agent for any occurrence exceeds $500,000, then Agent shall not be obligated to remit the insurance proceeds to Borrowing Agent unless Borrowing Agent shall provide Agent with evidence reasonably satisfactory to Agent that the insurance proceeds will be used by Loan Parties to repair, replace or restore the insured property which was the subject of the insurable loss. In the event Borrowing Agent has previously received (or, after giving effect to any proposed remittance by Agent to Borrowing Agent would receive) insurance proceeds which equal or exceed $500,000 in the aggregate during any calendar year, then Agent may, in its sole discretion, either remit the insurance proceeds to Borrowing Agent upon Borrowing Agent providing Agent with evidence reasonably satisfactory to Agent that the insurance proceeds will be used by Loan Parties to repair, replace or restore the insured property which was the subject of the insurable loss, or apply the proceeds to the Obligations, as aforesaid. The agreement of Agent to remit insurance proceeds in the manner above provided shall be subject in each instance to satisfaction of each of the following conditions: (x) no Event of Default or Default shall then have occurred, (y) Loan Parties shall use such insurance proceeds promptly to repair, replace or restore the insurable property which was the subject of the insurable loss and for no other purpose, and (z) such remittances shall be made under such procedures as Agent may establish. If any Loan Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Loan Party, which payments shall be charged to Borrowers’ Account and constitute part of the Obligations.

6.7. Payment of Indebtedness and Leasehold Obligations. Pay, discharge or otherwise satisfy (i) at or before maturity (subject, where applicable, to specified grace periods) all its Indebtedness, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Lenders and (ii) when due its rental obligations under all material leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect.

6.8. Environmental Matters. In each case, except where failure to do so could not reasonably be expected to have a Material Adverse Effect:

(a) Ensure that the Real Property and all operations and businesses conducted thereon are in compliance and remain in compliance with all Environmental Laws and it shall manage any and all Hazardous Materials on any Real Property in compliance with Environmental Laws.

(b) Establish and maintain an environmental management and compliance system to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic environmental compliance audits to be conducted by knowledgeable environmental professionals. All potential violations and violations of Environmental Laws shall be reviewed with legal counsel to determine any required reporting to applicable Governmental Bodies and any required corrective actions to address such potential violations or violations.

(c) Respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If any Loan Party shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Loan Party shall fail to comply with any of the requirements of any Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral: (i) give such notices or (ii) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to remediate, remove, mitigate or otherwise manage with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Revolving Advances that are Domestic Rate Loans shall be paid upon demand by

Borrowers, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement and the Other Documents.

(d) Promptly upon the written request of Agent from time to time, Loan Parties shall provide Agent, at Loan Parties’ expense, with an environmental site assessment or environmental compliance audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, remediation and removal of any Hazardous Materials found on, under, at or within the Real Property. Any report or investigation of such Hazardous Discharge proposed and acceptable to the responsible Governmental Body shall be acceptable to Agent. If such estimates, individually or in the aggregate, exceed $100,000, Agent shall have the right to require Loan Parties to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.

6.9. Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, and 9.13 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as disclosed therein and agreed to by such reporting accountants or officer, as applicable).

6.10. Federal Securities Laws. Promptly notify Agent in writing if any Loan Party or any of their Subsidiaries (i) is required to file periodic reports under the Exchange Act, (ii) registers any securities under the Exchange Act or (iii) files a registration statement under the Securities Act.

6.11. Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon request by Agent in its Permitted Discretion, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may request in its Permitted Discretion, in order that the full intent of this Agreement may be carried into effect.

6.12. [Reserved].

6.13. Government Receivables. Promptly notify Agent if any Receivables in excess, in the aggregate, of $500,000 are owed by the United States, any state or any department, agency or instrumentality of any of them. Upon request by Agent, take all steps necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code and all other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of any contract between any Loan Party and the United States, any state or any department, agency or instrumentality of any of them in an aggregate amount in excess of $500,000.

6.14. Keepwell. If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-

Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.14, or otherwise under this Agreement or any Other Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 6.14 shall remain in full force and effect until the Termination Date. Each Qualified ECP Loan Party intends that this Section 6.14 constitute, and this Section 6.14 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the CEA.

6.15. Post-Closing Deliveries. Subject to such extensions as the Agent may grant in its sole discretion (which may be granted via an electronic record):

(a) within five (5) Business Days after the Closing Date, deliver to Agent original signatures to this Agreement and the other documents and instruments executed in connection herewith;

(b) Within fifteen (15) days after the Closing Date, deliver to Agent, in form and substance satisfactory to Agent in its Permitted Discretion, endorsements issued by Loan Parties’ applicable insurers naming Agent as lender loss payee and additional insured, as applicable, with respect to the insurance certificates delivered pursuant to Section 8.1(s) hereof;

(c) Within ninety (90) days after the Closing Date, use commercially reasonable efforts to deliver to Agent Lien Waiver/Access Agreements with respect to all locations required to be subject to Lien Waiver/Access Agreements under Section 4.2;

(d) within one hundred and twenty (120) days after the Closing Date, deliver to Agent evidence of the closure of all deposit accounts, securities accounts and investment accounts which are not maintained with PNC and/or any of its applicable Affiliates; and

(e) Within twelve (12) months after the Closing Date, deliver to Agent (i) evidence of the dissolution of Viant UK or (ii) the original certificate, together with any applicable transfer power, of Viant UK constituting Collateral.

6.16. Certificate of Beneficial Ownership and Other Additional Information. Provide to Agent and the Lenders: (a) upon request by Agent or any Lender, confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Agent and Lenders; (b) a new Certificate of Beneficial Ownership, in form and substance acceptable to Agent and each Lender, promptly when the Persons required to be identified as a Beneficial Owner have changed; and (c) such other information and documentation as may reasonably be requested by Agent or any Lender from time to time for purposes of compliance by Agent or such Lender with Applicable Laws (including without limitation the USA Patriot Act,

“know your customer” Laws and other Anti-Terrorism Laws), and any policy or procedure implemented by Agent or such Lender to comply therewith.

VII. NEGATIVE COVENANTS.

No Loan Party shall, nor permit any of its Subsidiaries to, until the Termination Date:

7.1. Merger, Consolidation, Acquisition and Sale of Assets.

(a) Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any other Person or consummate an LLC Division or permit any other Person to consolidate with or merge with it, except:

(i) for the Closing Date Acquisition;

(ii) that any Loan Party and any other Loan Party or Subsidiary thereof may merge, consolidate or reorganize with another Loan Party or Subsidiary thereto, dissolve and transfer its assets, if any, to a Loan Party or Subsidiary thereof or acquire the assets or Equity Interest of another Loan Party or Subsidiary thereof so long as (A) if a Borrower is party to any such transaction, then a Borrower is the surviving entity with respect to any such merger or recipient of any such assets, including those of any dissolving Person, (B) if a Guarantor (but not a Borrower) is party to any such transaction, then a Guarantor is the surviving entity with respect to any such merger, recipient of any such assets, including those of any dissolving Person, (C) no such transaction results in Viant ceasing to be the owner, directly or indirectly, of all of the Equity Interests of each other Loan Party, (D) no such transaction shall result in any assets or Equity Interests of Viant or any Domestic Subsidiary thereof being transferred, in any manner, to any Foreign Subsidiary, and (E) in the case of any merger or consolidation, Borrowing Agent provides Agent with contemporaneous written notice of any such transaction and delivers all of the relevant documents evidencing such transaction to Agent; and

(iii) for Permitted Acquisitions.

(b) Make or permit any Disposition of its properties or assets, except:

(i) the Disposition of surplus, obsolete and/or worn-out equipment in the Ordinary Course of Business;

(ii) the use or Disposition of cash and Cash Equivalents in the Ordinary Course of Business;

(iii) the license or sublicense of Intellectual Property, in each case to Customers in the Ordinary Course of Business;

(iv) to the extent constituting a Disposition, Permitted Encumbrances, Permitted Dividends, Permitted Investments, Permitted Loans and transactions expressly permitted by Section 7.1(a);

(v) to the extent constituting a Disposition, casualties and condemnations in respect of properties or assets which do not otherwise constitute or give rise to an Event of Default;

(vi) Dispositions not otherwise permitted hereunder so long as (A) such Dispositions do not include any Equity Interests of any Subsidiary of Viant or any Intellectual Property, (B) such Dispositions are made on an arm’s length basis to a Person that is not an Affiliate, (C) no Default or Event of Default exists at the time of any such Disposition or would arise after giving effect thereto, (D) the consideration from such Disposition is received in cash or Cash Equivalents, and (E) the aggregate fair market value of all such assets so Disposed of by the Loan Parties does not exceed, in the aggregate for all such Dispositions during any one fiscal year, $500,000;

(vii) the Disposition of property or assets by (A) Viant or any Subsidiary of Viant to any Loan Party, and (B) any Subsidiary of Viant that is not a Loan Party to any other Subsidiary of Viant; provided that no such Disposition pursuant to this clause (vii) shall (X) include any Equity Interests held by Viant in any Loan Party, (Y) include any assets of a Domestic Subsidiary of Viant unless such Disposition is to another Domestic Subsidiary of Viant or (Z) involve a transfer of assets from a Borrower to any Person that is not a Borrower;

(viii) the lapse or abandonment of, or termination of any license or sub-license for, Intellectual Property to the extent such lapse, abandonment or termination does not affect any Intellectual Property necessary for, or material to, the conduct of the Loan Parties’ business;

(ix) licenses and sublicenses, in each case to the extent they are non-exclusive and leases or subleases granted to third parties (A) in the Ordinary Course of Business and not interfering with the business of the Loan Parties or (B) made in connection with the settlement of litigation or other claims with respect to infringement on any Loan Party’s or any Subsidiary’s rights to Intellectual Property;

(x) the terminating or unwinding of any Swap in accordance with its terms;

(xi) Dispositions of delinquent Accounts in connection with the compromise, settlement or collection thereof (and not as part of any financing transaction), in the Ordinary Course of Business;

(xii) terminations of leases, subleases, licenses, sublicenses or similar use and occupancy agreements (which, for avoidance of doubt, do not affect any material Intellectual Property) by the applicable Loan Party in the Ordinary Course of Business that do not interfere in any material respect with the business of the Loan Parties;

(xiii) the surrender or waiver of contractual rights or the settlement, release or surrender of contract or tort claims in the Ordinary Course of Business;

(xiv) Dispositions of Inventory in the Ordinary Course of Business;

(xv) Dispositions of Equity Interests to the extent permitted by Section 7.22; and

(xvi) Dispositions of assets acquired pursuant to a Permitted Acquisition consummated within 12 months prior to the date of the proposed Disposition, so long as (A) the consideration received for the assets to be Disposed of is at least equal to the fair market value (as determined by the Loan Parties in good faith) of such assets, (B) the assets to be Disposed of are not necessary or economically desirable in connection with the business of the Loan Parties and their Subsidiaries, (C) the assets to be Disposed of are readily identifiable as assets acquired pursuant to the subject Permitted Acquisition and (D) no Default or Event of Default is continuing as of the date such Disposition is consummated or would immediately result after giving effect to such Disposition.

7.2. Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter created or acquired, except Permitted Encumbrances; provided, however, Viant UK shall not grant any consensual Lien with respect to any of its assets.

7.3. Guarantees. Become liable upon the obligations or liabilities of any other Person by assumption, endorsement or guaranty thereof or otherwise (other than to Agent) except:

(a) guarantees by one or more Loan Parties of the Indebtedness or obligations of any other Loan Party or Loan Parties to the extent such Indebtedness or obligations are permitted to be incurred and/or outstanding pursuant to the provisions of this Agreement and such guaranty is not otherwise prohibited under the terms of this Agreement;

(b) the endorsement of checks in the Ordinary Course of Business;

(c) to the extent constituting a Permitted Investment; provided that, no Loan Party shall guaranty any obligations of any Foreign Subsidiary;

(d) indemnification obligations of a Loan Party or any of its Subsidiaries entered into in the Ordinary Course of Business (including any indemnities issued to a title company in connection with a title policy issued to Agent in connection with any Mortgage required to be delivered hereunder); and

(e) contingent obligations under performance bonds, bankers’ acceptances, workers’ compensation claims, surety, bid or appeal bonds, completion guarantees and payment obligations in connection with self-insurance or similar obligations in the Ordinary Course of Business.

7.4. Investments. Other than Permitted Investments, make any investment in any assets or in any other Person, whether in the form of loans, guarantees, advances, capital contributions, acquisitions of Indebtedness of such other Person or Acquisitions, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

7.5. Loans. Make advances, loans or extensions of credit to any Person, including any other Loan Party or Affiliate thereof, other than Permitted Loans.

7.6. Capital Expenditures. Contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in an aggregate amount for the Loan Parties on a Consolidated Basis in excess of $2,000,000; provided, however, in the event Capital Expenditures during any fiscal year are less than the amount permitted for such fiscal year, then the unused amount (the “Carryover Amount”) may be carried over and used in the immediately succeeding fiscal year; provided, further, that any Carryover Amount shall not exceed $1,000,000 and shall be deemed to be the last amount spent in such succeeding fiscal year.

7.7. Dividends. Declare, pay or make any dividend or distribution on any Equity Interests of any Loan Party (other than dividends or distributions payable in its Equity Interests, or split-ups or reclassifications of its Equity Interests) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interest, or of any options to purchase or acquire any Equity Interest of any Loan Party other than Permitted Dividends.

7.8. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

7.9. Nature of Business. Make any change, or permit any Subsidiary to make any change, (whether directly or due to the effect to any Permitted Acquisition) in the principal nature of its or their business as disclosed to Agent as of the Closing Date, or acquire any Person, properties or assets that are not similar, ancillary or reasonably related to the conduct of such business activities; provided, that, the foregoing shall not prevent any Loan Party or Subsidiary thereof from engaging in any business that is reasonably related, similar or complimentary to its or their business.

7.10. Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or Dispose of any property to, enter into any agreements for the payment of any management or consulting fees, indemnities or other similar transactions or otherwise enter into any transaction or deal with, any Affiliate, except for:

(a) transactions among the Loan Parties and their Subsidiaries which are not expressly prohibited by the terms of this Agreement and which are in the Ordinary Course of Business;

(b) transactions among the Loan Parties and their Subsidiaries which are expressly permitted under Sections 7.1, 7.2, 7.3, 7.4, 7.5, 7.7, 7.8 or 7.12 hereof;

(c) payment of expenses and compensation to officers and employees in the Ordinary Course of Business;

(d) payment of up to $250,000 per fiscal year of independent directors fees and reimbursements of actual out-of-pocket expenses incurred in connection with attending board of director meetings;

(e) to the extent not prohibited by Applicable Law, providing customary indemnities to officers, employees and directors;

(f) the issuance and sale of Equity Interests by Viant to the extent not otherwise prohibited under the terms of this Agreement; and

(g) transactions which are on an arm’s-length basis on terms and conditions no less favorable in any material respect than terms and conditions than could reasonably have been expected to be obtained from a Person other than an Affiliate; provided, however, if such transaction is not in the Ordinary Course of Business and includes the payment of any amount or transfer of any assets, in either case, of $250,000 or more, such transaction must be disclosed to Agent in writing.

7.11. Leases. Enter as lessee into any lease arrangement for real or personal property (unless capitalized and permitted under Section 7.6 hereof) if after giving effect thereto, aggregate annual rental payments for all leased property would exceed $10,000,000 in any one fiscal year in the aggregate for all Loan Parties.

7.12. Subsidiaries.

(a) Form or acquire any Subsidiary, including pursuant to an LLC Division, unless: (i) at Agent’s discretion such Subsidiary (A) expressly joins in this Agreement and the applicable Other Documents as a Borrower and becomes jointly and severally liable for the Obligations, or (B) becomes a Guarantor with respect to the Obligations and executes a joinder to this Agreement or a separate Guaranty and Guarantor Security Agreement, and any applicable Other Documents in favor of Agent; provided, however, no CFC or Foreign Holding Company shall be required to become a Loan Party if doing so would reasonably be expected to result in material adverse tax consequences to Viant and its Subsidiaries, and (ii) Agent shall have received all documents and information, including without limitation, legal opinions, authorizations and resolutions, it may reasonably require to establish compliance with the foregoing clause (ii) and the provisions of this Agreement, and to perfect Agent’s first-priority (subject to Permitted Encumbrances) Lien on the assets of such Subsidiary and any Subsidiary Stock acquired or held by any Loan Party with respect to such Subsidiary.

(b) Enter into any partnership, joint venture or similar arrangement.

7.13. Fiscal Year and Accounting Changes. Change its fiscal year from the twelve months ending December 31 of each year or make any significant change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.

7.14. Pledge of Credit. Now or hereafter pledge Agent’s or any Lender’s credit on any purchases, commitments or contracts or for any purpose whatsoever.

7.15. Amendment of Certain Documents.

(a)(i) Change its legal name, (ii) change its form of legal entity (e.g., converting from a corporation to a limited liability company or vice versa), (iii) change its jurisdiction of organization or become (or attempt or purport to become) organized in more than one jurisdiction, or (iv) otherwise amend, modify or waive any term or material provision of its Organizational Documents in a manner materially adverse to Agent or the Lenders, in any such case without (x) giving at least ten (10) Business Days (or such shorter period as Agent may agree to) prior written notice of such intended change to Agent, and (y) in the case of clause (iv), having received the prior written consent of Agent to such amendment, modification or waiver.

(b) Not make or consent to any amendment or other modification or waiver with respect to any operating agreement, limited partnership agreement or similar agreement constituting or giving rise to any Investment Property Collateral, which could reasonably be expected to have a material adverse effect on the interests of Agent or Lenders in respect of this Agreement, the Other Documents or the transactions contemplated hereby and thereby unless required by law or otherwise expressly permitted under this Agreement.

(c) Enter into any amendment, waiver or other modification of any Subordinated Indebtedness Documents unless (a) expressly permitted in the Subordination Agreement with respect thereto and (b) any such material amendment, waiver or other modification is delivered to Agent promptly upon its execution.

7.16. Compliance with ERISA. (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(d), (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA or Section 4975 of the Code, (iii) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of any Loan Party or any member of the Controlled Group or the imposition of a lien on the property of any Loan Party or any member of the Controlled Group pursuant to Section 4068 of ERISA, (iv) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (v) fail promptly to notify Agent of the occurrence of any Termination Event, (vi) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (vii) fail to meet, permit any member of the Controlled Group to fail to meet, or permit any Plan to fail to meet all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan, or (viii) cause, or permit any member of the Controlled Group to cause, a representation or warranty in Section 5.8(d) to cease to be true and correct.

7.17. Prepayment of Indebtedness. Except as permitted pursuant to Section 7.18 hereof, at any time, directly or indirectly, optionally prepay any Indebtedness (other than (a) the Obligations and (b) so long as Borrowers have Liquidity of at least $8,000,000 immediately after giving effect thereto, Permitted Purchase Money Indebtedness or other Permitted Indebtedness permitted under clause (k) of the definition thereof), or optionally repurchase, redeem, retire or otherwise acquire any Indebtedness (other than (a) the Obligations and (b) so long as Borrowers have Liquidity of at least $8,000,000 immediately after giving effect thereto, Permitted Purchase Money Indebtedness or other Permitted Indebtedness permitted under clause (k) of the definition thereof) of any Loan Party or Subsidiary thereto, except, in each case, in the context of a Permitted Refinancing.

7.18. Subordinated Indebtedness. At any time, directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment of any nature, including with respect to principal, interest and fees, with respect to any Subordinated Indebtedness other than as expressly permitted in the Subordination Agreement with respect thereto.

7.19. Sale and Leaseback. Directly or indirectly, enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person.

7.20. Membership / Partnership Interests. Designate or permit any of their Subsidiaries to (a) treat their limited liability company membership interests or partnership interests, as the case may be, as securities as contemplated by the definition of “security” in Section 8-102(15) and by Section 8-103 of Article 8 of the Uniform Commercial Code or (b) certificate their limited liability membership interests or partnership interests, as applicable.

7.21. No Burdensome Restrictions. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any encumbrance or restriction of any kind arising pursuant to an agreement executed by a Loan Party or Subsidiary thereof which materially and adversely affects the ability of:

(a) any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on its Equity Interests owned by its Parent, (ii) to pay or prepay or to subordinate any Indebtedness owed to its Parent or any other Loan Party, (iii) to make loans or advances to its Parent or any other Loan Party, or (iv) to transfer any of its property or assets to its Parent or any other Loan Party; or

(a) any Loan Party to (i) grant Liens on the Collateral to Agent, (ii) amend or otherwise modify the terms of this Agreement and the Other Documents, or (iii) otherwise comply, in all material respects, with all of its obligations under, and otherwise remain in material compliance with, this Agreement and the Other Documents as and when required;

in the case of each of clauses (a) and (b), except for (i) the documents and agreements governing any Permitted Purchase Money Indebtedness to the extent any such restrictions or encumbrances thereunder relate to the fixed assets financed thereby (and any proceeds or products thereof), (ii) this Agreement and the Other Documents, (iii) the Subordinated Indebtedness Documents, (iv) customary restrictions in leases, licenses, franchises, charters or other governmental authorizations, (v) customary restrictions in other contracts or agreements which are, or concern assets which are, Excluded Property, (vi) restrictions and conditions contained in agreements relating to Dispositions permitted hereunder provided that such restrictions are limited to the assets being Disposed of, and (vii) documents and agreements in effect at the time any Subsidiary is formed or acquired, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, to the extent such encumbrances and/or restrictions included in such documents do not impair the ability of any such Subsidiary from becoming a Loan Party or granting a Lien on any Collateral.

7.22. Limitation on Issuances of Equity Interests. Issue, sell or transfer, or enter into any agreement or arrangement for the issuance, sale or transfer of, or permit any of its Subsidiaries to issue, sell or transfer, or enter into any agreement or arrangement for the issuance, sale or transfer of any of its Equity Interests other than (a) the sale or issuance of Qualified Equity Interests of Viant to any Person who holds Equity Interests of Viant prior to the date of such issuance or to any Controlled Investment Affiliate of such Person, (b) the sale or issuance of Qualified Equity Interests of Viant to directors, officers, employees or consultants of Viant and its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements), (c) the issuance of Equity Interests by a Subsidiary of Viant to its Parent, (d) the issuance by any Foreign Subsidiary of a de minimis number of Equity Interests of a Foreign Subsidiary in order to qualify members of the governing body of such Subsidiary if required by Applicable Law, (e) issuances and sales made in order to enable the Borrowers to repay in full all Obligations under this Agreement, and (f) other issuances, sales and transfers of any Qualified Equity Interests which do not result in a Change of Control.

7.23. Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of the Investment Company Act of 1940.

VIII. CONDITIONS PRECEDENT.

8.1. Conditions to Initial Advances. The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a) Executed Documents. Agent shall have received this Agreement, the Notes and all Other Documents contemplated to be delivered on the Closing Date duly executed and delivered by all Persons contemplated to be parties thereto;

(b) Liens and Indebtedness. Agent shall have received evidence that no Liens or Indebtedness which are not permitted under this Agreement shall remain in place after the Closing Date;

(c) Quality of Earnings Report. Agent shall have received, and been satisfied with its review of the updated quality of earnings report with respect to Borrowers and their Subsidiaries, performed by MossAdams validating EBITDA and proposed adjustments.

(d) Financial Condition Certificate and Financial Statements. Agent shall have received the Financial Condition Certificate duly executed by an Authorized Officer of Viant together with the Pro Forma Financial Statements and other financial statements referenced in Section 5.5, and Agent shall be satisfied, in its Permitted Discretion, with its review thereof.

(e) Closing Certificate. Agent shall have received a closing certificate signed by an Authorized Officer of each Loan Party, dated as of the date hereof, confirming that the conditions in clauses (j), (o), (u) and (x) of this Section 8.1 and in Sections 8.2(a) and 8.2(b) have been met and attaching thereto true, complete and correct copies of the documents referenced in clauses (j) and (w);

(f) Borrowing Base. Agent shall have received a Borrowing Base Certificate duly executed by an Authorized Officer of Borrowing Agent evidencing that the Formula Amount as of the Closing Date is sufficient in value and amount to support Advances in the amount requested by Borrowers on the Closing Date;

(g) Undrawn Availability. After giving effect to the Transactions, including the making of $17,500,000 of initial Advances hereunder and payment of all fees and expenses to be paid on the Closing Date, Borrowers shall have Undrawn Availability on the Closing Date, plus the amount of unrestricted cash in deposit accounts maintained with PNC, of at least $8,000,000;

(h) Bank Accounts. Borrowers shall have opened the Depository Accounts and Funding Account with Agent;

(i) Certificate of Beneficial Ownership, Regulatory Compliance and Background Checks. Agent and each Lender shall have received, in form and substance acceptable to Agent and each Lender, an executed Certificate of Beneficial Ownership and such other documentation and other information (including, without limitation, a duly executed IRS Form W-9, or other applicable tax form, for each Loan Party) requested in connection with applicable “know your customer” and Anti-Terrorism Law (including the USA Patriot Act) due diligence and background checks, the results of which shall all be satisfactory to Agent and each Lender in their sole discretion;

(j) Closing Date Acquisition. Agent shall have received (i) final executed copies of the Closing Date Acquisition Agreement and all related material agreements, documents and instruments as in effect on the Closing Date, all of which shall be in form and substance satisfactory to Agent, and (ii) evidence reasonably satisfactory to Agent that the Closing Date Acquisition shall have been consummated substantially simultaneously with the making of the Advances contemplated to be made on the Closing Date and, in all material respects, in accordance with the terms of the Closing Date Acquisition Agreement and Applicable Law;

(k) Minimum EBITDA. Agent shall have received evidence, in form and substance satisfactory to Agent, that the EBITDA of the Loan Parties on a Consolidated Basis for the twelve month period ended August 31, 2019 is not less than $8,200,000;

(l) Filings, Registrations and Recordings, etc. Each (i) Uniform Commercial Code financing statement and filing with the United States Patent and Trademark Office and the United States Copyright Office required by this Agreement, any Other Document, or under Applicable Law requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral subject thereto shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested by Agent and Agent shall have received evidence satisfactory to it of each such filing, registration or recordation and the payment of any necessary fee, tax or expense relating thereto and (ii) subject to Section 6.15(d), each original stock certificate evidencing Collateral, together with a transfer power executed in blank, and each original promissory note constituting Collateral, together with an executed allonge, shall have been received by Agent or its counsel;

(m) Secretary’s Certificates, Authorizing Resolutions and Good Standings of Loan Parties. Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of each Loan Party in form and substance satisfactory to Agent dated as of the Closing Date which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to Agent, of the board of directors (or other equivalent governing body, member or partner) of such Loan Party authorizing, as applicable, the execution, delivery and performance of this Agreement and each Other Document to which such Loan Party is a party, including, as applicable, authorization of the borrowing of the Advances, requesting of Letters of Credit, the granting of a Lien on the Collateral to secure the Obligations and the guaranty of payment of the Obligations, and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate, (ii) the incumbency and signature of the officers of such Loan Party authorized to execute this Agreement and the Other Documents, (iii) copies of the Organizational Documents of such Loan Party as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of such Loan Party in its jurisdiction of organization and each applicable jurisdiction where the conduct of such Loan Party’s business activities or the ownership of its properties necessitates qualification (except where failure to obtain authorization to do business in any such jurisdiction could not reasonably be expected to have a Material Adverse Effect), as evidenced by good standing certificate(s) (or the equivalent thereof issued by any applicable jurisdiction) dated reasonably prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;

(n) Legal Opinion. Agent shall have received the executed legal opinion of Gibson, Dunn & Crutcher LLP, in form and substance satisfactory to Agent, which shall cover such customary matters incident to the transactions contemplated by this Agreement and the Other Documents executed and delivered as of the Closing Date, and each Loan Party hereby authorizes and directs such counsel to deliver such opinion to Agent and Lenders;

(o) No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Loan Party or against the officers or directors of any Loan Party (A) in connection with this Agreement, the Other Documents, or any of the Transactions which, in the opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(p) Capital and Legal Structure. The final legal and capital structure of Viant and its Subsidiaries shall be acceptable to Agent, including, but not limited to, Viant’s receipt of cash proceeds of equity contributions of not less than $7,500,000 (the determination of which shall include the constructive receipt of the $2,500,000 deposit paid by the Permitted Holders in connection with the execution of the Closing Date Acquisition Agreement);

(q) Collateral Examination. Agent shall have completed an examination of the Collateral and all books and records in connection of the Borrowers, the results of which shall be satisfactory to Agent;

(r) Fees and Expenses. Agent and Lenders shall have received all fees payable to Agent and/or Lenders, which are due on or prior to the Closing Date and reimbursement of all costs and expenses incurred as of the Closing Date which are reimbursable under this Agreement or any Other Document and for which reimbursement has been requested;

(s) Insurance. Agent shall have received in form and substance satisfactory to Agent in its Permitted Discretion, (i) evidence that adequate insurance, including without limitation, casualty and liability insurance, required to be maintained under this Agreement is in full force and effect, and (ii) insurance certificates issued by Loan Parties’ insurance broker containing such information regarding Loan Parties’ casualty and liability insurance policies as Agent shall request in its Permitted Discretion and naming Agent as an additional insured, lenders loss payee and/or mortgagee, as applicable;

(t) Funds Flow Agreement. Agent shall have received a funds flow agreement, duly executed by the Permitted Holders, Borrowing Agent and Agent pursuant to which, upon Agent’s receipt of the proceeds of cash equity contribution required under Section 8.1(p) above, Borrowing Agent directs Agent to disburse such proceeds, along with the proceeds of the initial Advances made pursuant to this Agreement, as necessary to consummate the Transactions;

(u) Consents. Agent shall have received (i) any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and (ii) evidence reasonably satisfactory to Agent that the Loan Parties have received all Consents with respect to the Transactions absence of which could reasonably be expected to result in a Material Adverse Effect;

(v) No Adverse Material Change. (i) Since June 30, 2019, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;

(w) Contract Review. Agent shall have received and reviewed all Material Contracts, any contract providing for cloud computing or storage of data and other contracts requested by Agent prior to the Closing Date, including management agreements, leases, union contracts, labor contracts, vendor supply contracts, license agreements and distributorship agreements and Agent shall be satisfied with its review of such contracts and agreements;

(x) Compliance with Laws. Each Loan Party is in compliance with all Anti-Terrorism Laws and is in compliance, in all material respects, with all other Applicable Laws, including those with respect to the Federal Occupational Safety and Health Act, immigration, the Environmental Protection Act and ERISA; and

(y) Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory, in Agent’s Permitted Discretion, in form and substance to Agent and its counsel.

8.2. Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all material respects (or in all respects in the case of any representation and warranty which, by its terms, is qualified as to materiality) on and as of such date (and, in the case of Advances made on the Closing Date, after giving effect to the Transactions) as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date, in which case such representation and warranty shall be true and correct as of such specified date);

(b) No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date (and, in the case of Advances made on the Closing Date, after giving effect to the Transactions); provided, however, that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(c) Maximum Advances. In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.

Each request for an Advance by any Borrower hereunder shall constitute a representation and warranty by each Loan Party as of the date of such Advance that the conditions contained in this Section 8.2 shall have been satisfied.

IX. INFORMATION AS TO LOAN PARTIES.

Each Loan Party shall, or (except with respect to Section 9.11) shall cause Borrowing Agent on its behalf to, until the Termination Date:

9.1. Disclosure of Material Matters. Within three (3) Business Days of learning thereof, report to Agent all matters materially affecting the value, enforceability or collectability of any portion of the Collateral in excess of $250,000, including claims or dispute asserted by any Customer or other obligor or any Lien, other than any Permitted Encumbrance, placed upon or asserted against any Borrower or any Collateral.

9.2. Schedules. Deliver to Agent (a) on or before the twentieth (20th) day of each month as and for the prior month (i) accounts receivable agings inclusive of reconciliations to the general ledger, (ii) accounts payable schedules inclusive of reconciliations to the general ledger, (iii) Inventory reports inclusive of reconciliations to the general ledger, and (iv) a Borrowing Base Certificate in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior month (or week, as applicable) and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement); provided, however, if a Default or Event of Default has occurred and is continuing, such Borrowing Base Certificate shall be delivered weekly, on or before Tuesday of each week, if requested by Agent in its Permitted Discretion, and (b) on or before Tuesday of each week, a sales report / roll forward for the prior week. In addition, each Borrower will deliver to Agent at such intervals as Agent may require: (w) confirmatory assignment schedules; (x) copies of Customer’s invoices; (y) evidence of shipment or delivery; and (z) such further schedules, documents and/or information regarding the Collateral as Agent may require including trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to Agent in its Permitted Discretion and executed by each Borrower and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Borrower’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral. Unless otherwise agreed to by Agent, the items to be provided under this Section 9.2 shall be delivered to Agent by the specific method of Approved Electronic Communication designated by Agent.

9.3. Environmental Reports.

(a) [Reserved].

(b) In the event any Loan Party obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Materials at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Loan Party’s interest therein or the operations or the business (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any Governmental Body, in each case to the extent such Hazardous Discharge or violation could reasonably be expected to result in a Material Adverse Effect, then Borrowing Agent shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which any Loan Party is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in and Lien on the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(c) Borrowing Agent shall promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Materials at any other site owned, operated or used by any Loan Party to manage of Hazardous Materials and shall continue to forward copies of correspondence between any Loan Party and the Governmental Body regarding such claims to Agent until the claim is settled, in each case to the extent such claim could reasonably be expected to result in a Material Adverse Effect. Borrowing Agent shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge or Environmental Complaint at the Real Property, operations or business that any Loan Party is required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent’s security interest in and Lien on the Collateral.

9.4. Litigation. Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Loan Party, whether or not the claim is covered by insurance, which involved claims of more than $1,000,000 or which could reasonably be expected to have a Material Adverse Effect.

9.5. Material Occurrences. Within three (3) Business Days of obtaining knowledge thereof, notify Agent in writing upon the occurrence of: (a) any Event of Default or Default; (b) any event of default or event which with the giving of notice or lapse of time, or both, would constitute an event of default under any of the Subordinated Indebtedness Documents; (c) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Loan Party or Subsidiary thereof as of the date of such statements; (d) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Loan Party to a tax imposed by Section 4971 of the Code; (e) each and every default by any Loan Party which might result in the acceleration of the maturity of any Indebtedness of more than $1,000,000, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (f) any other development in the business or affairs of any Loan Party, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action such Loan Party proposes to take with respect thereto.

9.6. Government Receivables. Upon request of Agent, provide Agent with a list of all Receivables that arise out of contracts between any Loan Party and the United States, any state, or any department, agency or instrumentality of any of them.

9.7. Annual Financial Statements. Furnish to Agent and Lenders within one hundred twenty (120) days (and exercise best efforts to furnish to Agent and Lenders within ninety (90) days) after the end of each fiscal year of Viant, commencing with their fiscal year ended December 31, 2019, financial statements of Viant and its Subsidiaries on a consolidated basis and on a consolidating basis as to any non-Loan Party Subsidiaries of Viant, including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Viant and satisfactory to Agent (the “Accountants”). The report of the Accountants shall be accompanied by a statement of the Accountants certifying that (i) they have caused this Agreement to be reviewed, (ii) in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted an Event of Default or a Default under this Agreement or any Other Document or, if such information came to their attention, specifying any such Default or Event of Default, its nature, when it occurred and whether it is continuing, and such report shall contain or have appended thereto calculations which set forth the Loan Parties’ compliance with the requirements or restrictions imposed by Sections 6.5, 7.4, 7.5, 7.6, 7.7, 7.8 and 7.11 hereof. In addition, the reports shall be accompanied by a Compliance Certificate.

9.8. Quarterly Financial Statements. Furnish to Agent and Lenders within forty-five (45) days (or sixty (60) days in the case of the fiscal quarter ending September 30, 2019) after the end of each fiscal quarter, commencing with their fiscal quarter ended September 30, 2019, an unaudited balance sheet of Viant and its Subsidiaries on a consolidated basis and on a consolidating basis as to as to any non-Loan Party Subsidiaries of Viant, and, in each case of (a) and (b) of this Section, unaudited statements of income and stockholders’ equity and cash flow of Viant and its Subsidiaries on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and fairly presenting the financial condition of Viant and its Subsidiaries in all material respects, subject to normal year-end adjustments and the absence of footnotes and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. The reports shall be accompanied by a Compliance Certificate.

9.9. Monthly Financial Statements. Furnish to Agent and Lenders within thirty (30) days after the end of each month (or forty (40) days for the month ending October 31, 2019 and November 30, 2019), commencing with the month ended October 31, 2019, an unaudited balance sheet of Viant and its Subsidiaries on a consolidated basis and unaudited statements of income and stockholders’ equity and cash flow of Viant and its Subsidiaries on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and fairly presenting the financial condition of Viant and its Subsidiaries in all material respects, subject to normal year-end adjustments and the absence of footnotes and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. The reports shall be accompanied by a Compliance Certificate.

9.10. Other Reports. Furnish to Agent as soon as available, but in any event within ten (10) days after the issuance or receipt thereof, (a) copies of such financial statements, reports and returns as each Loan Party shall send to the holders of its Equity Interests, and (b) copies of all material notices or other material documentation sent or received pursuant to any of the Subordinated Indebtedness Documents.

9.11. Additional Information. Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Other Documents have been complied with by the Loan Parties including, without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least fifteen (15) Business Days prior thereto (or such shorter period as Agent shall agree in its sole discretion), notice of any Loan Party’s change of chief executive office, and (c) promptly upon any Loan Party’s learning thereof, notice of any labor dispute to which any Loan Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Loan Party is a party or by which any Loan Party is bound.

9.12. Projected Operating Budget. Furnish to Agent and Lenders, no later than forty-five (45) days after the beginning of each of Viant’s fiscal years, commencing with fiscal year 2020, a month by month projected operating budget and cash flow of Viant and its Subsidiaries on a consolidated basis and on a consolidating basis as to non-Loan Party Subsidiaries of Viant for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a Projections Certificate.

9.13. Variances From Operating Budget. Furnish to Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7, 9.8 and 9.9, a written report summarizing all material variances from budgets submitted by the Loan Parties pursuant to Section 9.12 and a discussion and analysis by management with respect to such variances.

9.14. Notice of Suits, Adverse Events. Furnish Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to any Loan Party by any Governmental Body or any other Person that is material to the operation of any Loan Party’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent, to the extent such refusal could reasonably be expected to result in a Material Adverse Effect; and (iii) copies of any periodic or special reports filed by any Loan Party with any Governmental Body or Person, if such reports indicate any material and adverse change in the business, operations, affairs or condition of any Loan Party, or if copies thereof are requested by Agent, and (iv) copies of any material and adverse notices and other communications from any Governmental Body or Person which specifically relate to any Loan Party.

9.15. ERISA Notices and Requests. Furnish Agent with prompt written notice in the event that (i) any Loan Party or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Loan Party or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Loan Party or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Loan Party or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Loan Party or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Loan Party or any member of the Controlled Group was not previously contributing shall occur, (v) any Loan Party or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Loan Party or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Loan Party or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Loan Party or any member of the Controlled Group shall fail to make a required installment or any other required payment under the Code or ERISA on or before the due date for such installment or payment; or (ix) any Loan Party or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (d) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA.

9.16. Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

9.17. Updates to Certain Schedules, etc. Deliver to Agent concurrently with the Compliance Certificate delivered for each month, updates to Schedules 4.4, 4.8(j), 5.2(a), 5.2(b), 5.4, 5.9, 5.25, 5.26, 5.27, and 5.28. Any such updated Schedules delivered by the Loan Parties to Agent in accordance with this Section 9.17 shall automatically and immediately be deemed to amend and restate the prior version of such Schedule previously delivered to Agent and attached to and made part of this Agreement. Promptly provide to Agent notice of any new Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or Executive Vice President – Finance of any Loan Party and such documentation with respect thereto, including incumbency certificates, as Agent may request to conduct its applicable due diligence with respect to such person.

9.18. Financial Disclosure. In the event the Loan Parties have failed to deliver to Agent financial statements required to be delivered under this Agreement, and such failure constitutes a continuing Event of Default, each Loan Party hereby irrevocably authorizes and directs all accountants and auditors employed by such Loan Party at any time during the Term for so long as such Event of Default is continuing to exhibit and deliver to Agent and each Lender copies of any of such Loan Party’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and each Lender any information such accountants may have concerning such Loan Party’s financial status and business operations.

X. EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1. Nonpayment. Failure by any Loan Party to pay (a) when due any principal on the Obligations (including without limitation pursuant to Section 2.9), or (b) within three (3) Business Days of when due any interest, other fee, charge, amount or liability provided for herein or in any Other Document, in each case whether at maturity, by reason of acceleration pursuant to the terms of this Agreement or any Other Document, by notice of intention to prepay or by required prepayment;

10.2. Breach of Representation. Any representation or warranty made or deemed made by any Loan Party in this Agreement or any Other Document shall prove to have been incorrect or misleading in any material respect (or in any respect with respect to any representation an warranty which, by its terms, is qualified as to materiality) on the date when made or deemed to have been made;

10.3. Financial Information. Failure by any Loan Party to (a) furnish any documentation or information within two (2) Business Days of when due under Article IX or, if no due date is specified therein, within five (5) Business Days following a request therefor, or (b) permit the inspection of its books or records or access to its premises for audits and valuations in accordance with the terms of this Agreement and the Other Documents;

10.4. Judicial Actions. Issuance of a notice of Lien, levy, assessment, injunction or attachment against any Loan Party’s property having a value of $1,000,000 or more which is not stayed, discharged, bonded or lifted within thirty (30) days;

10.5. Noncompliance. Except as otherwise provided for in this Article X, (a) failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition, covenant herein contained in Sections 4.8(h), 4.8(j), 6.2 (with respect to maintenance of existence), 6.5 or 6.15, or in Article VII; (b) failure or neglect of any Loan Party to perform, keep or observe the terms, provisions, conditions or covenants contained in Sections 6.4 or 6.6 which, to the extent such failure or neglect can be cured within such period, is not cured within ten (10) days from the occurrence of such failure or neglect; or (c) failure or neglect of any Loan Party to perform, keep or observe any other term, provision, condition or covenant contained in this Agreement or any Other Document which, to the extent such failure or neglect can be cured within such period, is not cured within fifteen (15) days from the date any Loan Party has knowledge of the occurrence of such failure or neglect (whether by notice from Agent, any Secured Party or otherwise);

10.6. Judgments. Any (a) judgment or judgments, writ(s), order(s) or decree(s) for the payment of money are rendered against any Loan Party for an aggregate amount of $1,000,000 or more (individually or for any series of related judgments) (in each case excluding amounts covered by valid insurance policies to the extent that the relevant third party insurer has not denied or disclaimed coverage), and (b) (i) action shall be legally taken by any judgment creditor to levy upon assets or properties of any Loan Party to enforce any such judgment, (ii) such judgment shall remain undischarged for a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any Liens arising by virtue of the rendition, entry or issuance of such judgment upon assets or properties of any Loan Party shall be senior to any Liens in favor of Agent on such assets or properties;

10.7. Insolvency. Any Loan Party or any Subsidiary thereof shall (a) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (c) make a general assignment for the benefit of creditors, (d) commence a voluntary case under any state or federal bankruptcy or receivership laws (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent (including by entry of any order for relief in any involuntary bankruptcy or insolvency proceeding commenced against it), (f) file a petition seeking to take advantage of any other law providing for the relief of debtors, (g) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (h) take any action for the purpose of effecting any of the foregoing;

10.8. [Reserved];

10.9. Lien Priority. Any Lien created under this Agreement or any Other Document or provided for under this Agreement or any Other Document for any reason ceases to be or is not a valid and perfected Lien having a first priority interest (subject only to Permitted Encumbrances that have priority as a matter of Applicable Law and to the extent such Liens attach only to Collateral other than Receivables or Inventory) with respect to Collateral having a value of $1,000,000 or more in the aggregate;

10.10. Subordinated Indebtedness Default. The occurrence of (a) any event of default (or similar term) has occurred under any Subordinated Indebtedness Documents, which shall not have been cured within any applicable grace period or waived, or (b) if any Person party to a Subordination Agreement breaches or violates, or attempts to terminate or challenge the validity of, such Subordination Agreement, or such Subordination Agreement shall be invalid or unenforceable;

10.11. Cross Default. The occurrence of (a) any event of default (or similar term) under any Indebtedness (other than the Obligations or the Subordinated Indebtedness) of any Loan Party with a then-outstanding principal balance (or, in the case of any Indebtedness not so denominated, with a then-outstanding total obligation amount) of $1,000,000 or more, or any other event or circumstance which would permit the holder of any such Indebtedness of any Loan Party to accelerate such Indebtedness (and/or the obligations of any Loan Party thereunder) prior to the scheduled maturity or termination thereof, shall occur (regardless of whether the holder of such Indebtedness shall actually accelerate, terminate or otherwise exercise any rights or remedies with respect to such Indebtedness) which shall not have been cured within any applicable grace period or waived, or (b) a default of the obligations of any Loan Party under any Material Contract to which it is a party shall occur which shall not have been cured or waived within any applicable grace period and which has or is reasonably likely to have a Material Adverse Effect;

10.12. Change of Control. Any Change of Control shall occur;

10.13. Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Loan Party, or any Loan Party shall so claim in writing to Agent, or any Loan Party challenges the validity of, or its liability under, or otherwise attempts to terminate or limit this Agreement or any Other Document;

10.14. Seizures. Any (a) portion of the Collateral having a value of $1,000,000 or more shall be seized, subject to garnishment or taken by a Governmental Body, or (b) the title and rights of any Loan Party which is the owner of any portion of the Collateral having a value of $1,000,000 or more shall have become the subject matter of claim, litigation, suit, garnishment or other proceeding which might, in the opinion of Agent, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Documents;

10.15. [Reserved];

10.16. Pension Plans. An event or condition specified in Sections 7.16 or 9.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Loan Party or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC

(or both) in excess of $1,000,000; or the occurrence of any Termination Event, or any Loan Party’s failure to immediately report a Termination Event in accordance with Section 9.15 hereof; or

10.17. Anti-Money Laundering/International Trade Law Compliance. Any representation or warranty contained in Section 16.8 is or becomes false or misleading at any time or any breach of Section 16.18 shall occur.

XI. AGENT’S AND LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1. Rights and Remedies.

(a) Upon the occurrence of: (i) an Event of Default pursuant to Section 10.7 (other than Section 10.7(g)), all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated, (ii) any of the other Events of Default (which other Events of Default have not been waived in writing) and at any time thereafter, at the option of Agent or at the direction of Required Lenders, all Obligations shall be immediately due and payable and Agent or Required Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances; and (iii) without limiting Section 8.2 hereof, any Default under Section 10.7(g) hereof, the obligation of Lenders to make Advances hereunder shall be suspended until such time as such involuntary petition shall be dismissed. Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any of any Loan Party’s premises or other premises without legal process and without incurring liability to any Loan Party therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Loan Party’s to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid (including credit bid) for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Loan Party. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of each Loan Party’s (a) Intellectual Property which is used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral shall be applied to the

Obligations in the order set forth in Section 11.5 hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Loan Parties shall remain liable to Agent and Lenders therefor.

(b) To the extent that Applicable Law imposes duties on Agent to exercise remedies in a commercially reasonable manner, each Loan Party acknowledges and agrees that it is not commercially unreasonable for Agent: (i) to fail to incur expenses reasonably deemed significant by Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition; (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Loan Party, for expressions of interest in acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature; (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Agent against risks of loss, collection or disposition of Collateral or to provide to Agent a guaranteed return from the collection or disposition of Collateral; or (xii) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Loan Party acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Agent would not be commercially unreasonable in Agent’s exercise of remedies against the Collateral and that other actions or omissions by Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Loan Party or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

(c) Without limiting any other provision hereof:

(i) At any bona fide public sale, and to the extent permitted by Applicable Law, at any private sale, Agent or any Lender shall be free to purchase all or any part of the Investment Property Collateral free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released. Any such sale may be on cash or credit. Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Investment Property Collateral for their own account in compliance with Regulation D of the Securities Act or any other applicable exemption available under the Securities Act. Agent will not be obligated to make any sale if it determines not to do so, regardless of the fact that notice of the sale may have been given. Agent may adjourn any sale and sell at the time and place to which the sale is adjourned. If the Investment Property Collateral is customarily sold on a recognized market or threatens to decline speedily in value, Agent may sell such Investment Property Collateral at any time without giving prior notice to any Loan Party. Whenever notice is otherwise required by law to be sent by the Agent to any Loan Party of any sale or other disposition of the Investment Property Collateral, ten (10) days written notice sent to such Loan Party at its address specified in Section 16.5.

(ii) Each Loan Party recognizes that Agent may be unable to effect or cause to be effected a public sale of the Investment Property Collateral by reason of certain prohibitions contained in the Securities Act, so that Agent may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obligated to agree, among other things, to acquire the Investment Property Collateral for their own account, for investment and without a view to the distribution or resale thereof. Each Loan Party understands that private sales so made may be at prices and on other terms less favorable to the seller than if the Investment Property Collateral were sold at public sales, and agrees that Agent has no obligation to delay or agree to delay the sale of any of the Investment Property Collateral for the period of time necessary to permit the issuer of the securities which are part of the Investment Property Collateral (even if the issuer would agree), to register such securities for sale under the Securities Act. Each Loan Party agrees that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.

(iii) The net proceeds arising from the disposition of the Investment Property Collateral after deducting expenses incurred by Agent will be applied to the Obligations pursuant to Section 11.5. If any excess remains after the discharge of all of the Obligations, the same will be paid to the applicable Loan Party or to any other Person that may be legally entitled thereto. If after exhausting all of the Investment Property Collateral there is a deficiency, the Loan Parties will be liable therefor to the Agent; provided, however, that nothing contained herein will obligate the Agent to proceed against any Loan Party or any other person obligated under the Obligations or against any other collateral for the Obligations prior to proceeding against the Investment Property Collateral.

(iv) At any time after the occurrence and during the continuance of an Event of Default (A) Agent may transfer any or all of the Investment Property Collateral into its name or that of its nominee and may exercise all voting rights with respect to the Investment Property Collateral, but no such transfer shall constitute a taking of such Investment Property Collateral in satisfaction of any or all of the Obligations, and (B) Agent shall be entitled to receive, for application to the Obligations, all cash or stock dividends and distributions, interest and premiums declared or paid on the Investment Property Collateral.

(v) If any demand is made at any time upon Agent for the repayment or recovery of any amount received by it in payment or on account of any of the Obligations and if Agent repays all or any part of such amount by reason of any judgment, decree or order of any court or administrative body or by reason of any settlement or compromise of any such demand, the Loan Parties will be and remain liable for the amounts so repaid or recovered to the same extent as if such amount had never been originally received by Agent. The provisions of this section will be and remain effective notwithstanding the release of any of the Investment Property Collateral by Agent in reliance upon such payment (in which case the Loan Parties’ liability will be limited to an amount equal to the fair market value of the Investment Property Collateral determined as of the date such Investment Property Collateral was released) and any such release will be without prejudice to Agent’s rights hereunder and will be deemed to have been conditioned upon such payment having become final and irrevocable. This section shall survive the termination of this Agreement.

11.2. Agent’s Discretion. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify, which procedures, timing and methodologies to employ, and what any other action to take with respect to any or all of the Collateral and in what order, thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder as against any Loan Parties or each other.

11.3. Setoff. Subject to Section 14.3, in addition to any other rights which Agent or any Secured Party may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Agent and such Secured Party shall have a right, immediately and without notice of any kind, to apply any Loan Party’s property held by Agent and/or such Secured Party to reduce the Obligations and to exercise any and all rights of setoff which may be available to Agent and such Secured Party with respect to any deposits held by Agent or such Secured Party.

11.4. Rights and Remedies not Exclusive. The enumeration of rights and remedies in this Agreement or any Other Document is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or therein, or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5. Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent on account of the Obligations (including without limitation any amounts on account of any of Cash Management Liabilities or Hedge Liabilities), or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of Agent in connection with enforcing its rights and the rights of Lenders under this Agreement and the Other Documents, and any Out-of-Formula Loans and Protective Advances funded by Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued interest on account of the Swing Loans;

FIFTH, to the payment of the outstanding principal amount of the Obligations consisting of Swing Loans;

SIXTH, to the payment of all Obligations arising under this Agreement and the Other Documents consisting of accrued fees and interest (other than interest in respect of Swing Loans paid pursuant to clause FOURTH above);

SEVENTH, to the payment of the outstanding principal amount of the Obligations (other than principal in respect of Swing Loans paid pursuant to clause FIFTH above) arising under this Agreement or any Other Document, including the payment or cash collateralization of any outstanding Letters of Credit in accordance with Section 3.2(b) hereof), and the payment or cash collateralization of Cash Management Liabilities and Hedge Liabilities other than those owing to any Person other than Agent or an Affiliate thereof;

EIGHTH, to the payment or cash collateralization (as applicable) of all other Obligations arising under this Agreement or any Other Document, including all remaining Cash Management Liabilities and Hedge Liabilities, which shall have become due and payable and not repaid pursuant to clauses “FIRST” through “SEVENTH” above;

NINTH, to the payment or cash collateralization (as applicable) of all other Obligations which shall have become due and payable and not repaid pursuant to clauses “FIRST” through “EIGHTH; and

TENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances, Cash Management Liabilities, or Hedge Liabilities, as applicable, held by such Lender bears to the aggregate then outstanding Advances, Cash Management Liabilities or Hedge Liabilities, as applicable, then being paid) of amounts available to be applied pursuant to clauses “SIXTH”, “SEVENTH”, “EIGHTH” and “NINTH” above; (iii) notwithstanding anything to the contrary in this Section 11.5, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities; provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 11.5 and (iv) to the extent that any amounts available for distribution pursuant to clause “SEVENTH” or “EIGHTH” above are attributable to (A) cash collateral for outstanding Cash Management Liabilities and Hedge Liabilities, such amounts shall be held by Agent as cash collateral for such Cash Management Liabilities and Hedge Liabilities and applied (1) first, to reimburse the applicable Secured Party from time to time with respect to any such Cash Management Liabilities and Hedge Liabilities and (2) then, following the termination of all agreements relating to, and payment in full of, such Cash Management Liabilities and Hedge Liabilities, to all other obligations of the types described in clauses “SEVENTH”, “EIGHTH”, and “NINTH” above in the manner provided in this Section 11.5 or (B) the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by Agent as cash collateral for the Letters of Credit pursuant to Section 3.2(b) hereof and applied (1) first, to reimburse Issuer from time to time for any drawings under such Letters of Credit and (2) then, following the expiration of all Letters of Credit, to all other Obligations of the types described in clauses “SEVENTH,” “EIGHTH”, and “NINTH” above in the manner provided in this Section 11.5.

XII. WAIVERS AND JUDICIAL PROCEEDINGS.

12.1. Waiver of Notice. Each Loan Party hereby waives notice of non-payment of any of the Receivables, demand, acceleration, intent to accelerate, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2. Delay. No delay, omission, action or inaction on Agent’s or any Secured Party’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3. Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII. EFFECTIVE DATE AND TERMINATION.

13.1. Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until October 31, 2024 (the “Term”) unless sooner terminated as herein provided. Borrowers may terminate this

Agreement at any time upon fifteen (15) Business Days prior written notice to Agent upon payment in full in cash of the Obligations sufficient to cause the Termination Date to occur.

13.2. Termination. The termination of the Agreement shall not affect Agent’s or any Secured Party’s rights, or any of the Obligations having their inception prior to the effective date of such termination or any Obligations which pursuant to the terms hereof continue to accrue after such date, and the provisions hereof shall continue to be fully operative until the Termination Date. The security interests, Liens and rights granted to Agent and the other Secured Parties hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until the Termination Date. Accordingly, each Loan Party waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Loan Party, or to file them with any filing office, unless and until the Termination Date has occurred. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until the Termination Date.

XIV. REGARDING AGENT.

14.1. Appointment. Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Sections 2.8(b), 3.3 and the Fee Letter), charges and collections received pursuant to this Agreement, for the ratable benefit of the Secured Parties. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which, in Agent’s discretion, exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2. Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Loan Party to perform its obligations hereunder or under any Other Document. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Loan Party. The duties of Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the transactions described herein except as expressly set forth herein.

14.3. Lack of Reliance on Agent. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Loan Party in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Loan Party. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Loan Party pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of any Loan Party, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition or prospects of any Loan Party, or the existence of any Event of Default or any Default.

14.4. Resignation of Agent; Successor Agent. Agent may resign on sixty (60) days written notice to each Lender and Borrowing Agent and upon such resignation, Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrowing Agent (provided that no such approval by Borrowing Agent shall be required (i) in any case where the successor Agent is one of the Lenders or (ii) after the occurrence and during the continuance of any Event of Default). Any such successor Agent shall succeed to the rights, powers and duties of Agent, and shall in particular succeed to all of Agent’s right, title and interest in and to all of the Liens in the Collateral securing the Obligations created hereunder or any Other Document, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. However, notwithstanding the foregoing, if at the time of the effectiveness of the new Agent’s appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from former Agent to new Agent and/or for the perfection of any Liens in the Collateral as held by new Agent or it is otherwise not then possible for new Agent to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, former Agent shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of new Agent until such time as new Agent can obtain a fully valid, enforceable and perfected Lien on all Collateral, provided that Agent shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such Liens (other than to forego from taking any affirmative action to release any such Liens). After any Agent’s resignation as Agent, the provisions of this Article XIV, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement (and in the event resigning Agent continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this Article XIV and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it in connection with such Liens).

14.5. Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of Required Lenders.

14.6. Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email, facsimile, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.7. Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrowing Agent referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.8. Indemnification. To the extent Agent is not reimbursed and indemnified by Loan Parties, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the outstanding Advances and its respective Participation Commitments in the outstanding Letters of Credit and outstanding Swing Loans (or, if no Advances are outstanding, pro rata according to the percentage that its Revolving Commitment Amount), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.9. Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with any Loan Party as if it were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.10. Delivery of Documents. To the extent Agent receives financial statements required under Sections 9.7, 9.8, 9.9, 9.12 and 9.13 or Borrowing Base Certificates from any Loan Party pursuant to the terms of this Agreement which any Loan Party is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.

14.11. Loan Parties’ Undertaking to Agent. Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Loan Party hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Loan Party’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.12. No Reliance on Agent’s Customer Identification Program. To the extent the Advances or this Agreement is, or becomes, syndicated in cooperation with other Lenders, each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Other Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Anti-Terrorism Laws.

14.13. Other Agreements. Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

XV. BORROWING AGENCY.

15.1. Borrowing Agency Provisions.

(a) Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity, whether verbally, in writing or through electronic methods (including, without limitation, an Approved Electronic Communication), to (i) borrow, (ii) request advances, (iii) request the issuance of Letters of Credit, (iv) sign and endorse notes, (v) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and letter of credit agreements for Letters of Credit and all other certificates, notice, writings and further assurances now or hereafter required hereunder, (vi) make elections regarding interest rates, (vii) give instructions regarding Letters of Credit and agree with Issuer upon any amendment, extension or renewal of any Letter of Credit and (viii) otherwise take action under and in connection with this Agreement and the Other Documents, all on behalf of and in the name such Borrower or Borrowers, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b) The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Neither Agent nor any Lender shall incur liability to Borrowers or any other Person as a result thereof. To induce Agent and Lenders to do so and in consideration thereof, each Loan Party hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(c) All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by Agent or any Lender to any Borrower, failure of Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Borrower, the release by Agent or any Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.

15.2. Waiver of Subrogation. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until the Termination Date.

15.3. Common Enterprise. The successful operation and condition of each of the Borrowers is dependent on the continued successful performance of the functions of the group of Borrowers as a whole and the successful operation of each Borrower is dependent on the successful performance and operation of each other Borrower. Each of the Borrowers expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from successful operations of Viant and each of the other Borrowers. Each Borrower expects to derive benefit (and the boards of directors or other governing body of each such Borrower have determined that it may reasonably be expected to derive benefit), directly and indirectly, from the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Borrower has determined that execution, delivery, and performance of this Agreement and any Other Documents to be executed by such Borrower is within its corporate purpose, will be of direct and indirect benefit to such Borrower, and is in its best interest.

XVI. MISCELLANEOUS.

16.1. Governing Law. This Agreement and each Other Document (unless and except to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York applied to contracts to be performed wholly within the State of New York, be governed by and construed in accordance with the laws of the State of New York. Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Agent’s option, by service upon Borrowing Agent which each Loan Party irrevocably appoints as such Loan Party’s Agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Loan Party in the courts of any other jurisdiction. Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Loan Party waives the right to remove any judicial proceeding brought against such Loan Party in any state court to any federal court. Any judicial proceeding by any Loan Party against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.

16.2. Entire Understanding.

(a) This Agreement and the Other Documents contain the entire understanding between each Loan Party signatory hereto, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by the respective officers of each Loan Party signatory hereto (or by Borrowing Agent on their behalf), Agent and each Lender (subject to the provisions of Section 16.2(b)). Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Notwithstanding the foregoing, Agent may modify this Agreement or any of the Other Documents for the purposes of completing missing content or correcting erroneous content of an administrative nature, without the need for a written amendment, provided that the Agent shall send a copy of any such modification to Borrowing Agent and each Lender (which copy may be provided by electronic mail). Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b) Required Lenders, Agent with the consent in writing of Required Lenders, and the applicable Loan Parties may, subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by such Loan Parties, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or the Loan Parties thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall:

(i) increase the Revolving Commitment Percentage, or the maximum dollar amount of the Revolving Commitment Amount of any Lender without the consent of such Lender directly affected thereby;

(ii) whether or not any Advances are outstanding, extend the Term or the time for payment of principal or interest of any Advance (excluding the due date of any mandatory prepayment of an Advance), or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Advances or reduce any fee payable to any Lender, without the consent of each Lender directly affected thereby (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under Section 3.1 or of default rates of Letter of Credit fees under Section 3.2 (unless imposed by Agent));

(iii) increase the Maximum Revolving Advance Amount without the consent of each Lender directly affected thereby;

(iv) alter the definition of the term Required Lenders or alter, amend or modify this Section 16.2(b) without the consent of all Lenders;

(v) alter, amend or modify the provisions of Section 11.5 without the consent of all Lenders;

(vi) release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $1,000,000 without the consent of all Lenders;

(vii) change the rights and duties of Agent without the consent of all Lenders and Agent;

(viii) subject to clause (e) below, permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Formula Amount for more than sixty (60) consecutive Business Days or exceed one hundred and ten percent (110%) of the Formula Amount without the consent of each Lender directly affected thereby;

(ix) increase the Advance Rates above the Advance Rates in effect on the Closing Date; or

(x) release any Loan Party without the consent of all Lenders.

(c) Any such supplemental agreement shall apply equally to each Lender and shall be binding upon the Loan Parties, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Loan Parties, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(d) In the event that Agent requests in writing the consent of a Lender pursuant to this Section 16.2 and such Lender shall not respond or reply to Agent in writing within ten (10) Business Days of delivery of such request, such Lender shall be deemed to have consented to the matter that was the subject of the request. In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Advances to Agent or to another Lender or to any other Person designated by Agent (the “Designated Lender”), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrowers. In the event Agent elects to require any Lender to assign its interest to Agent or to the Designated Lender, Agent will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to Agent or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, Agent or the Designated Lender, as appropriate, and Agent.

(e) Notwithstanding (i) the existence of a Default or an Event of Default, (ii) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, Agent may at its discretion and without the consent of any Lender, voluntarily permit the outstanding Revolving Advances at any time to exceed the Formula Amount by up to ten percent (10%) for up to sixty (60) consecutive Business Days (the “Out-of-Formula Loans”). If Agent is willing in its sole and absolute discretion to permit such Out-of-Formula Loans, Lenders holding the Revolving Commitments shall be obligated to fund such Out-of-Formula Loans in accordance with their respective Revolving Commitment Percentages, and such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving Advances consisting of Domestic Rate Loans; provided that, if Agent does permit Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a) nor shall any Lender be obligated to fund Revolving Advances in excess of its Revolving Commitment Amount. For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Eligible Receivables” or “Eligible Unbilled Receivables,” as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event Agent involuntarily permits the outstanding Revolving Advances to exceed the Formula Amount by more than ten percent (10%), Agent shall use its efforts to have Borrowers decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence. To the extent any Out-of-Formula Loans are not actually funded by the other Lenders as provided for in this Section 16.2(e), Agent may elect in its discretion to fund such Out-of-Formula Loans and any such Out-of-Formula Loans so funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.

(f) In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 16.2, Agent is hereby authorized by Borrowers and Lenders, at any time in Agent’s sole discretion, regardless of (i) the existence of a Default or an Event of Default, (ii) whether any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, to make Revolving Advances (“Protective Advances”) to Borrowers on behalf of Lenders which Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement. Lenders holding the Revolving Commitments shall be obligated to fund such Protective Advances and effect a settlement with Agent therefor upon demand of Agent in accordance with their respective Revolving Commitment Percentages. To the extent any Protective Advances are not actually funded by the other Lenders as provided for in this Section 16.2(f), any such Protective Advances funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.

16.3. Successors and Assigns; Participations; New Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of the Loan Parties signatory hereto, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Loan Party may assign or transfer any of its rights or obligations under this Agreement (including, in each case, by way of an LLC Division) without the prior written consent of Agent and each Lender and any such assignment or transfer without such prior consent of the Agent and each Lender shall be null and void.

(b) Each Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to Participants. Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that (i) Borrowers shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder unless the sale of the participation to such Participant is made with Borrower’s prior written consent, and (ii) in no event shall Borrowers be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant. Each Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.

(c) Any Lender, with the consent of Agent, may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to one or more additional Persons and one or more additional Persons may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than $10,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording; provided, however, that unless otherwise consented to by Agent, each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to each of the Revolving Advances under this Agreement in which such Lender has an interest. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Revolving Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Each Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d) Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose. Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Each Borrower hereby consents to the addition of such Purchasing CLO. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e) Agent shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(f) Each Loan Party authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Loan Party which has been delivered to such Lender by or on behalf of such Loan Party pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Loan Party.

(g) Notwithstanding anything to the contrary contained in this Agreement, any Lender may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

16.4. Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Loan Party makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

16.5. Indemnity. Each Loan Party shall defend, protect, indemnify, pay and save harmless each Secured Party and each of their respective officers, directors, Affiliates, attorneys, employees and agents (each an “Indemnified Party”) for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses and disbursements of any kind or nature whatsoever (including reasonable and documented out-of-pocket fees and disbursements of counsel) (collectively, “Claims”) which may be imposed on, incurred by, or asserted against any Indemnified Party in arising out of or in any way relating to or as a consequence, direct or indirect, of: (i) this Agreement, the Other Documents, the Advances and other Obligations and/or the transactions contemplated hereby including the Transactions, (ii) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of the Agreement and the Other Documents, the credit facilities established hereunder and thereunder and/or the transactions contemplated hereby including the Transactions, (iii) any Loan Party’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the Other Documents, (iv) the enforcement of any of the rights and remedies of Agent, Issuer or any Lender under the Agreement and the Other Documents, (v) any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by any Loan Party, any Affiliate or Subsidiary of any Loan Party, and (vi) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality, any Loan Party, any Affiliate of any Loan Party, or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto. Without limiting the generality of any of the foregoing, each Loan Party shall defend, protect, indemnify, pay and save harmless each Indemnified Party from (x) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party arising out of or in any way relating to or as a consequence, direct or indirect, of the issuance of any Letter of Credit hereunder and (y) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party under any Environmental Laws with respect to or in connection with the Real Property, any Hazardous Discharge, the presence of any Hazardous Materials affecting the Real Property (whether or not the same originates or emerges from the Real Property or any contiguous real estate), including any Claims consisting of or relating to the imposition or assertion of any Lien on any of the Real Property under any Environmental Laws and any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender. Loan Parties’ obligations under this Section 16.5 shall arise upon the discovery of the presence of any Hazardous Materials at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Materials, in each such case except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable and documented out-of-pocket fees and disbursements of counsel) asserted against or incurred by any of the Indemnified Parties by any Person under any Environmental Laws or similar laws by reason of any Loan Party’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Materials and Hazardous Waste, or other Toxic Substances. Additionally, if any taxes (excluding taxes imposed upon or measured solely by the net income of Agent and Lenders, but including any intangibles taxes, stamp tax, recording tax or franchise tax) shall be payable by Agent, Lenders or Loan Parties on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Loan Parties will pay (or will promptly reimburse Agent and Lenders for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the Indemnified Parties harmless from and against all liability in connection therewith. Notwithstanding the foregoing, the Loan Parties shall have no liability under this Section 16.5 for claims to the extent (i) any such claims arise out of the gross negligence, bad faith or willful misconduct of any Indemnified Party or any of its officers, directors, Affiliates, attorneys, employees and agents (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (ii) any such claims arise out of any proceeding solely between or among Indemnified Parties other than claims against Agent, Issuer or any of their respective Affiliates in their capacities or in fulfilling their roles as agent, issuing bank or any similar role with respect to this Agreement and the Other Documents.

16.6. Notice. Any notice or request hereunder may be given to the Loan Parties, Agent or any Lender, as applicable, at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a website to which Borrowers are directed (an “Internet Posting”) if Notice of such Internet Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 16.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any Notice shall be effective:

(a) In the case of hand-delivery, when delivered;

(b) If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, an Internet Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e) In the case of electronic transmission, when actually received;

(f) In the case of an Internet Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and

(g) If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrowing Agent or any Loan Party shall concurrently send a copy thereof to Agent, and Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A) If to Agent or PNC at:

PNC Bank, National Association

350 South Grand Avenue, Suite 3850

Los Angeles, CA 90071

Attention: Relationship Manager – Viant

Telephone: ***

Email: ***

with a copy (which shall not constitute notice) to:

Holland & Knight LLP

400 South Hope Street, 8th Floor

Los Angeles, California 90071

Attention: Danielle V. Garcia

Telephone: ***

Facsimile: ***

Email: ***

(B) If to a Lender other than Agent, as specified on its Administrative Questionnaire.

(C) If to Borrowing Agent or any Loan Party:

Viant Technology LLC

2722 Michelson Drive, Suite 100

Irvine, CA 92612

Attention: Larry Madden

Telephone: ***

Email: ***

and

Viant Technology LLC

2722 Michelson Drive, Suite 100

Irvine, CA 92612

Attention: Christopher Magill

Telephone: ***

Email: ***

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue, Los Angeles, CA 90071

Attention: Cromwell Montgomery

Telephone: ***

Facsimile: ***

Email: ***

16.7. Survival. The obligations of Borrowers under Sections 2.2(f), 2.2(g), 2.2(h), 2.16, 2.17, 2.19, 3.7, 3.8, 3.9, 3.10, 16.4, 16.5, 16.9, 17.3 and 17.5, and the obligations of Lenders under Sections 2.2, 2.15(b), 2.16, 2.18, 2.19, 14.8 and 16.5, shall survive the occurrence of the Termination Date. All representations and warranties made by the Loan Parties in this Agreement, the Other Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any Other Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the Other Documents and the making of the Advances, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent or any other Secured Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any Advance is extended hereunder and shall continue in full force and effect until the Termination Date.

16.8. Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9. Expenses. The Loan Parties, jointly and severally, shall pay when due, in full without deduction, off-set or counterclaim by any Loan Party: (a) all out-of-pocket expenses incurred by Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the Other Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (b) all out-of-pocket expenses incurred by Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) all out-of-pocket expenses incurred by Agent, any Lender or Issuer (including the reasonable and documented fees, charges and disbursements of any counsel for Agent, any Lender or Issuer), and shall pay all fees and time charges for attorneys who may be employees of Agent, any Lender or Issuer, in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the Other Documents, including its rights under this Section, or (ii) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit, (d) all out-of-pocket expenses incurred by Agent or any Lender in connection with any insolvency proceeding relating to any Loan Party or Affiliate thereof or any other event described in Section 10.7, (e) subject to any applicable limitation in Section 4.6, all reasonable out-of-pocket expenses of Agent’s regular employees and agents engaged periodically to perform audits of the any Loan Party’s or any of its Affiliate’s books, records and business properties, and (f) all of the fees and reasonable out-of-pocket costs and expenses of any appraisals or valuations conducted with respect to any Loan Party’s assets.

16.10. Injunctive Relief. Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefor, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11. Consequential Damages. Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Loan Party (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

16.12. Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.13. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.

16.14. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.15. Confidentiality; Sharing Information. Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, directors, officers, partners, employees agents, financing sources, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective Transferees, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Loan Party of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Loan Party other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Loan Party hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 16.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement. Notwithstanding any non-disclosure agreement or similar document executed by Agent in favor of any Loan Party or any of any Loan Party’s Affiliates, the provisions of this Agreement shall supersede such agreements.

16.16. Publicity. Each Loan Party and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among the Loan Parties,

Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate.

16.17. Certifications From Banks and Participants; USA PATRIOT Act.

(a) Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

(b) The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Agent or any Lender may from time to time request, and each Loan Party shall provide to Agent or such Lender, as applicable, such Loan Party’s name, address, tax identification number and/or such other identifying information as shall be necessary for Agent or such Lender to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

16.18. Anti-Terrorism Laws.

(a) Each Loan Party represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or, to such Loan Party’s knowledge, through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(b) Each Loan Party covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or, to such Loan Party’s knowledge, through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) the Loan Parties shall promptly notify the Agent in writing upon the occurrence of a Reportable Compliance Event.

16.19. Agent and Lenders Not Fiduciaries. The Agent and each Lender hereby informs the Loan Parties, and the Loan Parties hereby acknowledge, that such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person or an Affiliate has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Advances, (ii) may recognize a gain if it purchased the Advances for an amount less than the par amount thereof or sells the Advances for an amount in excess of what it paid therefor or extended to the Loan Parties hereunder and/or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Other Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

16.20. Concerning Joint and Several Liability of Borrowers.

(a) Each Borrower is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each Borrower to accept joint and several liability for the Obligations of each of them.

(b) Each Borrower jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c) If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d) The obligations of each Borrower under the provisions of this Section 16.20 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advance made under this Agreement, notice of occurrence of any Event of Default, or of any demand for any payment under this Agreement (except as otherwise provided herein), notice of any action at any time taken or omitted by any Lender under or in respect of any of the Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Lender at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by any Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with the applicable laws or regulations thereunder which might, but for the provisions of this Section 16.20, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 16.20, it being the intention of each Borrower that, so long as any of the Obligations remain unsatisfied, the obligations of such Borrower under this Section 16.20 shall not be discharged except by performance and then only to the extent of such performance or except as otherwise agreed in writing in accordance with Section 16.2. The Obligations of each Borrower under this Section 16.20 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or any Lender. The joint and several liability of Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Lender.

(f) The provisions of this Section 16.20 are made for the benefit of the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the Borrowers as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 16.20 shall remain in effect until all the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 16.20 will forthwith be reinstated in effect, as though such payment had not been made.

(g) Notwithstanding any provision to the contrary contained herein or in any other of the Other Documents, to the extent the joint obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each Borrower hereunder shall be limited to the maximum amount that is permissible under Applicable Law (whether federal or state and including, without limitation, any federal or state bankruptcy laws).

(h) Borrowers hereby agree, as among themselves, that if any Borrower shall become an Excess Funding Borrower (as defined below), each other Borrower shall, on demand of such Excess Funding Borrower (but subject to the next sentence hereof and to subsection (B)

below), pay to such Excess Funding Borrower an amount equal to such Borrower’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Borrower) of such Excess Payment (as defined below). The payment obligation of any Borrower to any Excess Funding Borrower under this Section 16.20(h) shall be subordinate and subject in right of payment to the prior payment in full of the Obligations of such Borrower under the other provisions of this Agreement, and such Excess Funding Borrower shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such Obligations. For purposes hereof, (i) “Excess Funding Borrower” shall mean, in respect of any Obligations arising under the other provisions of this Agreement (hereafter, the “Joint Obligations”), a Borrower that has paid an amount in excess of its Pro Rata Share of the Joint Obligations; (ii) “Excess Payment” shall mean, in respect of any Joint Obligations, the amount paid by an Excess Funding Borrower in excess of its Pro Rata Share of such Joint Obligations; and (iii) “Pro Rata Share”, for the purposes of this Section 16.20(h), shall mean, for any Borrower, the ratio (expressed as a percentage) of (A) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Borrower (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Borrower hereunder) to (B) the amount by which the aggregate present fair salable value of all assets and other properties of such Borrower and all of the other Borrowers exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Borrower and the other Borrowers hereunder) of such Borrower and all of the other Borrowers, all as of the Closing Date (if any Borrower becomes a party hereto subsequent to the Closing Date, then for the purposes of this Section 16.20(h) such subsequent Borrower shall be deemed to have been a Borrower as of the Closing Date and the information pertaining to, and only pertaining to, such Borrower as of the date such Borrower became a Borrower shall be deemed true as of the Closing Date) notwithstanding the payment obligations imposed on Borrowers in this Section, the failure of a Borrower to make any payment to an Excess Funding Borrower as required under this Section shall not constitute an Event of Default.

XVII. GUARANTY.

17.1. Guaranty of Obligations. The Guarantors hereby, jointly and severally, unconditionally guarantee, and become surety for, the prompt payment and performance of all of the Obligations. This is a guaranty of payment and not of collection and no Secured Party shall be required or obligated, as a condition of any Guarantor’s liability, to make any demand upon or to pursue any of its rights against any Borrower, any other Loan Party or any other Person, or to pursue any rights which may be available to it with respect to any other Person who may be liable for the payment of the Obligations. This is an absolute, unconditional, irrevocable and continuing guaranty and will remain in full force and effect until the occurrence of the Termination Date. This guaranty will remain in full force and effect even if there is no principal balance outstanding under this Agreement at a particular time or from time to time. This guaranty will not be affected by any surrender, exchange, acceptance, compromise or release by any Secured Party of any other Person, or any other guaranty or any security held by it for any of the Obligations, by any failure of any Secured Party to take any steps to perfect or maintain its Lien in or to preserve its rights to any Collateral or other security for any of the Obligations or any guaranty, or by any irregularity, unenforceability or invalidity of any of the Obligations with respect to any Borrower or any other Person, or any part thereof or any security or other guaranty thereof. The Guarantors’ obligations hereunder shall not be affected, modified or impaired by any counterclaim, set-off recoupment, deduction or defense based upon any claim any Guarantor may have (directly or indirectly) against any Borrower, any other Loan Party, any Secured Party or any other Person, except satisfaction and payment in full in cash of the Obligations (other than Unasserted Contingent Obligations) as required under this Agreement. Upon the occurrence and during the continuance of any Event of Default, the Agent may: (a) demand that the Guarantors, jointly and severally, pay to Agent, for the benefit of the Secured Parties, all of the Obligations; and (b) exercise any or all of their rights and remedies against any Guarantor, whether provided for hereunder, under any Other Document or under any Applicable Law, including the rights of a secured party under the Uniform Commercial Code.

17.2. Waivers.

(a) Notice of acceptance of this guaranty, notice of extensions of credit to the Borrowers from time to time, notice of default, diligence, presentment, notice of dishonor, protest, demand for payment, and any defense based upon any Secured Party’s failure to comply with the notice requirements under any Applicable Law are hereby waived. Each Guarantor waives all defenses based on suretyship or impairment of collateral.

(b) The Secured Parties at any time and from time to time, without notice to or the consent of any Guarantor, and without impairing or releasing, discharging or modifying the Guarantors’ liabilities hereunder, may (i) change the manner, place, time or terms of payment or performance of or interest rates on, or other terms relating to, any of the Obligations; (ii) renew, substitute, modify, amend or alter, or grant consents or waivers relating to any of the Obligations, any other guaranties, or any security for any Obligations or guaranties; (iii) apply any and all payments by whomever paid or however realized including any proceeds of any collateral, to any Obligations in such order, manner and amount as the Secured Parties may determine in their sole discretion; (iv) settle, compromise or deal with any other Person, including any Borrower or any other Loan Party, with respect to any Obligations in such manner as the Secured Parties deem appropriate in their sole discretion; (v) substitute, exchange or release any security or guaranty; or (vi) take such actions and exercise such remedies hereunder as provided herein.

(c) Without limiting any of the foregoing, each Guarantor waives, to the maximum extent permitted by law, (i) all rights and defenses arising out of an election of remedies by any of the Secured Parties, even though that election of remedies, such as a non-judicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Guarantor’s rights of subrogation and reimbursement against any Borrower, any other Loan Party or any other Person under any Applicable Law and (ii) all rights and defenses that such Guarantor may have because the Obligations are or become secured by real property, which means, among other things: (A) the Secured Parties may collect from such Guarantor without first foreclosing on any real property collateral or personal property collateral pledged by any Loan Party or any other Person and (B) if any Secured Party forecloses on any real property pledged by any Loan Party or any other Person: (1) the amount of the Obligations may be reduced only by the price for which such real property is sold at the foreclosure sale, even if such real property is worth more than the sale price; and (2) the Secured Parties may collect from such Guarantor even if the Secured Parties, by foreclosing on such real property, have destroyed any right such Guarantor may have to collect from any Loan Party or any other Person. The foregoing is an unconditional and irrevocable waiver of any rights and defenses such Guarantor may have because the Obligations are secured by real property.

(d) No invalidity, irregularity or unenforceability of all or any part of the Obligations shall affect, impair or be a defense to the guaranty hereunder, nor shall any other circumstance which might otherwise constitute a defense available to or legal or equitable discharge of any Borrower or other Loan Party in respect of any of the Obligations, or any Guarantor in respect of the guaranty hereunder, affect, impair or be a defense to the guaranty hereunder. Without limitation of the foregoing, the liability of Guarantor hereunder shall not be discharged or impaired in any respect by reason of any failure by any Secured Party to perfect or continue perfection of any lien or security interest in any collateral or any delay by any Secured Party in perfecting any such lien or security interest. Each Guarantor acknowledges that no Secured Party has made any representations to such Guarantor with respect to Borrowers, any other Loan Party or otherwise in connection with the execution and delivery by such Guarantor of this Agreement and no Guarantor is in any respect relying upon any Secured Party or any statements by any Secured Party in connection herewith.

(e) Each Guarantor hereby irrevocably and unconditionally waives and relinquishes any right to revoke its guaranty hereunder that such Guarantor may now have or hereafter acquire. Each Guarantor expressly waives, to the fullest extent permitted by law, the effect of any statute of limitations or other limitations on any actions under this Guaranty or any document related hereto or thereto. To the fullest extent permitted by Applicable Law, each Guarantor waives notice of any adverse change in the financial condition of any Borrower or other Loan Party, or of any other fact or condition that might increase such Guarantor’s risk hereunder. Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of Borrowers, the other Loan Parties, and of all other circumstances bearing upon the risk of nonpayment of the Obligations, and agrees that no Secured Party has, nor shall any Secured Party at any time hereafter have, any duty to advise any Guarantor of information known to any Secured Party regarding such condition or any such circumstances. In the event any Secured Party, in its sole discretion, undertakes, at any time or from time to time, to provide any such information to any Guarantor, no Secured Party shall be under any obligation (i) to provide any such information to any Guarantor on any subsequent occasion, (ii) to undertake any investigation, or (iii) to disclose any information which, pursuant to its commercial finance practices, such Secured Party wishes to maintain confidential. Each Guarantor acknowledges and agrees that no Secured Party has made any warranties or representations with respect to the legality, validity, enforceability or collectibility of the Obligations or any Liens held by any Secured Party in connection therewith.

(f) Without limiting the generality of any other waiver or other provision set forth herein:

(i) in accordance with Section 2856 of the California Civil Code, each Guarantor hereby irrevocably and unconditionally waives all rights and defenses arising out of an election of remedies by Secured Parties, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for any Obligation, has destroyed any Guarantor’s rights of subrogation and reimbursement against Borrowers or any other Loan Party by operation of Section 580d of the California Code of Civil Procedure or otherwise;

(ii) in accordance with Section 2856 of the California Civil Code, each Guarantor waives all rights and defenses that such Guarantor may have because the Obligations are secured by real property, which means that, among other things: (A) Secured Parties may collect from each Guarantor without first foreclosing on any real or personal property collateral pledged by any Borrower or other Loan Party; and (B) if any Secured Party forecloses on any real property Collateral pledged by any Borrower or other Loan Party: (1) the amount of the Obligations may be reduced only by the price for which that Collateral is sold at the foreclosure sale, even if the Collateral is worth more than the sale price and (2) the Secured Parties may collect from each Guarantor even if any Secured Party, by foreclosing on the real property Collateral, has destroyed any right any Guarantor may have to collect from any Borrower or other Loan Party; and

(iii) each Guarantor hereby irrevocably and unconditionally waives and relinquishes, to the maximum extent such waiver or relinquishment is permitted by Applicable Law, any and all rights, claims and defenses arising directly or indirectly under Sections 2787 through 2855, inclusive, of the California Civil Code and Sections 580a, 580b, 580c, 580d and 726 of the California Code of Civil Procedure or any similar laws of any other jurisdiction.

The provisions of this Section 17.2(f) are included out of an abundance of caution and are not to be deemed to alter the choice of law provision in this Agreement or otherwise imply that any Law of the State of California apply to this Agreement or any provisions hereof.

17.3. Repayment or Recovery. If the incurrence or payment of the Obligations by any Loan Party or any other Person or the transfer to any Secured Party of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of Title 11 of the United States Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if any Secured Party is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that such Secured Party is required or elects to repay or restore, and as to all costs, expenses, and attorney’s fees of such Secured Parties related thereto, the liability of each Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made and any Liens held by any Secured Party previously released or terminated with respect to any Collateral shall be reinstated as of the date on which such Secured Party repays or restores such Voidable Transfer. The provisions of this Section 17.3 will be and remain effective notwithstanding any contrary action which may have been taken by any Guarantor in reliance upon such payment, and any such contrary action so taken will be without prejudice to any Secured Parties’ rights hereunder and will be deemed to have been conditioned upon the provisions of this Section 17.3.

17.4. Enforceability of Obligations. To the extent permitted by Applicable Law, (a) no modification, limitation or discharge of the Obligations arising out of or by virtue of any bankruptcy, reorganization or similar proceeding for relief of debtors under federal or state law will affect, modify, limit or discharge any Guarantor’s liability in any manner whatsoever and this guaranty will remain and continue in full force and effect and will be enforceable against each Guarantor to the same extent and with the same force and effect as if any such proceeding had not been instituted (b) each Guarantor waives all rights and benefits which might accrue to it by reason of any such proceeding and will be liable to the full extent hereunder, irrespective of any modification, limitation or discharge of the liability of any Loan Party that may result from any such proceeding and (c) each Guarantor expressly waives the effect of any statute of limitations or other limitations on any actions under this Guaranty.

17.5. [Reserved].

17.6. Subrogation and Subordination. Until the Termination Date, each Guarantor hereby (a) expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Guarantor may now or hereafter have against any Loan Party or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Loan Parties’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of the guaranty hereunder, and (b) agrees that all obligations owing by any Borrower or other Loan Party to such Guarantor are subordinated in right of payment to the Obligations and, if notified by Agent, no Guarantor shall accept any payment of any such obligations or exercise any right or remedy with respect thereto.

[remainder of page intentionally blank; signature pages follow]

Each of the parties has signed this Agreement as of the day and year first above written.

BORROWERS:	VIANT TECHNOLOGY LLC

	By:	/s/ Tim Vanderhook
	Name:	Tim Vanderhook
	Title:	Chief Executive Officer

VIANT US LLC

	By:	/s/ Tim Vanderhook
	Name:	Tim Vanderhook
	Title:	Chief Executive Officer

ADELPHIC LLC

	By:	/s/ Tim Vanderhook
	Name:	Tim Vanderhook
	Title:	Chief Executive Officer

MYSPACE LLC

	By:	/s/ Tim Vanderhook
	Name:	Tim Vanderhook
	Title:	Chief Executive Officer

Signature Page to Revolving Credit and Security Agreement and Guaranty

AGENT AND SOLE INITIAL	PNC BANK, NATIONAL ASSOCIATION,
LENDER:

	By:	/s/ Christopher Calice
	Name:	Christopher Calice
	Title:	Vice President

Revolving Commitment Percentage: 100%
Revolving Commitment Amount: $40,000,000

Signature Page to Revolving Credit and Security Agreement and Guaranty